UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
Amendment No. 2

GENERAL FORM FOR REGISTRATION OF SECURITIES
UNDER SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

NATIVE AMERICAN ENERGY GROUP, INC.
(Exact Name of Registrant as specified in its charter)

Delaware	65-0777304
(State of Incorporation)	(IRS Employer ID No.)

108-18 Queens Blvd., Suite 901
Forest Hills, NY 11375
(Address of principal executive offices)

(718) 408-2323
 (Registrant’s telephone number, including area code)

Copies to:
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Tel: (732) 409-1212
Fax: (732) 577-1188

Securities to be Registered Under Section 12(b) of the Act: None

Securities to be Registered Under Section 12(g) of the Act:

Common Stock, $0.001 Par Value
Title of each class to be so registered

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting Company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non Non-accelerated filer	☐	Smaller reporting Company	☒

Table of Contents

The cross-reference table below identifies where the items required by Form 10 can be found in the statement.

Item No.	Item Caption	Page
1	Business	1
1A	Risk Factors	11
2	Financial Information	33
3	Properties	40
4	Security Ownership of Certain Beneficial Owners and Management	41
5	Directors and Executive Officers	42
6	Executive Compensation	44
7	Certain Relationships and Related Transactions, and Director Independence	46
8	Legal Proceedings	47
9	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	48
10	Recent Sale of Unregistered Securities	50
11	Description of Registrant’s Securities to be Registered	52
12	Indemnification of Directors and Officers	53
13	Financial Statements and Supplementary Data	F-1
	Financial Statements for the Six Months Ended June 30, 2010)	F-1
	Consolidated Balance Sheets – June 30, 2010 (Unaudited) and December 31, 2009	F-3
	Unaudited Consolidated Statements of Operations – Three and Six Months Ended June 30, 2010 and June 30, 2009 and for the period from January 18, 2005 (date of inception) to June 30, 2010	F-4
	Unaudited Consolidated Statement of Stockholders’ (Deficit) Equity for the period from January 18, 2005 (date of inception) to June 30, 2010	F-5 – F-6
	Unaudited Consolidated Statements of Cash Flows – Six Months Ended June 30, 2010 and June 30, 2009 and from the period January 18, 2005 (date of inception) to June 30, 2010	F-7
	Notes to the Unaudited Consolidated Financial statements	F-8 – F-22
	Financial Statements for the Fiscal Years Ended December 31, 2009 and 2008
	Report of Independent Registered Public Accounting Firm	F-1
	Consolidated Balance Sheets as of December 31, 2009 and 2008	F-2
	Consolidated Statements of Operations for the years ended December 31, 2009, 2008 and from the period January 18, 2005 (date of inception) to December 31, 2009	F-3
	Consolidated Statement of Stockholders’ Equity for the period from January 18, 2005 (date of inception) to December 31, 2009	F-4 – F-5
	Consolidated Statements of Cash Flows for the year ended December 31, 2009, 2008 and from the period January 18, 2005 (date of inception) to December 31, 2009	F-6
	Notes to Consolidated Financial Statements. (December 31, 2009 and 2008)	F-7 – F-22
14	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure	55
15	Financial Statements and Exhibits	55

EXPLANATORY NOTE

You should rely only on the information contained in this registration statement or in a document referenced herein. We have not authorized anyone to provide you with any other information that is different. You should assume that the information contained in this registration statement is accurate only as of the date hereof except where a different specific date is set forth.

As used in this registration statement, unless the context otherwise requires, the terms the “Company,” “we,” “us,” “our,” “NAEG,” or “NAGP” refer to Native American Energy Group, Inc., a Delaware corporation, and our wholly owned subsidiaries, NAEG Alaska Corporation and NAEG CBM Operations, LLC.

FORWARD-LOOKING STATEMENTS

Except for statements of historical fact, some information in this document contains “forward-looking statements” that involve substantial risks and uncertainties. You can identify these forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would” or similar words. The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. Further, we urge you to be cautious of the forward-looking statements which are contained in this registration statement because they involve risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. The factors listed in the sections captioned “Risk Factors” and “Description of Business,” as well as other cautionary language in this registration statement, and events in the future may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements. The occurrence of any of the events described as risk factors or other future events could have a material adverse effect on our business, results of operations and financial position. Since our common stock is considered a “penny stock,” we are ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this registration statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission (the “SEC”). You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.

Our Internet website address is http://www.nativeamericanenergy.com. Information contained in our website does not constitute part of this registration statement. When this registration statement is effective, we will make available, through a link to the SEC’s Web site, electronic copies of the materials we file with the SEC (including our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders, and amendments to those reports). To receive paper copies of our SEC filings, please contact us by mail addressed to Investor Relations, Native American Energy Group, Inc., 108-18 Queens Blvd., Suite 901, Forest Hills, New York 11375 or by calling us at (718) 408-2323.

ITEM 1. BUSINESS.

General Information

Our business address is 108-18 Queens Blvd., Suite 901, Forest Hills, New York 11375. Our Internet website address is www.nativeamericanenergy.com. The information contained in, or that can be accessed through, our website is not part of this registration statement.

History

Native American Energy Group, Inc. (the “Company,” “we,” “us,” “our,” “Native American Energy Group,” “NAEG,” “NAGP” or “NVMG”) was originally organized under the laws of the State of Nevada on January 25, 2005 under the name Halstead Energy Corporation (“Halstead”). On January 25, 2005, its name was changed to Native American Energy Group, Inc.

Native American Energy Group traded on the Pink Sheets OTC Market under the symbol ‘NVMG’ from February 2005 through the date of an SEC-imposed trading halt on March 13, 2008. When management investigated the matter, it discovered that a Houston attorney representing NAEG since around January 2005 had taken unauthorized actions, and that such actions had been the root cause of questions that were later to be raised regarding the adequacy and accuracy of information pertaining to the Company’s status as a publicly-traded company.

Subsequent research during 2008 revealed that while management initially received a public listing and symbol in January 2005, a Form 15c-211 had never been legitimately filed on behalf of Native American Energy Group by the Company’s attorney, nor, apparently, did he seek the consent of defunct Halstead Energy Corporation to use its name, CUSIP number and ticker symbol as we understood is required by Nevada law.  At the time of the name change, management knew that an inactive Company had been previously assigned a CUSIP number and ticker symbol that we used, but believed that our attorney had obtained the necessary consents and approvals for us to use such name and CUSIP number. Halstead had filed for bankruptcy in 1997 and we relied on our attorney to determine that Halstead was indeed defunct.  As a result, and completely unbeknownst to management, certain shares of common stock of the inactive and defunct Halstead became commingled with the new, validly issued shares of Native American Energy Group that were being quoted on the Pink Sheets under the symbol ‘NVMG’. On March 13, 2008, the SEC suspended trading in the securities of 26 companies, including the security, NVMG, of Native American Energy Group based on the belief that our Company was involved in usurping the identity of a defunct or inactive publicly-traded corporation using a tactic known as ‘corporate hijacking.’

As the SEC stated, in conducting the corporate hijacking, certain persons appeared to have incorporated each of the 26 companies using the same name as a then defunct or inactive publicly-traded corporation. These same persons appeared to have usurped the CUSIP numbers and ticker symbols assigned to the defunct or inactive corporations' publicly-traded securities for use by the newly-incorporated entities. They then appear to have obtained new CUSIP numbers and ticker symbols in lieu of the old ones, also for use of the newly incorporated entities, by apparently representing falsely that they were duly authorized officers, directors, or agents of the original publicly-traded corporation.

The SEC halted trading in order to inform the public that the SEC believed that the identity of the named publicly traded companies had been hijacked several years ago, and it allowed the companies that were identified in the action, which includes NAEG, time to respond with documentation and to resolve any issues of compliance. Management has accounted for all ‘unaccounted shares’ of Halstead, which equaled 30 shares after splits and adjustments.  To date, management has redeemed 10 Halstead shares and currently has 20 shares unaccounted for.  Previous shareholders of Halstead have turned in their certificates of the defunct company in exchange for shares of Native American Energy Group.  Management has taken the responsibility for redemption of these shares in an effort to eliminate any further liability of the Company regarding this matter to organizations and regulatory agencies, such as the SEC, Financial Industry Regulatory Authority (FINRA), and the Depository Trust & Clearing Corporation (DTCC).  Other than the 20 unaccounted for shares to be redeemed, the Company believes that there are no valid claims against Native American Energy Group by any former Halstead shareholders or creditors.

As the result of the above events, when the suspension was lifted on the NVMG security on March 28, 2008, no live quotations were allowed to be made for the Company's common stock by any broker or dealer who had not completed NASD Form 211 and filed it with the SEC Compliance Section.

The Company completed a reverse merger transaction with Flight Management International, Inc., a Delaware corporation incorporated on November 1, 1996 and trades under the symbol ‘FMGM,’ in October 2009 in order to be quoted on the Pink Sheets and provide a clear trading market for our shareholders.  Simultaneous with the merger, FMGM changed its name to Native American Energy Group, Inc. and applied to the Financial Industry Regulatory Authority (“FINRA”) to change its symbol from ’FMGM’ to ‘NAGP’, which was granted.   In addition, FINRA de-listed the Company’s former security trading under the symbol ’NVMG’ as per the Plan of Merger and Merger Agreement. All shareholders of the Company prior to the merger received .0001 new share of the post-merger company for 1 old share of the Company prior to the merger (i.e., a 1 for 10,000 ratio).

As of the date of this filing, our common stock is quoted on the Pink Sheets Electronic OTC Market (“Pink Sheets”) under the trading symbol ‘NAGP.’ Our wholly owned subsidiaries, NAEG Alaska Corporation (“NAEG Alaska”) (formerly Fowler Oil & Gas Corporation), a Delaware corporation incorporated in January 2005, and NAEG CBM Operations LLC (“NAEG CBM”) (formerly Fowler Oil & Gas Alaska, LLC), an Alaskan limited liability company incorporated in August 2006, are our operating entities in Alaska. We acquired NAEG Alaska and NAEG CBM, effective on December 31, 2007. We do not own equity interests in any other entities.

Company Overview

Native American Energy Group, Inc. has its principal place of business in New York and specializes in oil, natural gas and small wind power generation systems.

NAEG is a development-stage energy resource development and management company. The Company has no current field operations and had only modest field operations in the past three years. The Company has three principal projects: development of oil & gas interests in the Williston Basin, development of coal-bed methane natural gas (“CBM”) in the Cook Inlet Basin in Alaska, and the implementation of vertical axis wind turbine power generation technology for the production of clean, cost-efficient green energy throughout the USA, including Alaska and all U.S. Native American Indian reservations.

Historically, the Company has been in the process of developing several energy projects. This has included the acquisition of oil and natural gas properties in Montana and Alaska, respectively. The Company has had limited oil & gas operations on Native American and non-Native American lands in Montana and Alaska. NAEG intends to continue with that geographic focus. The Company’s Alaska operations are conducted through wholly-owned subsidiaries NAEG Alaska Corporation and NAEG CBM Operations LLC.

We believe there are opportunities to acquire properties that formerly produced oil and gas that can be redeveloped for profitable operation using newer production techniques. We presently do not have employees engaged in the daily operations and drilling of wells. In the near future, we do not anticipate hiring additional professionals or others to evaluate, drill or operate our wells. We expect to hire independent contractors to perform these functions on a project-by-project basis.

The Company has limited financial resources available, which has had an adverse impact on the Company's activities and operations. At present, we hope to fund the development of future wells, expenditures for exploration and development, general administrative costs, and possible entrance into strategic arrangements with a third parties by raising capital through the sale of equity or equity- related securities or borrowing money from stockholders. We also plan to continue funding our development by issuing shares to acquire services that we need to commence operations. There can be no assurance that additional funds will be available to us on favorable terms, if at all. If adequate funds are not available within the next 12 months, we may be required to curtail our operations significantly or to obtain funds through entering into arrangements with collaborative partners or others that may require us to relinquish rights to certain of our assets that we would not otherwise relinquish.

Oil and Natural Gas Properties

Oil and Gas Properties, Wells, Operations, and Acreage

Our oil and gas properties are comprised of the following:

Beery 2-24 & Beery 22-24 – These wells are situated on 320 acres (N/2 of Sec.24-23N-49E) in McCone County, Montana. We established a new tank battery facility at the Beery 22-24 well site due to fire damage caused by a lightning strike of the old facility prior to our acquisition of the lease. Both wells were flow tested for production status. The Beery lease is in compliance with the Montana Oil & Gas Commission as of Sept. 15, 2010.

Wright 5-35 –This well is located on 160 acres (SW NW of Sec.35-24N-46E) in McCone County, Montana. Due to the length of time out of production, all surface equipment was inspected and the well itself was serviced. Swab test results confirmed that oil production was commercially viable in November 2008.

Sandvick 1-11 – This well is located on 160 acres (SW NW of Sec.11-31N-44E) in McCone County, Montana. Inspection of the lease revealed that a heater treater and two storage tanks were missing for operational status. A leak around the wellhead was repaired and well testing was performed. This lease was in compliance with the Montana Oil & Gas Commission as of Sept. 15, 2010.

Cox 7-1 – This well is located on 80 acres (NE NE/4 of Sec.7-29N-50E) in Roosevelt County, Montana. An initial inspection of the lease revealed that the tank battery and heater treater needed to be redesigned. A water tank was moved to the storage tank area. The well was serviced and swab tested over a two-day period.

Lustre 7A – This well is located on 160 acres (C SW SW of Sec.33-31N-44N) in Valley County, Montana. An inspection of the production facility revealed numerous problems to be addressed. We installed a propane supply line to the heater treater, replaced the water dump valve and pressure gauges, and serviced the well itself. We recovered 400 barrels of oil during swab testing of the well.  This lease is in compliance with the Montana Oil & Gas Commission as of Sept. 15, 2010.

Kircher Unit Lease – 840 Acres in Palmer, Alaska (Mat-Su Valley) - In June 2008, the Company contracted AMAQ Excavating out of Palmer, Alaska to construct the drilling pad and access road leading to the drill site for the Kircher Unit Pilot Well. The construction was completed in July 2008. The well site is ready for drilling operations.

Undeveloped Resources – Values for Native Americans

Native Americans (in both the lower 48 states and Alaska) own vast reserves of a wide assortment of minerals, including oil, gas, coal and valuable minerals. Much of this potential energy has gone undeveloped over the decades for a variety of reasons, including a lack of communication and distrust of potential development partners, as well as established tribal reasons to maintain lands in an undeveloped state. It is well established that, outside of the federal government itself, Native American reservations are the largest mineral owners in the United States.

Relationship with Native American Groups

The Company has dedicated a substantial portion of its mission statement to the development of a conscientious and responsible relationship with Native American tribes. We believe that attractive arms-length mineral development arrangements can be reached with a large number of Native American tribes once a level of mutual trust and understanding is reached between the parties. That mutual trust and understanding has long been lacking between energy companies and such groups. Over the past years, NAEG’s founders have familiarized themselves with the various Native American tribes, their cultures, organizational structures, protocols and customs.

Oil Industry - Overview

The price of oil is a function of oil’s supply and demand, among other factors. Throughout 2008 and 2009, oil prices swung materially as demand contracted in light of the global recession. Demand for oil in North America is projected to stabilize following its contraction of an expected 1.4 million barrels per day (mb/d) in 2009, according to the U.S. Energy Information Administration (“EIA”).

According to U.S. EIA’s Short-Term Energy Outlook, dated October 13, 2010, West Texas Intermediate (“WTI”) crude oil spot prices averaged $75 per barrel in September but rose above $80 at the end of the month and into early October as expectations of higher oil consumption pushed up prices.  EIA has raised the average fourth quarter 2010 forecasted WTI spot price to $79 per barrel compared with $77 per barrel in last month's Outlook. WTI spot prices are projected to rise to $85 per barrel by the fourth quarter of next year.  Projected WTI prices average $78 per barrel in 2010 and $83 per barrel in 2011. The report can be accessed at the following link:
http://www.eia.doe.gov/emeu/steo/pub/contents.html

Diagram #1

Montana Oil Operations – Williston Basin

Since January 2005, NAEG has acquired oil & gas leases on and around the Fort Peck Indian Reservation in the Williston Basin. Such leases include historically producing oil & gas wells that were shut-in or abandoned since the 1950’s by major oil companies such as Exxon, Chevron, Devon and Continental. The wells were abandoned due to depressurization, paraffin, production falling below commercial levels at that time, termination of previous oil & gas leases by the tribal governments due to improper development and various economical reasons, most commonly, declining oil prices. The Company has acquired approximately 3,000 acres in Montana, which includes acreage over the Bakken formation. The Company owns its own Workover and Well Servicing Rig, which is used to re-work, service and drill shallow wells. Its standby field team includes fabricators, welders, machinists, heavy equipment operators, derrickmen, floor hands, roughnecks and rig operators, all of which are independent contractors. In addition, its team has extensive leasing experience on both Native American and non-Native American lands and facilitates all leasing activities internally.  The terms of the oil & gas leases are typically 5 years and are automatically extended as long as any oil or gas is being sold off the lease or if there is an agreement or understanding with the landowner to extend the lease due to permitting, delayed development or production.

Alaska Coal Bed Methane Gas Operations - Overview

Methane gas is usually present in areas where coal is concentrated. Therefore, we explore areas where there are known coal resources because such areas have an increased likelihood of containing methane gas.  The Matanuska-Susitna (“Mat-Su”) Valley in Alaska is known for its significant coal reserves. Coal reserves in the area are larger than those in the prolific Powder River Basin of the United States. Estimated Alaska coal resources are largely in cretaceous and tertiary rocks distributed in three major provinces: Northern Alaska-Slope, Central Alaska-Nenana, and Southern Alaska-Cook Inlet. Cretaceous resources, predominantly bituminous coal and lignite, are in the Northern Alaska-Slope coal province. Most of the tertiary resources, mainly lignite to sub-bituminous coal with minor amounts of bituminous and semi-anthracite coals, are in the other two provinces.

History of CBM Development in Alaska

The Company’s Coal Bed Methane (“CBM”) development program follows a controversial and ultimately unsuccessful attempt by Evergreen Resources, Inc. (NYSE:EVG), a Colorado based oil & gas company (“Evergreen”), to drill for coal bed methane in the Matanuska Susitna Borough in 2004. In 2004, Evergreen was awarded coal bed methane mineral rights on nearly 300,000 acres from the State without any notification to private individuals who owned the surface rights to some of the same acreage. Additionally, Evergreen’s development proposal contemplated a denser well spacing of one per 20 acres, which when coupled with the conventional fracturing drilling method, triggered public concerns of tremendous land surface disruption and environmental damage. In the face of insurmountable public criticism and opposition to their drilling proposal, Evergreen relinquished the mineral rights back to the State and abandoned its proposed drilling program.

As a direct result of the failed Evergreen coal bed methane drilling initiative, the Matanuska Susitna Borough Assembly adopted some of the strictest regulations for coal bed methane drilling in the country. The new ordinance limits well density, requires setbacks from private homes and public schools, and establishes rigorous public notification requirements, including a mandatory public hearing.

Strategic Approach

Evergreen’s mistakes and their apparent disregard for the Mat-Su Borough’s environmental concerns led to distrust of outside energy companies. In light of such developments, NAEG decided to apply its experience with building close-knit relationships with Native American communities to the Mat-Su Valley. In January 2005, the Company’s principals formed the Company’s wholly owned subsidiary, NAEG Alaska Corporation (formerly Fowler Oil and Gas Corp). For the past 5 years, the Company has built relationships with the local residents and government agencies of the Mat-Su Borough, as well as the State of Alaska. In June 2007, with encouragement from the Mat-Su Borough, NAEG applied for a drilling permit with the Mat-Su Borough Planning Commission, to drill for CBM gas on its initial pilot well situated on 840 acres. Over 1,000 letters were mailed to residents living in the area, and a public hearing of the Borough was held on October 2, 2007. The permit was approved at that hearing. In addition, the State held their public hearing on January 15, 2008, and the Company’s State Permit was approved by the Alaska Oil & Gas Conservation Commission (“AOGCC”) on February 25, 2008. The Company has received support from both State and borough governments regarding the development of CBM in the Mat-Su Valley because, in addition to its environmental sensitivity, it will address the dwindling shortage of gas and provide revenue for the State and borough as well. Diagram #2 below depicts a multi-stacked lateral plan to reduce the sites’ footprint.

Strategic Positioning

On June 3, 2008, the U.S. Department of Energy approved two more years of natural gas exports from Alaska’s Cook Inlet to Asia. The approval was in response to a request from Nikiski Liquefied Natural Gas (“LNG”) plant owners ConocoPhillips (“Conoco”) and Marathon to extend the plant’s export license for two years, from April 1, 2009 to March 31, 2011. The companies will be exporting 98.1 billion cubic feet of liquefied natural gas to Japan or other Pacific Rim countries during this time. Due to Conoco’s LNG exporting license renewal and the dwindling supply of natural gas in the Cook Inlet, we believe that NAEG is well positioned for the future.

Initial CBM Development

The Company’s plan includes a horizontal drilling method combined with a down-hole waste water disposal system perfected by Baker Hughes that will (i) dramatically decrease the gas recovery time, (ii) eliminate the need for multiple surface well heads and allow for the use of smaller, less environmentally-intrusive pumping mechanisms and (iii) eliminate waste water re-surfacing disposal problems that often accompany more conventional drilling methods. The horizontal drilling method enables a single vertical well to be drilled approximately 4,000 feet below the surface with multiple subsurface lateral wells reaching approximately 2,500 feet horizontally into the coal seams.  Geological and mechanical risks associated with horizontal drilling are significant, and while this multi-lateral strategy could dramatically enhance reserve and production potential for this location, the Company can make no assurances with respect to estimated reserves, production rates, timelines, etc. for any oil and gas project. Certain of these and other risks are set out in more detail under the heading, ITEM 1A. RISK FACTORS, RISKS RELATED TO OUR BUSINESS AND THE NATURAL GAS AND OIL INDUSTRY.

Diagram #2

Diagram provided by Scientific Drilling Inc.

Permits

In October 2007, our wholly-owned subsidiary, NAEG CBM Operations, received a permit and approval to drill its first unitized well, which is called the Kircher Unit, consisting of 840 acres. This is the first coal bed methane gas drilling permit ever issued under the new coal bed methane drilling ordinance implemented by the Mat-Su Borough. In November 2007, the state permit application was filed and eventually approved on February 25, 2008 after a public hearing held on January 15, 2008. We have already posted our oil & gas surety bonds with the AOGCC for $100,000, and with the Mat-Su Borough for $50,000. Further, an access road and drilling pad has already been built in the area. The access road is presently unpaved and was constructed using gravel as a temporary measure in order to allow for heavy drilling equipment to access the well-site.  After the completion of the well, we will re-apply with the Department of Transportation for the permit to complete the paving process. The Mat-Su Borough permit will become null and void on October 1, 2012 if the project is not initiated by then. The state drilling permit approved on February 28, 2008 expired on February 28, 2010 because the project was not initiated within the two year time period prescribed. Per our communication with the AOGCC, we have been informed that as long as we still have a valid Mat-Su Borough drilling permit, the AOGCC will renew our application for another two years. Although we will be required to re-submit the application with the same information that was provided in our initial application, the AOGCC informed us that it would not be subject to the intense review process that our application underwent back in 2007 to 2008.

Gas Market

There is a severe natural gas shortage in the Cook Inlet area, where the supply of natural gas has been dwindling in recent years. The area’s annual production of 207 billion cubic feet of natural gas is moving in the direction of under-production rather than the projected annual market requirements.

Gas Purchasers

We began discussions with Conoco Phillips, Agrium and Chugach Electric in 2008 and have not had any discussions with them since June 2008. We expect to resume discussions in the near future once we have a more definitive timeline for commencement of production post drilling and completion of the Kircher Unit.

Delivery

All of the coal bed methane gas wells to be drilled are near the Enstar Gas pipeline, a common carrier pipeline regulated by the Public Utilities Commission, through which all commercial purchasers of natural gas in the Cook Inlet area, such as Chugach Electric and ConocoPhillips, access their natural gas supplies.

Wind Energy Division – Overview

In February 2007, Native American Energy Group entered into an exclusive technology and distribution rights agreement for proprietary vertical axis wind turbines created by Windaus Energy, Inc. of Brantford, Ontario. The total acreage covered under the original license agreement was approximately 112,000,000 acres, equivalent to 5% of the total U.S. land mass including the entire State of New York.

2010 Amendment to Windaus Agreement – NAEG Acquires Rights to the Entire United States, including Native American Indian Lands:

In March, 2010, we executed an amendment to our original agreement with Windaus Energy Inc., whereby we acquired exclusive manufacturing, marketing, sales, sublicensing and distribution rights to bring Windaus’ proprietary, highly advanced Vertical Axis Wind Turbine Energy Systems to the entire U.S. market including all Native American Indian lands and reservations with boundaries established by treaty, statute, and/or executive or court order, and that are recognized by the U.S. Federal Government as territory in which American Indian tribes and U.S. federally recognized tribes have jurisdiction. These American Indian lands included Rancherias, Pueblos, Indian Colonies, Alaska Native Villages and lands owned by Alaska Native Corporations (together, the “Territory”). Prior to the amendment, the license agreement only covered the state of New York and all Native American Indian lands and reservations in the U.S.  As per the amended agreement, the Territory now equals approximately 2.3 billion acres, and the license applies to all wind turbine products and systems developed by Windaus Energy Inc. currently and in the future. Our license agreement is for a term of the earlier of (i) 30 years from the original effective date of February 17, 2007 and (ii) such date as is mutually agreed by the parties. Under the license agreement, Windaus Energy Inc. receives a 3.5% royalty on gross sales of their products, which we pay quarterly, and, as the result of the amendment, 15% of all sub-licensing fees received by the Company from any of its sub-licensors in the future.  As consideration for the original license, we were given until December 31, 2007 to pay $30,000 in cash and until December 31, 2009 to issue twenty million shares of common stock.  For the amendment, we paid $500,000 in cash, and 2,000,000 shares of our common stock in lieu of $2,000,000. We intend to manufacture these turbines in the United States at various manufacturing facilities to be established per our plan of action post-certification in accordance with certain standards maintained by Underwriters Laboratories (“UL”) and the American Wind Energy Association (“AWEA”), which we are in the process of achieving.

Windaus’ Vertical Axis Wind Turbine Design

Windaus’ wind energy turbine utilizes wind coming from any direction to produce electrical power, both on and off the grid for use by individual homeowners, small businesses, commercial industries, institutions, utility companies, farms, schools, government buildings, apartment complexes, industrial sites, communication towers, military facilities and Native American lands with on-shore/off-shore applications.

NAEG is Engaged in Three Segments of Wind Power Generation

1.
Wind Community Development: Build small to large-scale wind farms jointly owned by Native American Indian communities, small town local communities, farm owners and our Company. We will connect to the general utility electric grid to produce clean, environmentally-sound wind power for use by the electric power industry. Our goal is to build a network of community-owned wind power systems across the United States.

2.
Single Unit Distribution: Build a wind turbine system to produce electrical power, both on and off the grid, for use by individual homeowners, small businesses, commercial industry, institutions, utility companies, schools, government buildings, apartment complexes, industrial sites, communication towers and military facilities.

3.
Manufacturing: Having acquired the manufacturing rights for the Windaus Turbines to be manufactured in the United States,  strategically establish directly and through sale and issuance of sublicenses and distributorships various manufacturing facilities throughout the United States in key regional locations. We also intend to form partnerships with Native American tribes which will also allow for employment opportunities for tribal members. As a result, such partnerships qualify for various grant funding opportunities from the Office of Indian Energy and the Department of Energy.

Energy Industry and Market Overview

Electricity does not store well. As a result, utilities typically generate power in an on-demand basis, ramping up electricity generation when energy demand rises, and cutting back when demand falls. According to the EIA’s Annual Energy Review 2007, the U.S. electric power industry is in transition as it moves toward a competitive environment in the wholesale and retail markets. Competitive markets are expected to encourage investments in new electric generating capacity to meet growing customer needs. These evolving markets are also expected to ensure that sufficient future capacity will exceed the projected peak demand. The extra capacity is needed to act as a buffer against unexpected increases in customer demands and losses of generating supply due to events like equipment outages, which might cause electricity blackouts. Storing electricity is extremely inefficient with existing technology, making it difficult for utilities to bank energy against a time of sudden demand. The demand, however, has dramatically increased in just the last decade due to an extraordinary spurt technologically. Significant new capacity for the generation of electricity will be required to meet anticipated demand. The EIA has also stated that nearly half of all electricity produced in the United States was generated by coal, which is the largest source of carbon dioxide in the atmosphere. Other major sources of electricity in 2007 were natural gas (21%), nuclear (19%) and hydropower (6%). Wind power accounted for nearly 1% of electricity production in the United States. According to the review, the amount of electricity generated from coal in the United States increased 72% between 1980 and 2007, and is projected to be 51% higher in 2025 than in 2002 based on the EIA’s Outlook of 2004 with Projections to 2025. These and other independent government and trade publications cited are readily available to the public on the Internet free of charge.

While a majority of world consumption is currently based on non-renewable resources such as petroleum, coal, natural gas and uranium, renewable energy such as wind power is beginning to rapidly increase in market share. Wind power provides several benefits to the environment. Wind powered turbines operate without emitting greenhouse gases and provides the lowest greenhouse gas lifecycle emissions of any power technology. Further, wind power provides electricity without a carbon footprint.

Reason for Lack of Market in Past Years

Although small wind turbines have had great potential to serve increasing demands for distributed generation and can provide a cost-effective solution for many homes, farms, schools and other end-users, several obstacles have hindered greater adoption, including:

•	Performance specifications are not standardized, and manufacturer reports are optimistic and inconsistent;

•	Consumers do not have user-friendly tools to compare turbines or accurately estimate energy performance; and

•	Consumers and agencies providing financial incentives need greater assurance of safety, functionality, and durability to justify investments.

Small turbine ratings, on which most incentive programs are based, vary by as much as 40% between programs. The most effective approach to surmounting these hurdles is through a standardized certification process with easy-to-understand labels that allow consumers to make “apples-to-apples” comparisons of different small wind turbines. While international certification programs are in place, a more affordable and appropriate option is needed for the North American small wind turbine market.

The Beginning of Change

In 2006, a group of individuals and government entities, all with an interest in the development of a North American small wind market, recognized the need for a body that would independently verify the performance of small wind turbines. As a result, that group subsequently established the Small Wind Certification Committee Working Group (“SWCCWG”), which consisted of more than 60 entities, including the major small wind turbine manufacturers, representatives from a number of U.S. states and Canada, as well as universities and key experts.

Through 2006 and 2007, the SWCCWG compiled a comprehensive organization plan for the Small Wind Certification Council (“SWCC”), an independent certification body. Such plan contained the market research that demonstrated the need, the mission statement, description of services to be provided, board directors, staff and their functions, funding and marketing plans, timelines and other information.

In early 2008, the SWCC moved on to the next stage of its development when it elected its first board of directors and began to hire staff.  The SWCC began to accept certification applications in February 2010.  We intend to submit an application to the SWCC post completion of our testing under the American Wind Energy Association (“AWEA”) standard unless the Nationally Recognized Testing Laboratory becomes approved to certify the wind turbine in addition to testing it in accordance with the AWEA standard.

The Purpose of the Small Wind Certification Council

The SWCC certifies whether or not small wind turbines meet or exceed the performance and durability requirements of the AWEA) Small Wind Turbine Performance and Safety Standards. This certification provides a common North American standard for reporting turbine energy and sound performance, and helps small wind technology gain mainstream acceptance.

The SWCC provides certified turbines easy-to-understand labels for Rated Annual Energy Output, Rated Power, and Rated Sound Level. The label also confirms that the turbine meets durability and safety requirements. As turbines are certified, SWCC’s web directory will include power curves, annual energy performance curves and measured sound pressure levels for each model certified. With certification labels, consumers can compare products and funding agencies and utilities will gain greater confidence that small turbines installed with public assistance have been tested for safety, function, performance and durability and that the turbines meet requirements of consensus standards. Certification also helps prevent unethical marketing and false claims, thereby ensuring consumer protection and industry credibility.

As part of its certifying function, the SWCC determines the test reporting requirements. Manufacturers applying for certification test their turbines to the AWEA Small Wind Standard. SWCC does not conduct tests, but verifies and certifies test results submitted by testing organizations. The SWCC began to accept Notices of Intent to Submit an Application in February 2010.

The Company intends to submit an application to SWCC post completion of its testing under the AWEA standard unless the Nationally Recognized Testing Laboratory becomes approved to certify the wind turbine in addition to testing it in accordance with the AWEA standard.

Community Wind Farm Development

The United States government has recognized that the promotion and funding of alternative energy is a necessity, not a luxury. Therefore, government incentives have increased and the demand for wind energy in the United States has grown rapidly. We believe that the demand for community development will increase. There are very few companies that have actually completed and put into operation community wind projects.  As we expect the demand to grow, we intend to develop turn-key wind farm communities systems across the United States.

NAEG’s team will initiate and implement current feasibility studies, project designs, formation of required land rights agreements to accommodate turbine placement on each project’s specific land, transmission interconnection studies, design and agreements with independent system operators (“ISOs”) and utilities, negotiation and execution of power purchase agreements, arrangement of equity and debt project financing, construction oversight and services, project commissioning, and wind farm operations and maintenance. In addition, we plan to provide general consulting services to help farmers and communities evaluate possible community wind farm projects and initiate their development. We plant to often take on the entire development process, including all of the services outlined above. Through the community wind approach, we plan to involve land owners and the local community by establishing a limited liability company that extends ownership to the participants along with the initial equity investor. We also plan to find financing, secure a contract with a utility to buy the electricity produced, purchase the equipment and contract for the construction of the system, and arrange for operation of the wind farm.

NAEG’s mindset is to capitalize on the data that demonstrates certain flaws in the already existing projects to develop more effective community wind farms in new locations throughout United States, utilizing the already existing information, such as acceptable wind resources, suitable transmission access and an appropriate regulatory framework, which we believe will provide acceptable power purchase agreements and long-term utility agreements more effectively than our competitors.

New Legislation, Permitting Guidelines and Energy Incentives - “Green” Light for NAEG Wind Products

Beginning in 2009, a growing number of states adopted green energy incentives, laws and permitting guidelines for installation of wind and solar products in their respective states. In December 2009, the AWEA adopted the AWEA 9.1 Small Wind Turbine Performance & Safety Standard (the “AWEA Standard”), which allows Nationally Recognized Testing Labs (“NRTLs”) to test the product and certify it in accordance with specific guidelines. Prior to this, there was no standard for testing and certification of small wind turbines. The AWEA Standard is in compliance with the American National Standards Institute (“ANSI”) Essential Requirements. Standards developed under the AWEA Standards Development Procedures are intended to be eligible for adoption as American National Standards. In addition, many states and municipalities have begun adopting the AWEA Standard in order to allow certified and listed turbines to be installed on various structures, such as the rooftops of single-family homes, businesses, farms, institutions, schools, government buildings, and apartment & office buildings, and “architecturally integrate” them into new building design plans, industrial sites, and military and communications systems.

Certification of NAEG Wind Turbines by Nationally Recognized Testing Laboratory (NRTL)

NAEG has already begun the process of certification by a NRTL to test and certify the wind turbine products manufactured by Windaus in accordance with Underwriters Laboratories’ Standards as well as the AWEA Standard.  Our license & distribution agreement with Windaus (the “Windaus Agreement”) provides that Windaus may furnish the Company with wind turbines manufactured in Canada for re-sale and distribution in the United States.  We intend to utilize the Windaus Agreement to re-sell and distribute wind turbines until we are capable of manufacturing our own wind turbines.

Market Development - Wind Farm Applications throughout United States

Another aspect of wind farms is the sale of the excess electricity generated to the local utilities as they are mandated by state law to purchase excess electricity from renewable energy generators. We intend to create a small-scale wind farm and begin selling “green energy” to targeted utility companies in New York. Once this pilot farm is developed, we plan to engage in various partnerships to build wind farms across the United States on Native American lands, thereby creating revenue streams for both the tribes and NAEG.

Rooftop Installations in Metropolitan Cities

As a result of the stimulus package, New York State and all other major metropolitan cities have access to a significant amount of stimulus funds for the implementation of renewable energy systems in their cities. NAEG wind energy products include small wind turbines based on spiral-shaped blades mounted on a vertical axis that can be installed on New York City building rooftops, making such buildings less energy-grid dependent.

Pilot Project – Rooftop Installation in Brooklyn, New York

NAEG management is currently in the planning process for a rooftop installation consisting of four wind turbines on a new development in Brooklyn, which will debut the technology in an urban rooftop setting. Our management is working closely with an architectural firm, building owners and development consultants to ensure a successful installation. Groundbreaking for construction is anticipated in March 2010 and will provide for citywide exposure in the five boroughs of New York City. We are part of a team collaborating with city officials, councilmen and various city agencies, including the Department of Buildings and the Metropolitan Transit Authority. If we do not receive our secondary financing or have our manufacturing facility operational by the time the rooftop is constructed and ready for turbine installation, we will obtain the turbines directly from Windaus as provided by our license agreement.

Establishment of Manufacturing Facility in New York

NAEG will establish a facility to begin manufacturing its three-foot and six-foot wind turbines. Manufactured turbines will initially be sold on the retail level while we are actively pursuing joint ventures, such as the leasing of rooftop spaces in New York City and open land in the suburban areas of Long Island and upstate New York for wind farm development. We will also explore the possibility of moving our offices above the same facility used for our manufacturing operations, and further, powering the facility using our wind turbines from a rooftop installation. This will allow potential end-users and wind farm partners to visit the corporate offices for visual presentations, tour the manufacturing facility and see firsthand how the turbines operate and generate power throughout a constructed building. It will also provide an on-site exhibit of the connection to the electric grid and demonstrate the net-metering process, whereby electricity is sold back to the utility.

Employees

As of December 23, 2010 , the Company had four full-time employees.

Reports to Security Holders.

1.	The Company is not required to deliver an annual report to security holders, and at this time does not anticipate the distribution of such a report.

2.	The Company plans to be a reporting company and file with the SEC reports as required under the Exchange Act and comply with the requirements of the Exchange Act.

3.
The public may read and copy any materials the Company files with the SEC in the SEC’s Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

ITEM 1A. RISK FACTORS.

RISKS RELATED TO OUR BUSINESS AND THE WIND ENERGY INDUSTRY AND NATURAL GAS AND OIL INDUSTRY, OUR FINANCIAL CONDITION AND COMMON STOCK.

OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A “GOING CONCERN.” ACCORDINGLY, THERE IS SIGNIFICANT DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

As of June 30, 2010, we had an accumulated deficit of $17,070,992 . A significant amount of capital will be necessary to advance the development of our projects to the point at which they will become commercially viable, and these conditions raise substantial doubt about our ability to continue as a going concern.

Our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements as of December 31, 2009. These financial statements do not include any adjustments that might result from the uncertainty as to whether we will continue as a “going concern”. Our ability to continue status as a “going concern” is dependent upon our generating cash flow sufficient to fund operations.   If we continue incurring losses and fail to achieve profitability, we may have to cease our operations. Our business plan may not be successful in addressing these issues.

WE HAVE GENERATED SUBSTANTIAL NET LOSSES AND NEGATIVE OPERATING CASH FLOWS SINCE OUR INCEPTION AND EXPECT TO CONTINUE TO DO SO AS WE BEGIN TO DEVELOP AND CONSTRUCT OUR FUTURE ENERGY PROJECTS.

We have generated substantial net losses and negative operating cash flows from operating activities since our operations commenced. We had accumulated losses of approximately $17,070,992 from our inception through June 30, 2010 .

We expect that our net losses will continue and our cash used in operating activities will grow during the next several years, as compared with prior periods, as we increase our development activities, including oil & gas well drilling, construction of wind farms and manufacturing of our wind turbine productions for sale. Energy projects, including wind farms and oil & gas drilling, typically incur operating losses prior to commercial operation at which point the projects begin to generate positive operating cash flow. We also expect to incur additional costs, contributing to our losses and operating uses of cash, as we incur the incremental costs of operating as a fully reporting public company. Our costs may also increase due to factors such as higher than anticipated financing and other costs; non-performance by third-party suppliers or subcontractors; increases in the costs of labor or materials; and major incidents or catastrophic events. If any of those factors occurs, our losses could increase significantly and the value of our common stock could decline. As a result, our net losses and accumulated deficit could increase significantly.

WE DO NOT HAVE SUFFICIENT CASH ON HAND. IF WE DO NOT GENERATE SUFFICIENT REVENUES FROM SALES, AMONG OTHER FACTORS, WE WILL BE UNABLE TO CONTINUE OUR OPERATIONS.

We estimate that within the next 12 months, we will need to raise substantial capital for operations because we do not have sufficient cash on hand to meet this requirement. Although we are seeking additional sources of debt or equity financing, there can be no assurances that we will be able to obtain any additional financing. We recognize that if we are unable to generate sufficient revenues or obtain debt or equity financing, we will not be able to earn profits and may not be able to continue operations.

There is limited history upon which to base any assumption as to the likelihood that we will prove to be successful, and we may not be able to generate enough operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

WE HAVE A LIMITED OPERATING HISTORY. IF WE ARE NOT SUCCESSFUL IN CONTINUING TO GROW THE BUSINESS, THEN WE MAY HAVE TO SCALE BACK OR EVEN CEASE ONGOING BUSINESS OPERATIONS.

We have no history of revenues from operations. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Operations will be subject to all the risks inherent in the establishment of a developing enterprise, such as difficulties in commercializing our wind energy products, and the uncertainties arising from the absence of a significant operating history. We may be unable to sign customer contracts or operate on a profitable basis. If the business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment.

OUR LEVEL OF INDEBTEDNESS REDUCES OUR FINANCIAL AND OPERATIONAL FLEXIBILITY, AND OUR LEVEL OF INDEBTEDNESS MAY INCREASE.

As of June 30, 2010, the principal amount of our total indebtedness was $1,899,625, which is comprised of $838,281 (see “Note 7 – Accounts Payable & Accrued Expenses” in the financial statements for the period ended June 30), $521,634 in loans payable (see “Note 9 – Loans Payable” in the financial statements for the period ended June 30), and $539,710 in notes payable (see “Note 8 – Notes Payable” in the financial statements for the period ended June 30). Our level of indebtedness affects our operations in several ways, including the following:

•	A significant portion of our cash flow may be used to service our indebtedness;

•	A high level of debt increases our vulnerability to general adverse economic and industry conditions;

•
Covenants contained in future agreements governing future financing may limit our ability to borrow additional funds, dispose of assets, pay dividends, sell common shares below certain prices or make certain investments;

•	A high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes; and

•
A default under any future debt financing covenants could result in required principal payments that we may not be able to meet, resulting in higher penalty interest rates and/or debt maturity acceleration.

We may incur additional debt, including significant additional secured indebtedness, in order to make future acquisitions or to develop our properties. A higher level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, natural gas and oil prices and financial, business and other factors will affect our future oil & gas operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flow to pay the interest on our debt and future working capital and/or borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

FAILURE TO CURE DEFAULTED OBLIGATIONS COULD RESULT IN BANKRUPTCY PROCEEDING.

We are currently in default with respect to the following debt and have the following outstanding balances as of June 30, 2010:  (i) secured note payable having an outstanding balance of $10,109; (ii) secured note payable having an outstanding balance of $14,788; (iii) secured note payable having an outstanding balance of $6,312, (iv) secured note payable having an outstanding balance of $37,001; (v) note payable having an outstanding balance of $471,500, (vi) loan payable having an outstanding balance of $130,000 and guaranteed by certain Company officers; and (vii) various loans payable having an outstanding balance of $391,634. There can be no assurance that we will be able to cure or be given the opportunity to cure the default. Failure to do so may  result in the Company having to initiate proceedings (e.g., file a petition of involuntary bankruptcy) to foreclose on any collateral securing the debt. Even if the debt is not secured by collateral, debt holders may still sue for bankruptcy to ensure that the Company’s assets are used to repay the debt.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING, BUSINESS OPERATIONS WILL BE HARMED, AND IF WE DO OBTAIN ADDITIONAL FINANCING THEN EXISTING SHAREHOLDERS MAY SUFFER SUBSTANTIAL DILUTION.

We anticipate that we will need to raise substantial capital to fund our operations for the next twelve months, depending on revenue, if any, from operations. Additional capital will be required to effectively support the operations and otherwise implement overall business strategy. We currently do not have any contracts or commitments for additional financing. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail and possibly cease operations. Any additional equity financing may involve substantial dilution to then existing shareholders.

BECAUSE WE ARE SMALL AND DO NOT HAVE MUCH CAPITAL, WE MAY HAVE TO LIMIT BUSINESS ACTIVITY.

Because we are small and do not have much capital, we may have to limit our business activity. As such, we may not be able to complete the sales and marketing efforts required to drive our sales.

THE LOSS OF ONE OR MORE MEMBERS OF OUR SENIOR MANAGEMENT OR KEY EMPLOYEES MAY ADVERSELY AFFECT OUR ABILITY TO IMPLEMENT OUR STRATEGY.

We depend on our experienced management team and the loss of one or more key executives could have a negative impact on our business.  Our success depends to a significant extent upon the continued services of Mr. Joseph G. D’Arrigo, Chairman, Chief Executive Officer and President, and Raj S. Nanvaan, Chief Financial Officer and Chief Operating Officer. The loss of the services of Messrs. D’Arrigo or Nanvaan could have a material adverse effect on our growth, revenues, and prospective business. Such individuals do not have employment agreements with the Company and could leave us with little or no prior notice. We do not have “key person” life insurance policies covering any of our employees.

In order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and company personnel having experience in the small wind turbine business. Competition for qualified individuals is intense. Additionally, because the wind industry is relatively new, there is a scarcity of top-quality employees with experience in the wind industry,,including qualified technical personnel with significant experience in the design, development, manufacture, and sale of our wind turbines and construction of wind farms, and we may face challenges hiring and retaining these types of employees

We also depend on our ability to retain and motivate key employees and attract qualified new employees. There can be no assurance that we will be able to retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms. If we lose a member of the management team or a key employee, we may not be able to replace him or her. Integrating new employees into our management team and training new employees with no prior experience in the wind industry could prove disruptive to our operations, require a disproportionate amount of resources and management attention and ultimately prove unsuccessful. An inability to attract and retain sufficient technical and managerial personnel could limit or delay our development efforts, which could have a material adverse effect on our business, financial condition and results of operations.

WE NEED TO ESTABLISH AND MAINTAIN REQUIRED DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROLS OVER FINANCIAL REPORTING AND TO MEET THE PUBLIC REPORTING AND THE FINANCIAL REQUIREMENTS FOR OUR BUSINESS, WHICH WILL BE TIME CONSUMING FOR OUR MANAGEMENT.

Our management has a legal and fiduciary duty to establish and maintain disclosure controls and control procedures in compliance with the securities laws, including the requirements mandated by the Sarbanes-Oxley Act of 2002. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. Because we have limited resources, we may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting, and other disclosure controls and procedures. In addition, the attestation process by our independent registered public accounting firm is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accounting firm. If we cannot assess our internal control over financial reporting as effective or provide adequate disclosure controls or implement sufficient control procedures, or our independent registered public accounting firm is unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

RISKS RELATED TO OUR BUSINESS AND THE WIND ENERGY INDUSTRY

BECAUSE OUR CURRENT EXECUTIVE OFFICERS AND DIRECTORS DO NOT HAVE SIGNIFICANT EXPERIENCE IN THE WIND POWER BUSINESS, INVESTORS CANNOT RELAY ON OUR OFFICERS AND DIRECTORS AS BEING EXPERTS IN THE WIND POWER BUSINESS.

At present, we have only four executive officers, namely Joseph D’Arrigo, who is our President and CEO, Raj Nanvaan, who is our CFO and COO, Richard Ross, who is our Corporate Secretary and CCO, and Tony Johnson, who is our Chief Geologist and Petroleum Engineer. None of Messrs.. D’Arrigo, Nanvaan, Ross or Johnson has any prior experience in the wind power business.  All business decisions made will be made in reliance on the advice of others due to this lack of expertise.

IF WE ARE UNABLE TO SUCCESSFULLY ACHIEVE BROAD MARKET ACCEPTANCE OF OUR WIND TURBINE SYSTEMS, WE MAY NOT BE ABLE TO GENERATE ENOUGH REVENUES IN THE FUTURE TO ACHIEVE OR SUSTAIN PROFITABILITY.

We are dependent on the successful commercialization of our wind turbine systems. The market for small wind turbines is at an early stage of development. The market for our systems is unproven. The technology may not gain adequate commercial acceptance or success for our business plan to succeed.

IF WE CANNOT ESTABLISH AND MAINTAIN RELATIONSHIPS WITH DISTRIBUTORS, WE MAY NOT BE ABLE TO INCREASE REVENUES.

In order to increase our revenues and successfully commercialize our wind turbine systems, we must establish and maintain relationships with potential distributors. A reduction, delay or cancellation of orders from one or more significant customers could significantly reduce our revenues and could damage our reputation among our potential customers.

IF WE CANNOT ASSEMBLE A LARGE NUMBER OF OUR WIND TURBINE SYSTEMS, WE MAY NOT MEET ANTICIPATED MARKET DEMAND OR OUR PRODUCT COMMERCIALIZATION SCHEDULE.

To be successful, we will have to manufacture and assemble our wind turbine systems in large quantities at acceptable costs while preserving high product quality and reliability. If we cannot maintain high product quality on a large scale, our business will be adversely affected. We may encounter difficulties in scaling up production of our systems, including problems with the supply of key components.  Even if we are successful in developing our assembly capability, we do not know whether we will do so in time to meet our product commercialization schedule or satisfy the requirements of our customers.

IF WE EXPERIENCE QUALITY CONTROL PROBLEMS OR SUPPLIER SHORTAGES FROM POTENTIAL SUPPLIERS, OUR REVENUES AND PROFIT MARGINS MAY SUFFER.

Our dependence on third-party suppliers for components of our wind turbine systems involves several risks, including limited control over pricing, availability of materials, quality and delivery schedules. Any quality control problems or interruptions in supply with respect to one or more components or increases in component costs could materially adversely affect our potential customer relationships, revenues and profit margins.

WE HAVE A LIMITED OPERATING HISTORY IN THE WIND ENERGY INDUSTRY AND POTENTIALLY RAPID GROWTH MAY MAKE IT DIFFICULT FOR US TO MANAGE THIS DIVISION OF OUR BUSINESS EFFICIENTLY.

There is limited history to use to evaluate our wind energy business. You should consider our potential prospects in light of the risks and uncertainties growing companies encounter in rapidly evolving industries such as ours. Also, potentially rapid growth may make it difficult for us to manage our wind energy business efficiently or effectively manage our capital expenditures and control our costs, including general and administrative costs. These challenges could have a material adverse effect on our business, financial condition and results of operation.

IF WE CANNOT EFFECTIVELY MANAGE OUR INTERNAL GROWTH, OUR POTENTIAL BUSINESS PROSPECTS, REVENUES AND PROFIT MARGINS MAY SUFFER.

If we fail to effectively manage our internal growth in a manner that minimizes strains on our resources, we could experience disruptions in our operations and ultimately be unable to generate revenues or profits. We expect that we will need to significantly expand our operations to successfully implement our business strategy. As we add manufacturing, marketing, sales and installation and build our infrastructure, we expect that our operating expenses and capital requirements will increase. To effectively manage our growth, we must continue to expend funds to improve our operational, financial and management controls and our reporting systems and procedures. In addition, we must effectively expand, train and manage our employee base. If we fail in our efforts to manage our internal growth, our prospects, revenue and profit margins may suffer.

WE COMPETE AGAINST OTHER SMALL WIND TURBINE TECHNOLOGIES. COMPETITION IN OUR MARKET MAY RESULT IN PRICING PRESSURES, REDUCED MARGINS OR THE INABILITY OF OUR SYSTEMS TO ACHIEVE MARKET ACCEPTANCE.

We compete against several companies seeking to address the small wind turbine market. We may be unable to compete successfully against our current and potential competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance. The current level of market penetration for small wind turbines is relatively low and as the market increases, we expect competition to grow significantly. Our competition may have significantly more capital than we do and as a result, they may be able to devote greater resources to take advantage of acquisition or other opportunities more readily.

IF WE CANNOT EFFECTIVELY ESTABLISH AND INCREASE OUR SALES AND MARKETING CAPABILITIES FOR OUR WIND ENERGY PRODUCTS, WE MAY NOT BE ABLE TO REALIZE REVENUES.

We need to develop our sales and marketing capabilities to support our commercialization efforts. If we fail to establish and increase our marketing and sales force, we may not be able to enter new or existing markets. Failure to recruit, train and retain new sales personnel, or the inability of our new sales personnel to effectively market and sell our systems, could impair our ability to gain market acceptance of our wind turbine systems.

IF WE ENCOUNTER UNFORESEEN PROBLEMS WITH THE UNITS, IT MAY INHIBIT OUR SALES AND EARLY ADOPTION OF OUR PRODUCT.

Any unforeseen problems relating to the units operating effectively in the field could have a negative impact on adoption, future shipments and our operating results.

WE DEPEND HEAVILY ON FEDERAL, STATE AND LOCAL GOVERNMENT SUPPORT FOR RENEWABLE ENERGY, ESPECIALLY WIND PROJECTS.

We depend heavily on government policies that support renewable energy and enhance the economic feasibility of developing wind energy projects. The federal government and all state governments in which we intend to operate or into which we sell power provide incentives that support the sale of energy from renewable sources, such as wind.

The Internal Revenue Code, as amended, provides a production tax credit (“PTC”) for each kWh of energy generated by an eligible resource. Under current law, an eligible wind facility placed in service prior to the end of 2012 may claim the PTC. The PTC is a credit claimed against the income of the owner of the eligible project.

PTC eligible projects are also eligible, in lieu of the PTC, for an investment tax credit (“ITC”) of 30% of the eligible cost-basis. The same placed-in-service deadline of December 31, 2012 applies for purposes of the ITC. The ITC is also a credit claimed against the income of the owner of the eligible project.

The American Recovery and Reinvestment Act of 2009 (“ARRA”) created a grant administered by the U.S. Treasury that provides for a cash payment of the amount an eligible project whose construction began in 2010 would otherwise be able to claim under the ITC. In addition, there are various programs for loan guarantees. See Business - New Legislation, Permitting Guidelines and Energy Incentives - “Green” Light for NAEG Wind Products.

In addition to federal incentives, we rely on state incentives that support the sale of energy generated from renewable sources, including state adopted renewable portfolio standards (RPS) programs. Such programs generally require that electricity supply companies include a specified percentage of renewable energy in the electricity resources serving a state or purchase credits demonstrating the generation of such electricity by another source. However, the legislation creating such RPS requirements usually grants the relevant state public utility commission the ability to reduce electric supply companies’ obligations to meet the RPS requirements in certain circumstances. If the RPS requirements are reduced or eliminated, this could result in our receiving lower prices for our power and in a reduction in the value of our Renewable Energy Credits (“RECs”), which could have a material adverse effect on us. See Business - New Legislation, Permitting Guidelines and Energy Incentives - “Green” Light for NAEG Wind Products.

We will depend heavily on these programs to finance the various wind farm projects throughout the United States. If any of these incentives are adversely amended, eliminated, subjected to new restrictions, not extended beyond their current expiration dates, or if funding for these incentives is reduced, it would have a material adverse effect on our ability to obtain financing. A delay or failure by federal departments to administer these programs in a timely and efficient manner could also have a material adverse effect on our financing.

While certain federal, state and local programs and policies promote renewable energy and additional legislation is regularly being considered that would enhance the demand for renewable energy, policies may be adversely modified, legislation may not pass or may be amended and governmental support of renewable energy development, particularly wind energy, may not continue or may be reduced. If governmental authorities do not continue supporting, or reduce their support for, the development of wind energy projects, our revenues may be adversely affected, our economic return on certain projects may be reduced, our financing costs may increase, it may become more difficult to obtain financing, and our business and prospects may otherwise be adversely affected.

MOST OF THE REVENUE FROM OUR WIND ENERGY DIVISION WILL COME FROM SALES OF ELECTRICITY AND RENEWABLE ENERGY CREDITS, WHICH ARE SUBJECT TO MARKET PRICE FLUCTUATIONS.  THERE IS ALSO A RISK OF A SIGNIFICANT, SUSTAINED DECLINE IN THEIR MARKET PRICES. SUCH A DECLINE MAY MAKE IT MORE DIFFICULT TO DEVELOP OUR WIND FARM PROJECTS.

We may not be able to develop our projects economically if there is a significant, sustained decline in market prices for electricity or Renewable Energy Credits (“RECs”) without a commensurate decline in the cost of turbines and the other capital costs of constructing wind energy projects. Electricity prices are affected by various factors and may decline for many reasons that are not within our control. Such factors include changes in the cost or availability of fuel, regulatory and governmental actions, changes in the amount of available generating capacity from both traditional and renewable sources, changes in power transmission or fuel transportation capacity, seasonality, weather conditions and changes in demand for electricity. In addition, other power generators may develop new technologies or improvements to traditional technologies to produce power that could increase the supply of electricity and cause a sustained reduction in market prices for electricity and RECs. If governmental action or conditions in the markets for electricity or RECs cause a significant, sustained decline in the market prices of electricity or those attributes without an offsetting decline in the cost of turbines or other capital costs of wind energy projects, we may not be able to develop and construct our pipeline of development projects or achieve expected revenues, which could have a material adverse effect on our business, financial condition and results of operations.

THE PRODUCTION OF WIND ENERGY DEPENDS HEAVILY ON SUITABLE WIND CONDITIONS. IF WIND CONDITIONS ARE UNFAVORABLE OR BELOW OUR ESTIMATES, OUR ELECTICITY PRODUCTION, AND THEREFORE OUR REVENUES, MAY BE SUBSTANTIALLY BELOW OUR EXPECTATIONS.

The electricity produced and revenues generated by a wind energy project depend heavily on wind conditions, which are variable and difficult to predict. Operating results for projects vary significantly from period to period depending on the windiness during the periods in question. We base our decisions about which sites to develop in part on the findings of long-term wind and other meteorological studies conducted in the proposed area, which measure the wind’s speed, prevailing direction and seasonal variations. Actual wind conditions, however, may not conform to the measured data in these studies and may be affected by variations in weather patterns, including any potential impact of climate change. Therefore, the electricity generated by our projects may not meet our anticipated production levels or the rated capacity of the turbines located there, which could adversely affect our business, financial condition and results of operations. If the wind resources at a project are below the average level we expect, our rate of return for the project would be below our expectations and we would be adversely affected. Projections of wind resources also rely upon assumptions about turbine placement, interference between turbines and the effects of vegetation, land use and terrain, which involve uncertainty and require us to exercise considerable judgment. We or our consultants may make mistakes in conducting these wind and other meteorological studies. Any of these factors could cause us to develop sites that have less wind potential than we had expected, or to develop sites in ways that do not optimize their potential, which could cause the return on our investment in these projects to be lower than expected.

If our wind energy assessments turn out to be wrong, our business could suffer a number of material adverse consequences, including:

•	our energy production and sales may be significantly lower than we predict;

•	any future hedging arrangements may be ineffective or more costly;

•
we may not produce sufficient energy to meet future commitments to sell electricity or RECs and, as a result, we may have to buy electricity or RECs on the open market to cover our obligations or pay damages; and

•
our projects may not generate sufficient cash flow to make payments of principal and interest as they become due on any future project-related debt, and we may have difficulty obtaining financing for future projects.

NATURAL EVENTS MAY REDUCE ENERGY PRODUCTION BELOW OUR EXPECTATIONS.

A natural disaster, severe weather or an accident that damages or otherwise adversely affects any of our operations could have a material adverse effect on our business, financial condition and results of operations. Lightning strikes, icing, earthquakes, tornados, extreme wind, severe storms, wildfires and other unfavorable weather conditions or natural disasters could damage or require us to shut down our turbines or related equipment and facilities, impeding our ability to maintain and operate our facilities and decreasing electricity production levels and our revenues. Operational problems, such as degradation of turbine components due to wear or weather or capacity limitations on the electrical transmission network, can also affect the amount of energy we are able to deliver. Any of these events, to the extent not fully covered by insurance, could have a material adverse effect on our business, financial condition and results of operations.

OPERATIONAL PROBLEMS MAY REDUCE ENERGY PRODUCTION BELOW OUR EXPECTATIONS.

Spare parts for wind turbines and key pieces of electrical equipment may be hard to acquire or unavailable to us. Sources for some significant spare parts and other equipment are located outside of North America. If we were to experience a shortage of or inability to acquire critical spare parts, we could incur significant delays in returning facilities to full operation. In addition, we may not hold spare substation main transformers. These transformers are designed specifically for each wind energy project, and the current lead time to receive an order for this type of equipment is over eight months. If we had to replace any future substation main transformers, we could be unable to sell electricity from the affected wind energy project until a replacement is installed. That interruption to our business might not be fully covered by insurance.

WE FACE COMPETITION PRIMARILY FROM OTHER RENEWABLE ENERGY SOURCES AND, IN PARTICULAR, OTHER WIND ENERGY COMPANIES.

We believe our primary competitors are developers and operators focused on renewable energy generation,  specifically wind energy companies. Renewable energy sources, including wind, biomass, geothermal and solar, currently benefit from various governmental incentives such as PTCs, ITCs, cash grants, loan guarantees, Renewable Portfolio Standard (“RPS”) programs and accelerated tax depreciation. Changes in any of these incentives could significantly disadvantage wind energy generators like us compared with other renewable energy sources. Further, the energy industry is rapidly evolving and highly competitive. A reduction in demand for energy from renewable sources or our failure to identify and adapt to new technologies could have a material adverse effect on our business, financial condition and results of operations.

We will compete with other wind energy companies primarily for sites with good wind resources that can be built in a cost-effective manner. We will also compete for access to transmission or distribution networks. Because the wind energy industry in the United States is at an early stage, we will also compete with other wind energy developers for the limited pool of personnel with requisite industry knowledge and experience. Furthermore, in recent years, there have been times of increased demand for wind turbine related components, causing turbine suppliers to have difficulty meeting the demand. If these conditions return in the future, component manufacturers may give priority to other market participants, including our competitors, who may have resources greater than ours.

We compete with other renewable energy companies (and energy companies in general) for the financing needed to pursue our development plan. Once we have developed a project and put a project into operation, we may compete on price if we sell electricity into power markets at wholesale market prices. Depending on the regulatory framework and market dynamics of a region, we may also compete with other wind energy companies, as well other renewable energy generators, when we bid on or negotiate for a long-term power purchase agreement (“PPA”).

WE WILL ALSO COMPETE WITH TRADITIONAL ENERGY COMPANIES.

We will also compete with traditional energy companies. For example, depending on the regulatory framework and market dynamics of a region, we also compete with traditional electricity producers when we bid on or negotiate for a long-term PPA. Furthermore, technological progress in traditional forms of electricity generation (including technology that reduces or sequesters greenhouse gas emissions) or the discovery of large new deposits of traditional fuels could reduce the cost of electricity generated from those sources or make them more environmentally friendly, and as a consequence reduce the demand for electricity from renewable energy sources or render existing or future wind energy projects uncompetitive. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

THE GROWTH OF OUR BUSINESS DEPENDS ON LOCATING AND OBTAINING CONTROL OF SUITABLE OPERATING SITES.

Wind energy projects require wind conditions that are found in limited geographic areas and, within these areas, at particular sites. These sites must also be suitable for construction of an energy project, including related roads and operations and maintenance facilities. Further, projects must be interconnected to electricity transmission or distribution networks. Once we have identified a suitable operating site, obtaining the requisite land rights (including access rights, setbacks and other easements) requires us to negotiate with landowners and local government officials. These negotiations can take place over a long time, are not always successful and sometimes require economic concessions not in our original plans. The property rights necessary to construct and interconnect our projects must also be insurable and otherwise satisfactory to our financing counterparties. In addition, our ability to obtain adequate property rights is subject to competition from other wind energy developers. If a competitor or other party obtains land rights critical to our project development efforts that we are unable to resolve, we could incur losses as a result of development costs for sites we do not develop, which we would have to write off. If we are unable to obtain adequate property rights for a project, including its interconnection, that project may be smaller in size or potentially unfeasible. Failure to obtain insurable property rights for a project satisfactory to our financing counterparties would preclude our ability to obtain third-party financing and could prevent ongoing development and construction of that project.

 NEGATIVE PUBLIC OR COMMUNITY RESPONSE TO WIND ENERGY PROJECTS IN GENERAL OR OUR PROJECTS SPECIFICALLY CAN ADVERSELY AFFECT OUR ABILITY TO DEVELOP OUR WIND FARM PROJECTS.

Negative public or community response to our wind energy projects can adversely affect our ability to develop, construct and operate our projects. This type of negative response can lead to legal, public relations and other challenges that impede our ability to meet our development and construction targets, achieve commercial operations for a project on schedule, address the changing needs of our projects over time, and generate revenues. Some projects being developed by our competitors have been the subject of administrative and legal challenges from groups opposed to wind energy projects in general or concerned with potential environmental, health or aesthetic impacts, impacts on property values or the rewards of property ownership, or impacts on the natural beauty of public lands. In the future, we also expect this type of opposition as we develop and construct our future projects. An increase in opposition to our requests for permits or successful challenges or appeals to permits issued to us could materially adversely affect our future development plans. If we are unable to develop, construct and operate the production capacity that we expect from our future development projects in our anticipated timeframes, it could have a material adverse effect on our business, financial condition and results of operations.

WE NEED GOVERNMENTAL APPROVAL AND PERMITS TO CONTSTRUCT AND OPERATE OUR PROJECTS. ANY FAILURE TO PROCURE AND/OR MAINTAIN NECESSARY PERMITS WOULD ADVERSELY AFFECT ONGOING DEVELOPMENT, CONSTRUCTION AND CONTINUING OPERATION OF OUR PROJECTS.

The design, construction and operation of wind energy projects are highly regulated, require various governmental approvals and permits, including environmental approvals and permits, and may be subject to the imposition of related conditions that vary by jurisdiction. In some cases, these approvals and permits require periodic renewal, which we may not be able to successfully obtain. We cannot predict whether all permits required for a given project will be granted or whether the conditions associated with the permits will be achievable. The denial of a permit essential to a project or the imposition of impractical conditions would impair our ability to develop the project. In addition, we cannot predict whether the permits will attract significant opposition or whether the permitting process will be lengthened due to complexities and appeals. Delay in the review and permitting process for a project can impair or delay our ability to develop that project or increase the cost so substantially that the project is no longer attractive to us. In the future, we may experience delays in developing our future projects due to delays in obtaining non-appealable permits. If we were to commence construction in anticipation of obtaining the final, non-appealable permits needed for a project, we would be subject to the risk of being unable to complete the project if all the permits were not obtained. If this were to occur, we would likely lose a significant portion of our investment in the project and could incur a loss as a result. Any failure to procure and maintain necessary permits would adversely affect ongoing development, construction and continuing operation of our projects.

OUR DEVELOPMENT ACTIVITIES AND OPERATIONS ARE SUBJECT TO NUMEROUS ENVIRONMENTAL, HEALTH AND SAFETY LAWS AND REGULATIONS.

We are subject to numerous environmental, health and safety laws and regulations in each of the jurisdictions in which we intend to operate. These laws and regulations will require us to obtain approvals and maintain permits, undergo environmental impact assessments and review processes and implement environmental, health and safety programs and procedures to control risks associated with the citing, construction, operation and decommissioning of wind energy projects. For example, to obtain permits we could be required to undertake expensive programs to protect and maintain local endangered species. If such programs are not successful, we could be subject to penalties or to revocation of our permits. In addition, permits frequently specify permissible sound levels.

If we do not comply with applicable laws, regulations or permit requirements, we may be required to pay penalties or fines or curtail or cease operations of the affected projects. Violations of environmental and other laws, regulations and permit requirements, including certain violations of laws protecting migratory birds and endangered species, may also result in criminal sanctions or injunctions.

Environmental, health and safety laws, regulations and permit requirements may change or become more stringent. Any such changes could require us to incur materially higher costs than we have incurred to date. Our costs of complying with current and future environmental, health and safety laws, regulations and permit requirements, and any liabilities, fines or other sanctions resulting from violations of them, could adversely affect our business, financial condition and results of operations.

OWNERSHIP AND OPERATION OF REAL PROPERTY AND DISPOSAL OF HAZARDOUS WASTE COULD RESULT IN OUR BEING LIABLE FOR ENVIRONMENTAL ISSUES.

Certain environmental laws impose liability on current and previous owners and operators of real property for the cost of removal or remediation of hazardous substances. These laws often impose liability even if the owner or operator did not know of, or was not responsible for, the release of such hazardous substances. They can also assess liability on persons who arrange for hazardous substances to be sent to disposal or treatment facilities when such facilities are found to be contaminated. Such persons can be responsible for cleanup costs even if they never owned or operated the contaminated facility. In addition to actions brought by governmental agencies, private plaintiffs may also bring claims arising from the presence of hazardous substances on a property or exposure to such substances. Any liabilities arising any future releases of, or exposure to, hazardous substances may adversely affect our business, financial condition and results of operations.

WE WILL RELY ON TRANSMISSION LINES AND OTHER TRANSMISSION FACILITIES THAT ARE OWNED AND OPERATED BY THIRD PARTIES. WHEREVER WE DEVELOP OUR OWN GENERATOR LEADS, WE WILL BE EXPOSED TO TRANSMISSION FACILITY DEVELOPMENT AND CURTAILMENT RISKS, WHICH MAY DELAY AND INCREASE THE COSTS OF OUR PROJECTS OR REDUCE THE RETURN TO US ON THOSE INVESTMENTS.

We will depend on electric transmission lines owned and operated by third parties to deliver the electricity we generate. Some of our projects may have limited access to interconnection and transmission capacity because there can be many parties seeking access to the limited capacity that may be available. We may not be able to secure access to this limited interconnection or transmission capacity at reasonable prices or at all. Moreover, a failure in the operation by third parties of these transmission facilities could result in our losing revenues because such a failure could limit the amount of electricity we deliver. In addition, our production of electricity may be curtailed due to third-party transmission limitations, reducing our revenues and impairing our ability to capitalize fully on a particular project’s potential. Such a failure could have a material adverse effect on our business, financial condition and results of operations.

In certain circumstances, we may develop our own generator leads in the future from our projects to available electricity transmission or distribution networks when such facilities do not already exist. In some cases, these facilities may cover significant distances. To construct such facilities, we need approvals, permits and land rights, which may be difficult or impossible to acquire or the acquisition of which may require significant expenditures. We may not be successful in these activities, and our projects that rely on such generator lead development may be delayed, have increased costs or not be feasible. Our failure in operating these generator leads could result in lost revenues because it could limit the amount of electricity we are able to deliver. In addition, we may be required by law or regulation to provide service over our facilities to third parties at regulated rates, which could constrain transmission of our power from the affected facilities, or we could be subject to additional regulatory risks associated with being considered the owner of a transmission line.

WE MAY BE UNABLE TO CONSTRUCT OUR WIND ENERGY PROJECTS ON TIME, AND OUR CONSTRUCTION COSTS COULD INCREASE TO LEVELS THAT MAKE A PROJECT TOO EXPENSIVE TO COMPLETE OR MAKE THE RETURN ON OUR INVESTMENT IN THAT PROJECT LESS THAN EXPECTED.

There may be delays or unexpected developments in completing our future wind energy projects, which could cause the construction costs of these projects to exceed our expectations. We may suffer significant construction delays or construction cost increases as a result of a variety of factors, including, without limitation,:

•	failure to manufacture turbines on the required schedule;

•	failure to receive other critical components and equipment, including batteries, that meet our design specifications on schedule;

•	failure to complete interconnection to transmission networks;

•	failure to obtain all necessary rights to land access and use;

•	failure to receive quality and timely performance of third-party services;

•	failure to secure and maintain environmental and other permits or approvals;

•	appeals of environmental and other permits or approvals that we obtain;

•	failure to obtain capital to develop our planned wind farm projects;

•	shortage of skilled labor;

•	inclement weather conditions;

•	adverse environmental and geological conditions; and

•	force majeure or other events out of our control.

Any of these factors could give rise to construction delays and construction costs in excess of our expectations. This could prevent us from completing construction of a project, cause defaults under any potential financing agreements or under PPAs that require completion of project construction by a certain time, cause the project to be unprofitable for us, or otherwise impair our business, financial condition and results of operations.

OUR USE AND ENJOYMENT OF REAL PROPERTY RIGHTS FOR OUR FUTURE WIND FARM PROJECTS MAY BE ADVERSELY AFFECTED BY THE RIGHTS OF LIEN HOLDERS AND LEASEHOLDERS THAT ARE SUPERIOR TO THOSE OF THE GRANTORS OF THOSE REAL PROPERTY RIGHTS TO US.

Our wind farm projects are likely to be located on land we occupy pursuant to long-term easements and leases. The ownership interests in the land subject to these easements and leases may be subject to mortgages securing loans or other liens (such as tax liens) and other easement and lease rights of third parties (such as leases of oil or mineral rights) that were created prior to our easements and leases. As a result, our rights under these easements or leases may be subject, and subordinate, to the rights of those third parties. We perform title searches and obtain title insurance to protect ourselves against these risks. Such measures may, however, be inadequate to protect us against all risk of loss of our rights to use the land on which our projects are located, which could have a material adverse effect on our business, financial condition and results of operations.

MANY OF OUR FUTURE WIND FARM PROJECTS MAY BE SUBJECT TO REGULATION BY THE FEDERAL ENERGY REGULATORY COMMISSION UNDER THE FEDERAL POWER ACT OR OTHER REGULATIONS THAT REGULATE THE SALE OF ELECTRICITY, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

In the future, many of our wind farms may be classified as “Qualifying Facilities” that are exempt from regulation as public utilities by the Federal Energy Regulatory Commission (“FERC”) under the Federal Power Act (“FPA”). There is no guarantee, however, that our wind farm projects will not be subject to rate regulation by FERC under the FPA.  In addition, certain of our under-construction and development projects may be subject to such rate regulation in the future. Any future projects that are subject to rate regulation will be required to obtain FERC acceptance of their rate schedules for wholesale sales of energy, capacity and ancillary services. FERC may revoke or revise an entity’s authorization to make wholesale sales at market-based rates if FERC subsequently determines that such entity can exercise market power in transmission or generation, create barriers to entry or engage in abusive affiliate transactions or market manipulation. In addition, public utilities are subject to FERC reporting requirements that impose administrative burdens that, if violated, can expose the Company to civil penalties or other risks.

Any market-based rate authority that we will obtain will be subject to certain market behavior rules. If we are deemed to have violated these rules, we will be subject to potential disgorgement of profits associated with the violation and/or suspension or revocation of our market-based rate authority, as well as potential criminal and civil penalties. If we were to lose market-based rate authority for a project, we would be required to obtain FERC’s acceptance of a cost-based rate schedule and could become subject to, among other things, the burdensome accounting, record keeping and reporting requirements that are imposed on public utilities with cost-based rate schedules. This could have an adverse effect on the rates we charge for power from our projects and our cost of regulatory compliance.

Although the sale of electric energy has been to some extent deregulated, the industry is subject to increasing regulation and even possible re-regulation. Due to major regulatory restructuring initiatives at the federal and state levels, the U.S. electric industry has undergone substantial changes over the past several years. We cannot predict the future design of wholesale power markets or the ultimate effect ongoing regulatory changes will have on our business. Other proposals to re-regulate may be made and legislative or other attention to the electric power market restructuring process may delay or reverse the movement towards competitive markets. If deregulation of the electric power markets is reversed, discontinued or delayed, our business, financial condition and results of operations could be adversely affected.

FUTURE LITIGATION OR ADMINISTRATIVE PROCEEDINGS RELATED TO OUR WIND FARM PROJECTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

In the future, we may be involved in legal proceedings, administrative proceedings, claims and/or litigation that arise in the ordinary course of business of wind farm projects. Individuals and interest groups may sue to challenge the issuance of a permit for a wind energy project or seek to enjoin construction of a wind energy project. In addition, we may be subject to legal proceedings or claims contesting the construction or operation of future wind energy projects. Unfavorable outcomes or developments relating to any such proceedings, such as judgments for monetary damages, injunctions or denial or revocation of permits, could have a material adverse effect on our business, financial condition and results of operations.

WE ARE NOT ABLE TO INSURE AGAINST ALL POTENTIAL RISKS AND MAY BECOME SUBJECT TO HIGHER INSURANCE PREMIUMS.

Our wind energy division will be exposed to the risks inherent in the construction and operation of wind energy projects, such as breakdowns, manufacturing defects, natural disasters, terrorist attacks and sabotage, not all of which is insurable. We may also be exposed to environmental risks. We will have insurance policies covering certain risks associated with our business. However, any such insurance policies will not cover losses as a result of force majeure, natural disasters, terrorist attacks or sabotage, among other things. We do not expect to maintain insurance for certain environmental risks, such as environmental contamination with respect to our wind energy business. In addition, our insurance policies may be subject to annual review by our insurers and may not be renewed at all or on similar or favorable terms. A serious uninsured loss or a loss significantly exceeding the limits of our future insurance policies could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR BUSINESS AND THE NATURAL GAS AND OIL INDUSTRY

RE-PERMITTING FOR THE ALASKA STATE DRILLING PERMIT MAY BE SLOWER THAN ANTICIPATED

In light of the fact that our state drilling permit has lapsed, the re-permitting process may be slower than anticipated due to backlogs at the office of the Alaska Oil & Gas Conservation Commission, which could delay and adversely affect our operations and drilling plans, which in turn could have an adverse effect on our business.

SUCCESS OF OUR OIL & GAS DIVISION DEPENDS ON THE MARKET PRICE FOR NATURAL GAS AND OIL.

The success of our oil & gas business greatly depends on market prices of natural gas and oil. The higher market prices are, the more likely it is that we will be financially successful. On the other hand, declines in natural gas or oil prices may materially adversely affect our financial condition, profitability and liquidity. Lower prices also may reduce the amount of natural gas or oil that we can produce economically.

Natural gas and oil are commodities whose prices are set by broad market forces. Historically, the natural gas and oil markets have been volatile. We do not see any reason why natural gas or oil prices will not continue to be volatile in the future. Prices for natural gas and oil are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for natural gas or oil, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

•	The domestic and foreign supply of natural gas and oil;

•	Overall economic conditions;

•	Weather conditions;

•	Political conditions in the Middle East and other oil producing regions;

•	Domestic and foreign governmental regulations;

•	The level of consumer product demand; and

•	The price and availability of alternative fuels.

We cannot predict future natural gas or oil prices with any certainty. While rising demand for natural gas to fuel power generation and to meet increasingly stringent environmental requirements has led some observers to believe that long term demand for natural gas is increasing, there can be no assurance that this will be the case.

OUR SUCCESS DEPENDS ON NATURAL GAS PRICES IN THE SPECIFIC AREAS WHERE WE OPERATE, AND THESE PRICES MAY BE LOWER THAN PRICES AT MAJOR MARKETS.

Even though overall natural gas prices at major markets, such as Henry Hub in Louisiana, may be high, regional natural gas prices may move somewhat independently of broad industry price trends. Because some of our operations are located outside major markets, we are directly impacted by regional natural gas prices regardless of Henry Hub or other major market pricing. Low natural gas prices in any or all of the areas where we operate would negatively impact our business, financial condition and results of operations.

NATURAL GAS AND OIL RESERVES ARE DEPLETING ASSETS AND THE FAILURE TO REPLACE OUR RESERVES WOULD ADVERSELY AFFECT OUR PRODUCTION AND CASH FLOWS.

Our future natural gas and oil production depends on our success in finding or acquiring new reserves. If we fail to replace reserves, our level of production and cash flows would be adversely impacted. Production from natural gas and oil properties decline as reserves are depleted, with the rate of decline depending on reservoir characteristics. Our future proved reserves will decline as reserves are produced unless we conduct other successful exploration and development activities or acquire properties containing proved reserves, or both. Our ability to make the necessary capital investment to maintain or expand our asset base of natural gas and oil reserves would be impaired to the extent cash flow from operations is reduced and external sources of capital become limited or unavailable. We may not be successful in exploring for, developing or acquiring additional reserves. If we are not successful, our future production and revenues will be adversely affected.

EXPLORATION IS A HIGH RISK ACTIVITY, AND OUR PARTICIPATION IN DRILLING ACTIVITIES MAY NOT BE SUCCESSFUL.

Our future success will largely depend on the success of our exploration drilling program. Participation in exploration drilling activities involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	Unexpected drilling conditions;

•	Blowouts, fires or explosions with resultant injury, death or environmental damage;

•	Pressure or irregularities in formations;

•	Equipment failures or accidents;

•	Adverse weather conditions;

•	Compliance with governmental requirements and laws, present and future; and

•	Shortages or delays in the availability of drilling rigs and the delivery of equipment.

In the future, we may use available seismic data to assist in the location of potential drilling sites. Even when properly used and interpreted, 2-D and 3-D seismic data and other visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators. They do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible. Poor results from our drilling activities would materially and adversely affect our future cash flows and results of operations. In addition, using seismic data and other advanced technologies involves substantial upfront costs and is more expensive than traditional drilling strategies, so we could incur losses as a result of these expenditures.

DEFICIENCIES OF TITLE TO OUR LEASED INTERESTS COULD RESULT IN SIGNIFICANT LOSSES.

Our practice in acquiring exploration leases or undivided interests in natural gas and oil leases is not to incur the expense of retaining lawyers to examine the title to the mineral interest prior to executing the lease. Instead, we rely upon the judgment of lease brokers and others to perform the field work in examining records in the appropriate governmental or county clerk’s office before leasing a specific mineral interest. This practice is widely followed in the industry. Prior to the drilling of an exploration well, the operator of the well will typically obtain a preliminary title review of the drill site lease and/or spacing unit within which the proposed well is to be drilled to identify any obvious deficiencies in title to the well and, if there are deficiencies, to identify measures necessary to cure those defects to the extent reasonably possible. We may not have any assurance in the future that any such deficiencies have been cured by the operator of any such wells. It does happen, from time to time, that the examination made by the title lawyers reveals that the lease or leases are invalid, having been purchased in error from a person who is not the rightful owner of the mineral interest desired. In these circumstances, we may not be able to proceed with our exploration and development of the lease site or may incur costs to remedy a defect.

WE MAY EXPERIENCE SHORTAGES OF EQUIPMENT AND PERSONNEL, WHICH COULD SIGNIFICANTLY DISRUPT OR DELAY OUR OPERATIONS.

From time to time, there has been a general shortage of drilling rigs, equipment, supplies and oilfield services in North America, which we believe may intensify because of current increased industry activity. In addition, the costs and delivery times of rigs, equipment and supplies have risen. Shortages of drilling rigs, equipment, supplies or trained personnel could delay and adversely affect our operations and drilling plans, which could have an adverse effect on our business. While we intend to enter into contracts for the services of drilling rigs in North America, we may not be successful in doing so.

The demand for, and wage rates of, qualified rig crews have begun to rise in the drilling industry due to the increasing number of active rigs in service. Personnel shortages have occurred in the past during times of increasing demand for drilling services. If the number of active drilling rigs increases, we may experience shortages of qualified personnel to operate our drilling rigs, which could delay our drilling operations and adversely affect our oil & gas business.

WE ARE SUBJECT TO COMPLEX LAWS AND REGULATIONS, INCLUDING ENVIRONMENTAL LAWS AND REGULATIONS THAT CAN ADVERSELY AFFECT THE COST, MANNER OR FEASIBILITY OF CONDUCTING OUR BUSINESS.

Our exploration and production interests and operations will be subject to stringent and complex federal, state and local laws and regulations governing the operation and maintenance of our facilities and the handling and discharge of substances into the environment. These existing laws and regulations will impose numerous obligations that are applicable to our interests and operations, including, without limitation:

•	Air and water discharge permits for drilling and production operations;

•	Drilling and abandonment bonds or other financial responsibility assurances;

•	Reports concerning operations;

•	Spacing of wells;

•	Access to properties, particularly in the Powder River Basin;

•	Taxation; and

•	Other regulatory controls on operating activities.

In addition, regulatory agencies have from time to time imposed price controls and limitations on production by restricting the flow rate of wells below actual production capacity in order to conserve supplies of natural gas and oil.

Failure to comply with environmental and other laws and regulations applicable to our interests and operations could result in the assessment of administrative, civil, and criminal penalties, the imposition of remedial requirements, and the issuance of orders enjoining or limiting future operations, any of which could have a material adverse affect on us. Legal requirements are sometimes unclear and are frequently changed in response to economic or political conditions. As a result, it is hard to predict the ultimate cost of compliance with these requirements or their affect on our interests and operations. In addition, there can be no assurance that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not have a material adverse affect on our oil & gas business.

The production, handling, storage, transportation and disposal of natural gas and oil, by-products of natural gas and oil and other substances produced or used in connection with natural gas and oil production operations are regulated by laws and regulations focused on the protection of human health and the environment. Consequently, the discharge or release of natural gas, oil or other substances into the air, soil or water could subject us to liabilities for environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage, and fines or penalties for related violations of environmental laws or regulations. Moreover, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We may not be able to recover some or any of these costs from insurance.

THE PROCESS OF DRILLING FOR AND PRODUCING NATURAL GAS AND OIL INVOLVES MANY OPERATING RISKS THAT CAN CAUSE SUBSTANTIAL LOSSES, AND WE MAY NOT HAVE ENOUGH INSURANCE TO COVER THESE RISKS ADEQUATELY.

The natural gas and oil business involves many operating hazards, such as:

•	Well blowouts, fires and explosions;

•	Surface craterings and casing collapses;

•	Uncontrollable flows of natural gas, oil or well fluids;

•	Pipe and cement failures;

•	Formations with abnormal pressures;

•	Stuck drilling and service tools;

•	Pipeline ruptures or spills;

•	Natural disasters; and

•	Releases of toxic natural gas.

Any of these events could cause substantial losses to us as a result of:

•	Injury or death;

•	Damage to and destruction of property, natural resources and/or equipment;

•	Pollution and other environmental damage;

•	Regulatory investigations and penalties;

•	Suspension of operations; and

•	Repair and remediation costs.

We could also be responsible for environmental damage caused by previous owners of property that we purchase or lease. As a result, we may incur substantial liabilities to third parties or governmental entities. Although we expect to maintain appropriate and customary insurance for these risks, the insurance may not be available or sufficient to cover all of these liabilities. If these liabilities are not covered by our insurance, paying them could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of our properties.

OUR ABILITY TO MARKET OUR NATURAL GAS AND OIL MAY BE IMPAIRED BY CAPACITY CONSTRAINTS ON THE GATHERING SYSTEMS AND PIPELINES THAT TRANSPORT OUR NATURAL GAS AND OIL.

The availability of a ready market for our natural gas production depends on the proximity of our well-sites to, and the capacity of, natural gas gathering systems, pipelines and trucking or terminal facilities. We expect to enter into agreements with companies that own pipelines used to transport natural gas from the wellhead to contract destination. Those pipelines are limited in size and volume of natural gas flow. Should production begin, other outstanding contracts with other producers and developers could interfere with our access to a natural gas line to deliver natural gas to the market. We do not own or operate any natural gas lines or distribution facilities. Further, interstate transportation and distribution of natural gas is regulated by the federal government through the Federal Energy Regulatory Commission, or FERC. FERC sets rules and carries out administratively the oversight of interstate markets for natural gas and other energy policy. Among FERC’s powers is the ability to dictate sale and delivery of natural gas to any markets it oversees.

Additionally, state regulators have vast powers over sale, supply and delivery of natural gas and oil within their state borders. While in the future, we may employ certain companies to represent our interests before state regulatory agencies, there can be no assurance that our interests will receive favorable rulings from any state agency, or that some future occurrence will not drastically alter our ability to enter into contracts or deliver natural gas to the market.

COMPETITION IN THE NATURAL GAS AND OIL INDUSTRY IS INTENSE, AND WE ARE SMALLER AND HAVE A MORE LIMITED OPERATING HISTORY THAN MOST OF OUR COMPETITORS.

We will be operating in a highly competitive environment. We expect to compete with other natural gas and oil companies in all areas of our operations, including the acquisition of exploratory prospects and proven properties. Our competitors include major integrated natural gas and oil companies, numerous independent natural gas and oil companies, individuals and drilling and income programs. We expect that many of our competitors are large, well-established companies that have substantially larger operating staffs and greater capital resources than we do and that, in many instances, have been engaged in the natural gas and oil business for a much longer time than we have. These companies may be able to pay more for exploratory prospects and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase more properties and prospects than our financial and human resources permit. In addition, these companies may be able to spend more on the existing and changing technologies that we believe are and will be increasingly important to the current and future success of natural gas and oil companies. Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend on our ability to conduct our operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

ACQUISITION PROSPECTS ARE DIFFICULT TO ASSESS AND MAY POSE ADDITIONAL RISKS TO OUR OPERATIONS.

Where appropriate, we may evaluate and pursue acquisition opportunities on terms our management considers favorable. In particular, we expect to pursue acquisitions that have the potential to economically increase our natural gas and oil reserves. The successful acquisition of natural gas and oil properties requires an assessment of:

•	Recoverable reserves;

•	Future natural gas and oil prices;

•	Operating costs;

•	Potential environmental and other liabilities; and

•	Permitting and other environmental authorizations required for our operations.

In connection with such an assessment, we would expect to perform a review of the subject properties that we believe to be generally consistent with industry practices. Nonetheless, the resulting conclusions are inexact and their accuracy inherently uncertain, and such an assessment may not reveal all existing or potential problems, nor will it necessarily permit a buyer to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Future acquisitions could pose additional risks to our operations and financial results, including, without limitation,:

•	Problems integrating the purchased operations, personnel or technologies;

•	Unanticipated costs;

•	Diversion of resources and management attention from our exploration business;

•	Entry into regions or markets in which we have limited or no prior experience; and

•	Potential loss of key employees, particularly those of the acquired organization.

WE CANNOT CONTROL THE ACTIVITIES ON PROPERTIES WE DO NOT YET OPERATE, WHICH MAY AFFECT TIMING AND SUCCESS OF OUR FUTURE OPERATIONS.

In the future, other companies may from time to time operate some of the properties in which we have an interest. As a result, we would have a limited ability to exercise influence over operations for these properties or their associated costs. Our dependence on the operator and other working interest owners for any such projects and our limited ability to influence operations and associated costs could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors that are outside of our control, including, without limitation,:

•	Timing and amount of capital expenditures;

•	The operator’s expertise and financial resources;

•	Approval of other participants in drilling wells; and

•	Selection of technology.

TECHONOLOGICAL CHANGE COULD AFFECT OUR OPERATIONS.

The natural gas and oil industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement such new technologies at substantial costs. In addition, other natural gas and oil companies have greater financial, technical and personnel resources that may allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may be unable to respond to such competitive pressures and implement such technologies on a timely basis or at an acceptable cost. One or more of the technologies that we currently use or may implement in the future may become obsolete.

RAPID GROWTH COULD RESULT IN A STRAIN ON OUR RESOURCES.

Because of our size, growth in our oil & gas division, if achieved, will likely place a significant strain on our financial, technical, operational and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of experienced managers, geoscientists and engineers, could have a material adverse effect on our oil & gas business, financial condition and results of operations and our ability to timely execute this aspect of our business plan.

OUR ABILITY TO SUCESSFULLY EXCECUTE THE OIL AND GAS PART OF OUR BUSINESS PLAN IS DEPENDENT ON OUR ABIILITY TO OBTAIN ADEQUATE FINANCING.

Our future oil & gas operations, which may include participation in 3-D seismic shoots, the drilling of exploration prospects and development projects and producing property acquisitions, will require substantial capital expenditures. We may require additional financing to fund our planned growth. Our ability to raise additional capital will depend on the results of our oil & gas operations and the status of various capital and industry markets at the time we seek such capital. Accordingly, we cannot be certain that additional financing will be available to us on acceptable terms, if at all. In the event additional capital resources are unavailable to us in the future, we may be required to curtail our exploration and development activities or be forced to sell some of our assets in an untimely fashion or on less than favorable terms.

NOT HEDING OUR PRODUCTION MAY RESULT IN LOSSES.

We currently do not expect to hedge our future natural gas and oil production. By not hedging our production, we may be more adversely affected by declines in natural gas and oil prices than our competitors who engage in hedging arrangements. Further, should we elect to hedge in the future, such hedges may result in us receiving lower than current prevailing market prices and place additional financial strains on us due to having to post margin calls on our hedges.

OUR COMMON SHARE PRICE HAS BEEN AND IS LIKELY TO CONTINUE TO BE VOLATILE.

The trading price of our common shares are subject to wide fluctuations in response to a variety of factors, including quarterly variations in operating results, announcements of drilling and rig activity, economic conditions in the natural gas and oil industry, general economic conditions or other events or factors that our beyond our control.

In addition, the stock market in general and the market for natural gas and oil exploration companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating results or asset values of such companies. These broad market and industry factors may seriously impact the market price and trading volume of our common shares regardless of our actual operating performance. In the past, following periods of volatility in the overall market and in the market price of a company’s securities, securities class action litigation has been instituted against the affected companies. If this type of litigation were instituted against us following a period of volatility in our common shares trading price, it could result in substantial costs and a diversion of our management’s attention and resources, which could have a materially adverse impact on our operations.

THE GLOBAL FINANCIAL AND CREDIT CRISIS MAY HAVE IMPACTS ON OUR LIQUIDITY AND FINANCIAL CONDITION THAT WE CURRENTLY CANNOT PREDICT.

The continued credit crisis and related turmoil in the global financial system may have a material impact on our liquidity and financial condition, and we may ultimately face major challenges if conditions in the financial markets do not improve. Our ability to access the capital markets or borrow money may be restricted or made more expensive at a time when we would like, or need, to raise capital, which could have an adverse impact on our flexibility to react to changing economic and business conditions and on our ability to fund our operations and capital expenditures in the future. The economic situation could have an impact on our lenders or customers, causing them to fail to meet their obligations to us, and on the liquidity of our operating partners, resulting in delays in operations or their failure to make required payments. Additionally, the current economic situation could lead to further reductions in the demand for natural gas and oil, or further reductions in the prices of natural gas and oil, or both, which could have a negative impact on our financial position, results of operations and cash flows. While the ultimate outcome and impact of the current financial crisis cannot be predicted, it may have a material adverse effect on our future liquidity, results of operations and financial condition.

NATURAL GAS AND OIL PRICES ARE HIGHLY VOLATILE AND HAVE DECLINED SIGNIFICANTLY SINCE MID-2008.

Since mid-2008, publicly quoted spot natural gas and oil prices have declined significantly from record levels in July 2008 of approximately $145.31 per Bbl (West Texas Intermediate) and $11.87 per Mcf (WAHA), to approximately $34.00 per Bbl and $3.40 per Mcf, respectively, as of April 30, 2009, but have risen recently to approximately $75.63 per Bbl and $4.63 per Mcf, respectively, as of June 30, 2010. In the past, some oil and gas companies have curtailed production to mitigate the impact of low natural gas and oil prices. We may determine to shut down a portion of any production as a result of the decrease in prices. The decrease in natural gas and oil prices will have a significant impact on our planned capital expenditures. Further declines in natural gas and oil prices or a prolonged period of low natural gas and oil prices may materially adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and/or results of operations.

Our proposed future operations, as well as the carrying value of our properties, are substantially dependent on prevailing prices of natural gas and oil. Historically, the markets for natural gas and oil prices have been volatile, as illustrated by the spot natural gas and oil prices in the preceding paragraph, and those markets are likely to continue to be volatile in the future. It is impossible to predict future natural gas and oil price movements with certainty. Prices for natural gas and oil are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and a variety of additional factors beyond our control. These factors include the level of consumer product demand, overall economic conditions, weather conditions, domestic and foreign governmental relations, regulations and taxes, the price and availability of alternative fuels, political conditions, the level and price of foreign imports of oil and liquefied natural gas; and the ability of the members of OPEC to agree upon and maintain production constraints and oil price controls.

RISKS RELATED TO OUR FINANCIAL ACTIVITIES

WE MAY NOT BE ABLE TO FINANCE THE GROWTH OF OUR BUSINESS, INCLUDING THE DEVELOPMENT AND CONSTRUCTION OF OUR WIND ENERGY PROJECTS, OIL & GAS PROJECTS AND THE GROWTH OF OUR ORGANIZATION.

We are in a capital intensive business and rely heavily on the debt and equity markets to finance the development and construction costs of our projects and other projected capital expenditures. In the future, completion of our projects will require significant capital expenditures and construction costs. Recovery of the capital investment in a wind energy project generally occurs over a long period of time. As a result, we will have to obtain funds from equity or debt financings, including tax equity transactions, or from government grants to develop and construct our proposed projects, to finance the acquisition of oil & gas and wind energy land leases, to identify and develop new projects, and to pay the general and administrative costs of operating our business. The significant disruption in credit and capital markets generally in 2008 and 2009 has made it difficult to obtain financing on acceptable terms or, in some cases, at all. If we are unable to raise additional funds when needed, we could delay development and construction of projects, reduce the scope of projects or abandon or sell some or all of our development projects, or default on our contractual commitments in the future, any of which would adversely affect our business, financial condition and results of operations.

WE ARE SUBJECT TO CREDIT AND PERFORMANCE RISK FROM THIRD PARTIES UNDER SERVICE AND SUPPLY CONTRACTS.

We expect to enter into contracts with vendors to supply equipment, materials and other goods and services for our oil & gas drilling operations and development, and construction and operation of wind farm projects as well as for other business operations. If vendors do not perform their obligations, we may have to enter into new contracts with other vendors at a higher cost or may have schedule disruptions.

OUR CERTIFICATE OF INCORPORATION, BYLAWS AND APPLICABLE DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE ANOTHER COMPANY FROM ACQUIRING US ORPREVENT ATTEMPTS BY OUR STOCKHOLDERS TO REPLACE OR REMOVE OUR CURRENT MANAGEMENT, AND COULD NEGATIVELY AFFECT OUR STOCK PRICE.

Some provisions of our Certificate of Incorporation, bylaws and General Corporation Law may have the effect of delaying, discouraging or preventing a merger or acquisition that our stockholders may consider favorable, including transactions in which stockholders may receive a premium for their shares. In addition, these provisions may frustrate or prevent attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our board of directors. For example, our Certificate of Incorporation and bylaws:

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt without further stockholder approval; and

•	prohibit cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of stock to elect some directors.

FACTORS OVER WHICH WE HAVE LITTLE OR NO CONTROL MAY CAUSE OUR OPERATING RESULTS TO VARY WIDELY FROM PERIOD TO PERIOD, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

Our operating results may fluctuate from period to period depending on several factors, including varying weather conditions; changes in regulated or market electricity prices; electricity demand (which follows broad seasonal demand patterns); changes in market prices for RECs; marking to market of our hedging arrangements; oil & gas market prices; drilling costs; and unanticipated development or construction delays. Thus, a period-to-period comparison of our operating results may not reflect long-term trends in our business and may not prove to be a relevant indicator of future earnings. These factors may harm our business, financial condition and results of operations and may cause our stock price to decline.

WE CURRENTLY DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK. AS A RESULT, YOUR ONLY OPPORTUNITY TO ACHIEVE A RETURN ON YOUR INVESTMENT IS IF THE PRICE OF OUR COMMON STOCK APPRECIATES.

We currently do not expect to declare or pay dividends on our common stock. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment will be if the market price of our common stock appreciates and you sell your shares at a profit.

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST DUE TO THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

We are in a capital intensive business and we do not have sufficient funds to finance the growth of our natural gas, oil and wind energy divisions of our business or the construction costs of our development projects or to support our projected capital expenditures. As a result, we will require additional funds from future equity or debt financings, including tax equity financing transactions or sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 999,000,000 shares of common stock and 1,000,000 shares of preferred stock with preferences and rights as determined by our board of directors. The potential issuance of such additional shares of common stock or preferred stock or convertible debt may create downward pressure on the trading price of our common stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

RISKS RELATED TO COMMON STOCK

THERE IS A SIGNIFICANT RISK OF OUR COMMON SHAREHOLDERS BEING DILUTED AS A RESULT OF OUR OUTSTANDING CONVERTIBLE PREFERRED SHARES.

As of June 30, 2010, we have 25,031,530 shares of common stock issued and outstanding and 500,000 shares of convertible preferred stock issued and outstanding.  Each share of convertible preferred stock converts to a share of common stock on a 1 for 1 basis.   The holders of our preferred shares are not required to convey any consideration to convert their preferred shares into common stock.   Therefore, if all our outstanding shares of convertible preferred stock were converted, we would have 500,000 additional shares of common stock issued and outstanding.   Further, we anticipate the need to raise additional capital which could also result in the issuance of additional shares of common stock and/or securities convertible into our common stock. Accordingly, a common shareholder has a significant risk of having its interest in our Company being significantly diluted.

VOTING CONTROL OF THE COMPANY IS HELD BY TWO INDIVIDUALS.

Our President and Chief Executive Officer Joseph D’Arrigo and our Chief Financial Officer Raj Nanvaan are each the beneficial owners of 250,000 shares of Series A preferred stock which have super-voting rights on the basis of 1000 for 1.  Therefore, each of the two preferred shareholders have voting rights for 250,000,000 shares in addition to their common stock holdings, as further described in Item 4  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.  As such they control the outcome of any issue that requires a vote of the stockholders of the Company.

POTENTIAL FUTURE FINANCINGS MAY DILUTE THE HOLDINGS OF OUR CURRENT SHAREHOLDERS.

In order to provide capital for the operation of our business, in the future we may enter into financing arrangements. These arrangements may involve the issuance of new shares of common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock. Any of these items could result in a material increase in the number of shares of common stock outstanding, which would in turn result in a dilution of the ownership interests of existing common shareholders. In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

THERE IS CURRENTLY A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK. FAILURE TO DEVELOP OR MAINTAIN A TRADING MARKET COULD NEGATIVELY AFFECT ITS VALUE AND MAKE IT DIFFICULT OR IMPOSSIBLE FOR YOU TO SELL YOUR SHARES.

There has been a limited public market for our common stock and an active public market for our common stock may never develop. Failure to develop or maintain an active trading market could make it difficult for you to sell your shares or recover any part of your investment in us. Even if a market for our common stock does develop, the market price of our common stock may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT.

If the market price for our common stock is below $5.00 per share, trading in our common stock will be subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules would require that any broker-dealer that would recommend our common stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations would require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock.

ITEM 2. FINANCIAL INFORMATION.

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify such forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Future filings with the SEC, future press releases and future oral or written statements made by us or with our approval that are not statements of historical fact may also contain forward-looking statements. Because such statements include risks and uncertainties, many of which are beyond our control, actual results may differ materially from those expressed or implied by such forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements are set forth in this section entitled “Financial Information” and elsewhere throughout this Form 10.

The following Management’s Discussion and Analysis of Financial Condition or Results of Operations (“MD&A”) of Native American Energy Group, Inc. provides an analysis of the Company’s financial statements for fiscal years ended December 31, 2009 and 2008  and for the six month period ended June 30, 2010.

The following information is supplementary to, and should be read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this registration statement on Form 10. The discussion below contains forward-looking statements that involve risks and uncertainties. For additional information regarding some of these risks and uncertainties, please read “Forward Looking Statements” and Item 1A “Risk Factors” included elsewhere in this registration statement on Form 10.

The financial statements accompanying this MD&A have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States and all amounts are expressed in U.S. dollars. The financial statements and MD&A were reviewed and approved by the Company’s Board of Directors. This discussion covers the fiscal years ended 2008 and 2009 and the six month period ended June 30, 2010.

Overview

We are currently a development stage company with losses from inception and negative cash flows from operations. As of the date of this registration statement, this trend is expected to continue in the near-term.
As of the end of the Company’s fiscal years 2008 and 2009, the Company has generated no revenue from operations.  For the six months ending June 30, 2010 (“Second Quarter 2010”), we also recorded $0 in revenues.

Native American Energy Group, Inc. is a development-stage energy resource development and management company, with three principal projects: development of oil & gas interests in the Williston Basin; development of coal-bed methane natural gas (“CBM”) in the Cook Inlet Basin in Alaska; and implementation of vertical-axis wind turbine power generation technology for the production of clean, cost-efficient green energy throughout the USA, including Alaska and all U.S. Indian reservations.

We are in the process of building our portfolio of oil and natural gas properties. We believe that the application of advanced drilling and completion technologies combined with a strong commodity pricing environment could make profitable the development of oil and gas prospects that were productive in the past and can operate under marginal circumstances. We project that we will require additional capital of a minimum of $2.5 million before expanding to the Company's full capabilities.

We have limited financial resources available, which has had an adverse impact on our liquidity, activities and operations. These limitations have also adversely affected our ability to obtain certain projects and pursue additional business. We may have to borrow money from stockholders or issue debt or equity securities in order to fund expenditure for exploration and development and general administration or enter into a strategic arrangement with a third party. There can be no assurance that additional funds will be available to us on favorable terms or at all.

Since its formation, we have primarily been involved in the acquisition and management of Native American land and fee land acreage and the exploration for, and development of, oil and natural gas properties which management believes have potential for improved production rates and resulting income by application of both conventional and non-conventional improvement and enhancement techniques, including horizontal drilling. Our oil and CBM natural gas interests are located in Montana and Alaska, respectively. We have no current oil & gas field operations. We intend to pursue an ongoing reworking and drilling program to establish production from our properties, commencing in January 2011; provided that we consummate the funding required for development before fiscal year end 2010.

Results of Operations – Administrative

On February 14, 2007, we acquired an exclusive license for proprietary wind turbine products. The rights encompassed all Native American Indian lands in the United States, including Alaska as well as the entire state of New York. License and distribution rights covered approximately over 112 million acres in the United States, which equals approximately 5% of the total U.S. land mass.

On October 2, 2007, the Mat-Su Borough Planning Commission issued the Company the first and only permit to drill a coal bed methane gas well in the Mat-Su Borough under the borough’s strict guidelines. This well is called the Kircher Unit.

On October 3, 2007, the Company began discussions regarding funding with prospective investment groups. During the months after the receipt of the Mat-Su Borough permit, our management met with several prospective funding groups, including commodity based hedge funds and private equity investment firms, and continued discussions with several groups until April 2008.

On December 31, 2007, the Company executed a short form merger with Fowler Oil & Gas Corporation (now called NAEG Alaska Corporation), a Delaware corporation. After the merger, Fowler Oil & Gas Corporation became a wholly-owned subsidiary and was privatized.

On January 2, 2008, the Company began preliminary discussions with Cook Inlet gas purchasers, such as Chugach Electric, Agrium and Conoco Phillips LNG plant. On February 25, 2008, the Alaska Oil & Gas Conservation Commission issued us our state permit to drill the Kircher Unit CBM well.

On March 13, 2008, the Company’s previous security that was traded under the symbol “NVMG” was suspended by the Securities & Exchange Commission (“SEC”) in May 2008 due to inadequacies and inaccuracies regarding the Company’s public status. On April 1, 2008, funding negotiations were terminated due to uncertainties regarding the SEC action de-listing the Company’s security. On April 2, 2008, NAEG management began seeking a merger with an established OTC Pink Sheet company as a remedy to regain/establish NAEG’s public status and provide a liquid trading market for its existing shareholders.

On July 29, 2008, NAEG received a term sheet for US$8.8 million from Magna Pinpoint LLC, the U.S. investment partner of the Al Abbar Group based in Dubai. On August 4, 2008, NAEG remitted a refundable transaction fee in the amount of $121,000 to the Al Abbar Group in connection with the term sheet commitment. Due to Magna Pinpoint LLC being undercapitalized and not receiving its investment funds from its investment partner in Dubai, funding discussions were terminated and the transaction fee in the amount of $121,000 was returned back to the Company.

On December 23, 2008, WTI crude oil spot price fell to US$30.28 a barrel, the lowest price since the global financial crisis began.  NAEG terminated its field operations for economic reasons and lack of development capital. In addition, on December 31, 2008, NAEG terminated its engineering, geological and field service contracts, with no certain timeframe for renewal.

From January 1, 2009 to October 2009, the Company continued to actively seek a merger with an OTC Pink Sheet company in order to regain its public statusand adequate financing for development of its oil & gas assets in Montana and Alaska.

On May 18, 2009, NAEG management called a special meeting of the stockholders of its subsidiary, Fowler Oil & Gas Corporation, and removed Robert Fowler as an officer and director of such subsidiary.  There is no dispute between the Company and Mr. Fowler regarding his removal.  The Company’s transfer agent was present and acted as the official Inspector of Elections. On May 20, 2009, the Company changed the name of its subsidiary from Fowler Oil & Gas Corporation to NAEG Alaska Corporation.

On June 1, 2009, the Company engaged a CPA auditor registered with the Public Company Accounting Oversight Board (“PCAOB”) in an effort to get its 2007, 2008 and 2009 financial statements audited in accordance with PCAOB standards, as required for registering with the SEC. The Company began the process of having its financial statements audited in June 2009.

On October 1, 2009, after 20 months of seeking a merger candidate, NAEG began negotiations with Flight Management International regarding a possible merger. Negotiations continued until October 19, 2009, when NAEG consummated a merger with and into Flight Management International Inc., a publicly trading Delaware corporation trading under the symbol FMGM. The name Flight Management International was then changed to Native American Energy Group, Inc. and the FMGM symbol was changed to NAGP.

From January 4, 2010 to June 30, 2010, the Company retired various outstanding debts, including loans, equipment leases and account payables. Pursuant to the various debt conversion agreements and pay-off letters, the Company converted 13 promissory notes and accrued interest, an equipment lease and an account payable totaling $1,524,756.31 into the Company’s common stock at various conversion prices ranging from $0.07 to $0.80 per share. An aggregate of 10,040,702 shares of common stock were issued in exchange for full release from such debt obligations.  Such debt conversions resulted in a decrease of Accounts Payables by $109,000, Loans Payable by $1,047,682.81, Accrued Interest by $201,733.50 and extinguishment of its outstanding capital lease obligation of $166,340.  The Loans Payable consisted of bridge loans and operating loans made to the Company as far back as November 2005. The Account Payable was for an outstanding invoice for field services provided in Montana since August 2006. The Capital Lease was eliminated per a pay-off letter with an equipment lease financing company whereby the Company obtained free and clear ownership of its Workover and Well Servicing Rig.  In all of the circumstances, the directors considered that this was the most convenient and expeditious way of clearing the debt owed by the Company. For additional information on the debt conversions, please refer to the section titled “Debt Conversion Agreements” on page 51 of this Registration Statement.

In March 2010, the Company executed an amendment to its original agreement with Windaus Energy Inc., a Canadian corporation (“Windaus”), whereby the Company acquired manufacturing, marketing, sales, sublicensing and distribution rights to bring to the U.S. market Windaus’ Vertical Axis Wind Turbine Energy Systems.

Results of Field Operations

Our operations during fiscal year 2008 were modest and generated no revenues. Below is a detailed breakdown of our oil & gas activities during fiscal year 2008. There were no field operations in 2009. In 2010, there has been only minimal operations consisting of minimal flow testing of 2 oil wells and minor site preparation and cleanup.

Oil and Gas Properties, Wells, Operations, and Acreage

Beery 2-24 & Beery 22-24 – These wells are situated on 320 acres (N/2 of Sec.24-23N-49E) in McCone County, Montana. We established a new tank battery facility at the Beery 22-24 well site due to fire damage caused by a lightning strike of the old facility prior to our acquisition of the lease. Both wells were flow tested for production status. The Beery lease is in compliance with the Montana Oil & Gas Commission as of Sept. 15, 2010.

Wright 5-35 –This well is located on 160 acres (SW NW of Sec.35-24N-46E) in McCone County, Montana. Due to the length of time out of production, all surface equipment was inspected and the well itself was serviced. Swab test results confirmed that oil production was commercially viable in November 2008.

Sandvick 1-11 – This well is located on 160 acres (SW NW of Sec.11-31N-44E) in McCone County, Montana. Inspection of the lease revealed that a heater treater and two storage tanks were missing for operational status. A leak around the wellhead was repaired and well testing was performed. This lease was in compliance with the Montana Oil & Gas Commission as of Sept. 15, 2010.

Cox 7-1 – This well is located on 80 acres (NE NE/4 of Sec.7-29N-50E) in Roosevelt County, Montana. An initial inspection of the lease revealed that the tank battery and heater treater needed to be redesigned. A water tank was moved to the storage tank area. The well was serviced and swab tested over a two-day period.

Lustre 7A – This well is located on 160 acres (C SW SW of Sec.33-31N-44N) in Valley County, Montana. An inspection of the production facility revealed numerous problems to be addressed. We installed a propane supply line to the heater treater, replaced the water dump valve and pressure gauges, and serviced the well itself. We recovered 400 barrels of oil during swab testing of the well.  This lease is in compliance with the Montana Oil & Gas Commission as of Sept. 15, 2010.

Kircher Unit Lease – 840 Acres in Palmer, Alaska (Mat-Su Valley) - In June 2008, the Company contracted AMAQ Excavating out of Palmer, Alaska to construct the drilling pad and access road leading to the drill site for the Kircher Unit Pilot Well. The construction was completed in July 2008. The well site is ready for drilling operations.

Plan of Operations for the Next Twelve Months

We do not anticipate significant revenues to be generated in the near future from our current properties, except through the commencement of drilling programs once the Company is fully funded.

We are in the process of becoming a reporting company compliant with the Securities Exchange Act of 1934, as amended, including, without limitation, filing annual, quarterly and periodic reports on Forms 10K, 10Q, and 8-K, respectively. Once this registration statement is effective, we will take the next steps to begin trading on the OTC Bulletin Board.

There are currently no present oil & gas field activities, other than minimal well flow testing from the Beery #2 and Wright 5-35 wells in McCone County, Montana. The costs associated which such flow tests are minimal. The Montana Oil & Gas Commission has been inspecting all of our oil and gas properties for compliance with state codes. As of September 15, 2010, all of our properties in Montana, with the exception of the Wright lease, have been approved by the Commissions State Field Inspectors. Weather conditions have delayed the final inspection of the Wright lease, but we expect the inspection to be completed and approved by December 15, 2010.

The Company anticipates additional exploration and development expenditures on its properties in Montana and Alaska, as well as on planned Wind Turbine Operations. The Company also anticipates an increase in labor force to explore and develop its properties, which will be sought from outside contract labor and field services companies.

Initial Funding Requirement in the Amount of $2.5 million

We are actively pursuing an initial equity or debt financing in the amount of $2.5 million for re-drilling an existing vertical oil well in Montana and re-completing it as a horizontal well. In addition, part of the initial financing will be used to pay expenses associated with the testing and certification of the Windaus turbines in accordance with the American Wind Energy Association (“AWEA”) 9.1 Small Wind Turbine Performance & Safety Standard (the “AWEA Standard”) as well as certain Underwriters Laboratories’ (“UL”) standards.

Montana Oil Development – Beery #2

Provided that we receive the initial funding in the amount of $2.5 million, we plan to re-enter one of our already existing oil wells originally drilled by Shell Oil, namely the Beery #2 well located in McCone County, Montana, and re-complete the well by lateral drilling (drilling out horizontally from the vertical wellbore to access more oil in the formation). The lateral direction leads into a part of an existing field from which oil has never been produced from. We installed a small test tank to flow test the well. We have flow tested the Beery 2 well from 2005 through 2010 at periodic times and the oil production capabilities of the well are considered economic and commercial because we sold approximately 54 barrels off the lease during flow testing of the Beery 2 well to our crude oil purchaser, Shell Trading US Co. in October 2010. In the industry, any production sold off a lease and purchased by a crude oil purchaser is considered “economic quantities”.Until October 2010 there has been no production on this lease since the early 90’s because there were no storage tanks on the property. The lateral length is estimated to be approximately 1,800 feet into the pay zone. We have already filed for our drilling permit with the Montana Board of Oil & Gas Commission. In addition, we have lined up Key Energy Services (NYSE: KEG) for our drilling rig & crew for the vertical re-entry, Scientific Drilling International for the directional drilling, Sunburst Consulting as onsite geologists for geosteering, and Petroleum Experience out of Williston, North Dakota for our field support. Once the rig has been mobilized on-site, it is expected to take approximately 60 days to complete the well from start to finish. Once the well is completed, we expect to begin oil production and revenue generation will begin within 60 days thereafter because we expect to begin selling oil upon completion of the Beery #2 well. We believe that the Beery #2 well is capable of producing oil almost immediately because we are re-entering a well that had previously been drilled and produced oil. Further, the existing flow lines are already installed in the well. In addition, we have entered into a purchase and sale agreement with Shell Trading U.S. Co. (“Shell Oil”) pursuant to which Shell Oil will purchase the oil and transport the purchased oil from the lease in their tank trucks. At that point, we anticipate that production from the Beery #2 well will provide cash flow sufficient to meet minimal operating expenses, service debt and build cash reserves. In addition, the Company expects to be financially capable of reworking and reactivating the additional oil wells from its Montana portfolio as described above in the section titled “Oil and Gas Properties, Wells, Operations, and Acreage.”

Secondary Financing in the Amount of $15,000,000

Subsequent to the Beery #2 well being brought on-line, we will look to consummate secondary financing for the Kircher Unit in Alaska, as well as construction of a manufacturing facility for our Windaus wind turbines. Part of the funds will also be used for the leasing, construction, setup and installation costs for 2 utility-scale wind farms in New York.  Upon the Kircher Unit being brought online, we estimate the costs for drilling the core and the reservoir analysis to be approximately $1,200,000. After review of the reservoir analysis, if our management decides to move forward with further drilling of the Kircher Unit, then we estimate the costs to range from $2 million to $4 million depending on the amount of coal seams and length of laterals being drilled. The total funds needed for full development of the Kircher Unit, including the core drilling, reservoir analysis, pipeline connections, maintenance facilities, purchase of equipment and other related costs, is approximately $5,200,000.  The capital needed to begin the infrastructure setup for the manufacture, sale and installation of the vertical axis Windaus turbines is estimated to be $3.5 million.  The secondary financing will also be used for operating costs and general expenditures.

Alaska Kircher Pilot Well

Provided that we receive the secondary financing, we plan to mobilize our team in Alaska to begin Phase-1 of the Kircher Unit, which is drilling the core well. After the core well is drilled, Core-Labs (NYSE: CLB) will analyze the core samples and conduct their core & reservoir analysis and the data will be used by our geological team to select the best coal seams for horizontal drilling. After completion of the core & reservoir analysis, we will be ready for Phase-2, which is drilling and full development of the Kircher Unit. After the core well analysis, we expect the capital from the secondary financing of $15,000,000 to be sufficient for further drilling and completion of the Kircher Unit, which includes drilling multi-lateral seams for more access to the coal.

Upon the Kircher Unit being brought online, it will provide the basis for development of additional coal bed methane wells in the Matanuska-Susitna Valley. We estimate the costs for drilling the core and the reservoir analysis to be approximately $1,200,000.  After review of the reservoir analysis, if our management decides to move forward with further drilling of the Kircher Unit, then we estimate the costs to range from $2 million to $4 million depending on the amount of coal seams and length of laterals being drilled.   The total funds needed for full development of the Kircher Unit, including the core drilling, reservoir analysis, pipeline connections, maintenance facilities, purchase of equipment and other related costs is approximately $5,200,000.

Our revenue, profitability, and future growth rate depend substantially on factors beyond our control, including our success in the commencement of drilling operations, as well as economic, political, and regulatory developments and fluctuations in the market prices of minerals derived from our oil and gas operations.

Delivery Commitments

There are currently no delivery commitments related to our oil & gas production.

Wind Energy Farms for Cities and U.S. Indian Reservations

Provided that we receive the secondary financing, we also plan to begin the infrastructure setup for the manufacture, sale and installation of the vertical axis Windaus turbines at various building locations throughout New York City as pilot installations. In addition, part of the funds from the secondary financing will be used for the leasing, construction, setup and installation of two utility-scale wind farms in New York. The locations are still to be determined.

Once the wind farms are constructed and operating, we expect to begin generating additional revenue from the sale of the electricity generated to the local utilities, as most utilities are mandated by state law to purchase excess electricity from renewable energy generators. Once the wind farms are in operation, we plan to engage in various partnerships to build wind farms across the United States on Native American Indian lands, thereby creating revenue streams for both the Indian tribes and NAEG. As a result of the stimulus package, Native American tribes have access to a significant amount of stimulus funds for the implementation of renewable energy systems in their cities and Indian reservations.

During the next twelve months, we plan to install 4 turbines on a rooftop of a building in Brooklyn, New York. If we are not manufacturing the Windaus turbines by that time, we will purchase the turbines directly from Windaus Energy Inc. in Brantford, Ontario until our own manufacturing plant is constructed and in operation.

The capital needed to begin the infrastructure setup for the manufacture, sale and installation of the vertical axis Windaus turbines is estimated to be $3.5 million.

Drilling & Other Exploratory and Development Activities (Oil &Gas)

Once we are have sufficient cash flow from our planned drilling operations for the Beery #2 well, we intend to rework and begin production from our other oil properties in Montana, as detailed below.

Proposed Beery Lease Plan:

Beery 22-24 – Oil production from this well is from the Charles B2, which is a water driven zone. A two-month well was started in June of 2008; testing revealed a 30-40% oil cut, moving 125 barrels of total fluid a day. Since we presently do not have a saltwater disposal system on the lease, the well is shut-in. Our plan is to either set up a contract water hauling service or acquire our own saltwater disposal well in 2010.

Proposed Wright Lease Plan:

Wright 5-35 – This well was serviced in November of 2008 with a new down hole pump and surfactant was swabbed/circulated for two days, cleaning up the well bore and tubing. There is surface equipment that needs to be installed in order to activate the well including 1-heater treater, 1-saddle bearing on the pump jack, a flow line from well head to tank battery, and installation of a natural gas motor. Activation will be well after the above installations and repairs are made.

Proposed Sandvick Lease Plan:

Sandvick 1-11 – For this well, we need to: install 1 heater treater and flow lines to well head and to storage tanks; clean out current water tank; and service transfer pump for disposal system. The electrical system would also need to be inspected before activation of the well.

Liquidity and Capital Resources

We are in the development stage and have an accumulated deficit of $17,070,992 as of June 30, 2010. At this time, we have no revenues or field operations. While we are attempting to generate revenues, we did not generate revenues through June 30, 2010.

We anticipate that we will need to raise additional capital within the next 12 months in order to continue as a going concern. The Company in the process of raising capital to fund the development of future wells. To the extent that additional capital is raised through the sale of equity or equity- related securities, the issuance of such securities would result in dilution of the existing stockholders’ shares. There can be no assurance that additional funding will be available on favorable terms, if at all. If adequate funds are not available within the next 12 months, we may be required to curtail our operations significantly or to obtain funds through entering into arrangements with collaborative partners or others that may require us to relinquish rights to certain of our assets that we would not otherwise relinquish.

We also plan to continue funding our development by issuing shares to acquire services that we need to commence operations.

Pay-off and Obtaining Complete Title to our Workover/Drilling Rig

In March 2010, we were able to convert our outstanding capital lease obligation with the finance company into 550,000 shares of our common stock and obtain full title to our workover/drilling rig. As part of this settlement, the lien placed on Mr. Nanvaan’s home was lifted by the finance company, and the rig is free of any liens or encumbrances.

Impact of Default

As we disclosed in our financial statements, our notes, loan payables and operating lease obligations are currently in default.

Notes and loans payable are being resolved through debt-to-equity conversion agreements. We plan to resolve our operating lease obligations by the future commencement of production, or by additional equity financing or debt financing.

Default on lease obligations could result in the impairment of our ability to conduct executive functions, which would be the case if we lost the New York executive office space.  The loss any of our oil and gas leases will likely result in the  curtailment of potential oil and gas production revenues to the Company. There are no other known alternative sources of funding to pay off or replace these obligations.

Going Concern

Our financial statements have been presented on the basis that we continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, we incurred a net operating loss in the years ended December 31, 2009 and 2008, and the six months ended June 30, 2010, and have no revenues at this time. These factors create an uncertainty about our ability to continue as a going concern. We are currently trying to raise capital through a private offering of our stock. Our ability to continue as a going concern is dependent on the success of this plan. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, or result in changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

Material Commitments

We have a cash commitment in the amount of $500,000 to Windaus Energy, Inc. as per our amended agreement with Windaus Energy, Inc., executed in March 2010. As per the agreement, we acquired exclusive manufacturing, marketing, sales, sublicensing and distribution rights for Windaus’ proprietary vertical axis wind turbine energy systems. This exclusive license agreement covers the entire United States, including Alaska and all Indian lands in the United States, and it applies to all wind turbine products and systems developed by Windaus. The total acreage covered under the license agreement is approximately 2.3 billion acres.

Payment is due on a variable schedule of payments as funds are available to the Company for remittance to Windaus.  The total payment under this commitment is to be paid in full by March 31, 2012. Since March 2010, the Company has made payments totaling $28,500 and the outstanding balance due under this commitment is $471,500 as of June 30, 2010.  See section titled “Windaus Technology License” under ‘Note 11 – Commitments and Obligations’ on page F-19.

Purchase of Significant Equipment

We do not plan to purchase any significant equipment in the coming year. The Company already owns its own workover rig, which is fully owned and free and clear of any liens and encumbrances.

ITEM 3.  PROPERTIES.

Oil & Gas Property Interests

Our properties consist primarily of interests in properties on which oil and gas wells are located, both non-producing and in progress, as well as undeveloped properties. Such property interests are often subject to landowner royalties, overriding royalties and other oil and gas leasehold interests and are listed below.

Beery 2-24 & Beery 22-24 – These wells are situated on 320 acres (N/2 of Sec.24-23N-49E) in McCone County, Montana. We established a new tank battery facility at the Beery 22-24 well site due to fire damage caused by a lightning strike of the old facility prior to our acquisition of the lease. Both wells were flow tested for production status. The Beery lease is in compliance with the Montana Oil & Gas Commission as of Sept. 15, 2010.

Wright 5-35 –This well is located on 160 acres (SW NW of Sec.35-24N-46E) in McCone County, Montana. Due to the length of time out of production, all surface equipment was inspected and the well itself was serviced. Swab test results confirmed that oil production was commercially viable in November 2008.

Sandvick 1-11 – This well is located on 160 acres (SW NW of Sec.11-31N-44E) in McCone County, Montana. Inspection of the lease revealed that a heater treater and two storage tanks were missing for operational status. A leak around the wellhead was repaired and well testing was performed. This lease was in compliance with the Montana Oil & Gas Commission as of Sept. 15, 2010.

Cox 7-1 – This well is located on 80 acres (NE NE/4 of Sec.7-29N-50E) in Roosevelt County, Montana. An initial inspection of the lease revealed that the tank battery and heater treater needed to be redesigned. A water tank was moved to the storage tank area. The well was serviced and swab tested over a two-day period.

Lustre 7A – This well is located on 160 acres (C SW SW of Sec.33-31N-44N) in Valley County, Montana. An inspection of the production facility revealed numerous problems to be addressed. We installed a propane supply line to the heater treater, replaced the water dump valve and pressure gauges, and serviced the well itself. We recovered 400 barrels of oil during swab testing of the well.  This lease is in compliance with the Montana Oil & Gas Commission as of Sept. 15, 2010.

Kircher Unit Lease – 840 Acres in Palmer, Alaska (Mat-Su Valley) - In June 2008, the Company contracted AMAQ Excavating out of Palmer, Alaska to construct the drilling pad and access road leading to the drill site for the Kircher Unit Pilot Well. The construction was completed in July 2008. The well site is ready for drilling operations.

Corporate Office - We maintain our current principal office at 108-18 Queens Blvd., Suite 901, Forest Hills, NY 11375. Our telephone number at this office is (718) 408-2323. Our current space consists of approximately 1600 square feet of office space that is leased by the Company. The monthly rental payment is $4,766.70.

Alaska Field Office – We maintain a field office at the Wells Fargo Building, 705 S. Bailey Street, Palmer, Alaska 99645. The phone number there is (907) 745-6638. The space consists of approximately 275 square feet of office space that is leased by the Company. The monthly rent is $390.00.

Montana Field Office – We maintain a field office on the Fort Peck Indian Reservation in Montana. The address of that office is 500 Blaine Street, Suite 4, Wolf Point, Montana 59201. There is currently no phone at this office. The space consists of approximately 500 square feet of office space that is leased by the Company. The monthly rent is $425.00.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

(a) Security ownership of certain beneficial owners.

The following table sets forth, as of December 23, 2010 , the number of shares of common stock owned of record and beneficially by our current executive officers, directors and persons who hold 5% or more of the outstanding shares of common stock of the Company, and all of our current directors and executive officers as a group. Amounts reported under “Number of Shares of Common Stock Beneficially Owned as of December 23, 2010 ” includes the number of shares that could be acquired through the conversion of preferred shares within 60 days of this date. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment power with respect to the securities listed.  Further, unless otherwise indicated, each director’s, officer’s and beneficial owner’s  address is c/o Native American Energy Group, Inc., 108-18 Queens Blvd., Suite 901, Forest Hills, 11375.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Common Stock, par value $.001 per share	Windaus Energy, Inc. 205 Oakhill Drive Brantford Ontario N3T 5L7 (2)	2,002,000 (3)	7.05%

	Name and Address of Officer or Director
Common Stock, par value $.001 per share	Joseph G. D’Arrigo President, Chief Executive Officer and Chairman	5,295,751 (4)	18.66%

Common Stock, par value $.001 per share	Raj S. Nanvaan Chief Financial Officer, Chief Operations Officer, Vice President, Treasurer and Director	5,295,751 (5)	18.66%

Common Stock, par value $.001 per share	All Officers and Directors as a Group (2 persons)	10,591,502	37.32%

(1)	Based on 28,374,530 shares of common stock issued and outstanding as of December 23, 2010 .
(2)	Maurice Deschamps, the President of Windhaus Energy, Inc., has control of the voting and dispositive rights for the shares held by Windaus Energy, Inc.
(3)
Comprised of 2,000 shares of common stock issued pursuant to a technology license and distribution agreement executed in February 2007, and 2,000,000 shares of common stock issued pursuant to an amended license agreement executed in March 2010.

(4)
Comprised of (i) 5,045,751 shares of common stock directly held by Joseph G. D’Arrigo and (ii) 250,000 shares of common stock issuable upon conversion of Series A Preferred Stock issued to Mr. D’Arrigo on a one-for-one basis.  All such shares of preferred stock are convertible as of the date of this registration statement.

(5)
Comprised of (i) 5,045,751 shares of common stock directly held by Raj S. Nanvaan and (ii) 250,000 shares of common stock issuable upon conversion of Series A Preferred Stock issued to Mr. Nanvaan on a one-for-one basis.  All such shares of preferred stock are convertible as of the date of this registration statement.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS.

The following table contains information with respect to our directors and executive officers. To the best of our knowledge, none of our directors or executive officers has an arrangement or understanding with any other person pursuant to which he or she was selected as a director or officer. All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified.

Name	Age	Position
Joseph G. D’Arrigo	49	President, Chief Executive Officer and Chairman

Raj S. Nanvaan	33	Chief Financial Officer, Chief Operations Officer, Vice President, Treasurer and Director

Richard Ross	59	Corporate Secretary, Chief Communications Officer and Director

Doyle A. Johnson	56	Chief Geologist and Petroleum Engineer

Joseph G. D’Arrigo.   Mr. D’Arrigo has served as our President, Chief Executive Officer and Chairman since our formation on January 25, 2005. Since the Company’s inception in 2005, he has been responsible for guiding the Company throughout all aspects of its early stage development, including capital formation, project assessments, lease acquisitions and tribal employment policy.  In addition to his services as our officer and director, Mr. D’Arrigo has served as President, Chief Executive Officer and sole director of our subsidiary, NAEG Alaska Corporation (formerly Fowler Oil and Gas Corporation) since May 18, 2009. Concurrently, Mr. D’Arrigo serves as President and director of NAEG Founders Holding Corporation since its formation on April 21, 2005. Prior to co-founding the Company, he worked as a liaison between energy companies and several Native American tribes in the U.S., where he gained extensive experience in energy development on tribal lands, including non-native lands. In addition, from 1996 to 2000, he was CEO and director of Hand Rolle Inc., a company in the casino gaming industry, during which he was introduced to several influential Native American leaders throughout the United States that led to his insight into Native American opportunities.  Through such engagements, Mr. D’Arrigo gained significant contacts on tribal, state and federal levels. He is responsible for developing and implementing the Company’s business plan, tribal energy development agenda, tribal land leasing programs and tribal relation programs such as the Company’s “Tribal Empowerment Program” implemented in 2007. Mr. D’Arrigo’s experience, responsibilities and attributes qualify him to serve as a Director of the Company.

Mr. D’Arrigo has more than 20 years of banking and leadership experience. He assisted with the merger of Empire Savings Bank, Franklin Savings Bank and American Savings Bank and coordinated the integration of all three banking systems. As Assistant Vice President for American Savings Bank, he oversaw all back office operations. In addition, he managed the commercial division of Judicate Inc., a supplier of alternative dispute resolution services, which became Judicate’s most profitable endeavor. Mr. D’Arrigo has held the following securities licenses: Series 7 (General Securities Registered Representative) and Series 63.

Raj S. Nanvaan.   Mr. Nanvaan has served as the Company's Chief Financial Officer, Vice President, Treasurer and Director since our formation on January 25, 2005. He resigned from his position as the Company’s Corporate Secretary on July 15, 2009 and was appointed Chief of Operations on that date. Concurrent with his services as our officer and director, Mr. Nanvaan has served as Secretary, Treasurer and director of NAEG Founders Holding Corporation since its formation on April 21, 2005. He resigned as Secretary of NAEG Founders Holding Corporation on September 23, 2010.  Mr. Raj Nanvaan oversees the day to day financial operations, which include financial planning, accounting, budget and audit activities and oversight over internal controls, financial reporting and compliance with state and federal laws. He also oversees field operations, which include leasing, scheduling, permitting, geological, engineering and field services. As with Mr. D’Arrigo, prior to co-founding the Company, Raj Nanvaan worked as a liaison between energy companies and several Native American tribes in the U.S. where he gained extensive experience in energy development on tribal lands, including non-native lands. Through such engagements, he also gained significant contacts on tribal, state and federal levels. Mr. Nanvaan is responsible for developing and implementing the Company’s business plan, capital structure, and the seeking and selection of potential technology & field service companies that are vital to the Company’s development plan. The establishment of the Company’s wind energy initiative and relationship with Windaus Energy is attributed to Mr. Nanvaan.

Mr. Nanvaan’s career began in 1997 as a Registered General Securities Representative and he later managed an office of Supervisory Jurisdiction of a NASD/SIPC registered broker-dealer. As a General Securities Principal, he supervised Investment Advisors in proper portfolio management. Mr. Nanvaan has worked for several NASD/NYSE brokerage firms, such as Josephthal Lyon & Ross & Prime Charter Ltd.  Mr. Nanvaan has held the following securities licenses: Series 7 (General Securities Registered Representative), Series 24 (General Securities Principal) and Series 63.

Richard Ross.   Mr. Ross has served as the Company's Chief Communications Officer in charge of Investor Relations and as Assistant Corporate Secretary since February 15, 2005. He was promoted to Corporate Secretary on July 15, 2009 when Raj Nanvaan resigned as Corporate Secretary, and has served on the Company's Board of Directors since December 21, 2009. In addition to his services as our officer and director, he has served as a member of the board of directors of NAEG Founders Holding Corporation since September 23, 2010. Prior to joining NAEG, Mr. Ross was a director of New Energy Co, LLC, a coal bed methane development company with 65,000 mineral acres in the Powder River Basin in Northern Wyoming. He was a core member of its capital management and communications operations. In addition to this experience in the energy industry, Mr. Ross has experience with development stage companies.  In 2001, Mr. Ross served as the President and Director of a bulletin board company, where he gained corporate management experience. From 1998 to 1999, Mr. Ross hosted a financial talk show in New York on WEVD radio called “Stock Talk,” where he assisted small to medium-sized public companies gain exposure to the investing public. Mr. Ross attended Northeastern University and Nassau College and has a degree in Liberal Arts and Sciences. Mr. Ross’ experience and business resources will be beneficial to the Company as it seeks to expand market awareness and its shareholder base.

Doyle A. Johnson.   Mr. Johnson has provided consulting services to the Company since February 2005, and was appointed Chief Geologist & Petroleum Engineer on July 30, 2010. He is a third-generation oil and gas professional with over 35 years of oilfield exploration, production and engineering experience.

 His experience in the oil and gas industry started at the age of ten while working for his father who owned and operated a successful logging and perforating company.  Mr. Johnson began his career in 1968 working on the first polymer water flood project in the United States as an Associate Engineer for Cities Service in the El Dorado Kansas oilfield. He worked alongside Cities Service engineers and his duties included monitoring and servicing the water flood operations equipment, modification of water flood injection patterns and all phases of exploration. From 1980 to 1989, as head Geologist and Engineer for Occidental Petroleum’s Venezuela operations, Mr. Johnson managed the oil exploration, development and production for nine years. From 1990 to 1993, he managed a 50-well program for Mobil Oil in the Hennessey Oil field in Oklahoma.

 From 1993 to 2000, Mr. Johnson was contracted by Quest to manage the drilling and completion of 105 coal bed methane gas wells in Northeastern Oklahoma and Southeastern Kansas. The project consisted of 30 vertical and 75 lateral wells. He received recognition for determining that production was being shut-off due to cave-ins caused by the softness of the coal. He solved the problem by implementing slotted casing and chemical surfactants in the drilling fluid, which eliminated the need for fracturing. The elimination of the fracture service resulting from almost total recovery of drilling fluids reduced the overall budget dramatically.

Mr. Johnson has worked on over 5000 oil & gas wells and has a good safety record. He has successfully managed operations in the most sensitive of natural areas and has established a good reputation in the industry.  Mr. Johnson graduated from Kansas University in 1979 with Bachelor of Science degrees in Geology and Petroleum Engineering.

Family Relationships.

There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings.

There have been no events under any bankruptcy act, any criminal proceedings or any judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person during the past ten years except as follows:

Raj S. Nanvaan. From February 1, 1998 to June 1, 1998, Raj S. Nanvaan, at the age of 20, was employed as a General Securities Representative by Renaissance Capital Management, Inc., a brokerage firm, the principal owners / officers of which were criminally prosecuted for selling unregistered securities.  Mr. Nanvaan decided to leave the firm to become a Securities Compliance Manager by taking the Series 24 exam and established his own securities brokerage firm. Nearly two years later, in March 2000, Mr. Nanvaan was notified by the Securities and Exchange Commission (“SEC”) of a civil lawsuit whereby the SEC was seeking an injunctive action against several registered representatives who worked at Renaissance during the period from October 1997 to March 1999 for inducing investors to invest in a soon to be defunct corporation, making false representations regarding such corporation’s IPO and negligently or recklessly distributing materials containing misstatements and omissions. Subsequently, the SEC charged the five individuals named in the complaint which included Mr. Nanvaan for violations of Sections 5 and 17(a) of the Securities Act of 1933, as amended and Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On March 29, 2003, the district court in an administrative proceeding granted the SEC’s application to permanently enjoin each of the remaining securities representatives from future violations of Sections 5(a), 5(c), and 17(a) of the Securities Act of 1933, as amended, and Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated thereunder.

While employed by such brokerage firm for such 5 months, Mr. Nanvaan received compensation for normal brokerage commissions by the principals from an account that was used from October 1997 to March 1999 in connection with the principals’ criminal actions. Mr. Nanvaan’s five month employment with Renaissance also fell within such period. On October 31, 2003, Mr. Nanvaan was ordered to return $10,000 in funds received from such account, plus pay penalties and interest. On June 21, 2005, the SEC imposed remedial sanctions pursuant to Section 15(b)(6) of the Exchange Act, barring Mr. Nanvaan from having any association with any broker or dealer. None of the above sanctions prohibit Mr. Nanvaan from being employed by a public or private company.

Since the year 2000, Mr. Nanvaan has not been associated with a broker or dealer or been involved in the securities industry. Since 2001, he has been actively involved in the energy industry. Since 2005, he has been employed by Native American Energy Group, Inc. He has at all times been in full compliance with the above administrative order.

Audit Committee

The Board of Directors has not established any committees and acts as the Audit Committee for the Company. The Company has no qualified financial expert at this time because it has not been able to identify a qualified candidate. The Company intends to continue to search for a qualified individual for hire.

ITEM 6. EXECUTIVE COMPENSATION.

Compensation of Officers

The following is a table detailing compensation made to the Company’s executive officers, including annual cash salaries paid to officers of the Company’s subsidiaries, for the last two fiscal years ending December 31.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Joseph G. D’Arrigo President & CEO	2008	0	0	0	0	0	0	22,500 (1)	22,500
	2009	0	0	4,200,000 (2)	0			3,100 (1)	4,203,100

Raj S. Nanvaan Chief Financial & Operations Officer	2008	0	0	0	0	0	0	24,475	24,475 (3)
	2009	0	0	4,200,000 (4)	0	0	0	0	4,200,000

Robert Fowler President, CEO & Director of NAEG Alaska Corp.	2008	134,893	0	0	0	0	0	0	134,893
	2009	28,235 (5)	0	0	0	0	0	0	28,235

(1)  In connection with the execution of a capital lease obligation in March of 2006 regarding the Company’s Workover/Drilling Rig, Mr. D’Arrigo provided real estate collateral pledges and personal guarantees to the financial institution in exchange for a fee of $75,000, of which $22,500 was paid to Mr. D’Arrigo in the fiscal year ending 2008 and $3,100 was paid in the fiscal year ending 2009.

(2) In connection with the merger of Native American Energy Group, Inc. with and into Flight Management International Inc., Mr. D’Arrigo was issued (i) 5,000,000 shares of common stock of the surviving entity and (ii) 250,000 shares of preferred stock of the surviving entity in order for Mr. D’Arrigo, together with Mr. Nanvaan, to retain voting control. Together with Mr. Nanvaan’s shares of preferred stock, Mr. D’Arrigo’s shares of preferred stock represented 50% of the shares of preferred stock authorized. These preferred shares have super voting rights of 1000 shares of voting common per 1 share of preferred, giving voting control of the Company to Messrs. D’Arrigo and Nanvaan.  At the time of such issuance, the common shares were valued at $.80 based on the price per share of the common stock of Flight Management on October 23, 2009, the date of execution of the Plan of Merger and Merger Agreement between the Company and Flight International, which was $.08, multiplied by 10 to take into account the 1 for 10 split.

(3)  In connection with the execution of a capital lease obligation in March of 2006 regarding the Company’s Workover/Drilling Rig, Mr. Nanvaan provided real estate collateral pledges and personal guarantees to the financial institution in exchange for a fee of $150,000, of which $24,475 was paid to Mr. Nanvaan in the fiscal year ending 2008.

(4)  In connection with the merger of Native American Energy Group, Inc. with and into Flight Management International Inc., Mr. Nanvaan was issued (i) 5,000,000 shares of common stock of the surviving entity and (ii) 250,000 shares of preferred stock of the surviving entity in order for Mr. Nanvaan, together with Mr. D’Arrigo, to retain voting control. Together with Mr. D’Arrigo’s shares of preferred stock, Mr. Nanvaan’s shares of preferred stock represented 50% of the shares of preferred stock authorized. These preferred shares have super voting rights of 1000 shares of voting common per 1 share of preferred, giving voting control of the Company to Messrs. D’Arrigo and Nanvaan.  At the time of such issuance, the common shares were valued at $.80 based on the price per share of the common stock of Flight Management on October 23, 2009, the date of execution of the Plan of Merger and Merger Agreement between the Company and Flight International, which was $.08, multiplied by 10 to take into account the 1 for 10 split.

(5)  Mr. Fowler was elected as the President, CEO and Director of NAEG Alaska Corporation (formerly Fowler Oil & Gas Corp.) immediately upon acquiring NAEG Alaska Corp. on January 1, 2008 whereby it became a wholly owned subsidiary of the Company. He was only paid a salary as an officer of NAEG Alaska Corporation in fiscal years 2008 and 2009. He received only a pro rata portion of his salary for fiscal year 2009 because he was removed as officer and director of NAEG Alaska Corporation in May 2009 and Joseph D’Arrigo was elected as sole Director and appointed President of NAEG Alaska Corporation.

We currently do not have any retirement, pension, profit-sharing, stock options or insurance programs for the benefit of our employees.

Members of the Company’s Board of Directors do not receive compensation.

As of the date of this Registration Statement, the Company has not granted any stock options.

Employment Contracts

Currently, the Company does not have employment agreements with any of its employees.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

(1)
From January 18, 2005 (date of inception) through December 31, 2009, principal shareholders have contributed an aggregate of $1,315,963 in working capital, which is reflected as additional paid in capital in the Company’s financial statements.

(2)
In addition to being officers and directors of Native American Energy Group, Inc., Joseph D’Arrigo, the Company’s President, Chief Executive Officer and Chairman, and Raj Nanvaan, the Company’s Chief Financial Officer, Chief Operations Officer, Vice President, Treasurer and Director, are directors and minority shareholders of NAEG Founders Holding Corporation, a private New York corporation that Messrs. D’Arrigo and Nanvaan formed to hold an aggregate of 5% of each of their 3% Overriding Royalty interest in the future oil & gas production of the Company. As the result of the assignment of such interests by Messrs. D’Arrigo and Nanvaan to NAEG Founders Holding Corporation by way of a board resolution, NAEG Founders Holding Corporation held a total 5% of the 6% Overriding Royalty Interest in the future oil & gas production from leasehold interests.  Messrs. D’Arrigo and Nanvaan were each issued such 3% Overriding Royalty Interest in the Company’s future oil & gas production in exchange for the assignment of their respective interests in a drilling project associated with another company called Rockwell Petroleum. The project was called the Jones Draw Field. Such rights were acquired by them before the organization of the Company while working with other oil & gas companies as tribal liaisons. To date, Messrs. D’Arrigo and Nanvaan have not received any compensation or dividend distributions from NAEG Founders Holdings Corporation because such company has not had any commercial production to date.

In the years following this assignment, Messrs. D’Arrigo and Nanvaan split their combined interest into fractional interests, which NAEG Founders Holding Corporation later transferred to third parties and also sold part of its royalty interest to fund the operating needs of Native American Energy Group, Inc.  In order for NAEG Founders Holding Corporation to receive, automatically and unconditionally, 5% of the proceeds from the sale of oil produced by Native American Energy Group, from a purchaser such as Shell, it needed to help with the operating costs.  As is the industry practice, the 5% is remitted by Shell and other purchasers directly to NAEG Founders Holding Corporation on a quarterly basis.  For the same purpose, NAEG Founders Holding Corp sold approximately 30% of the total royalty interest for $2,923,570. All funds were used for operating capital for Native American Energy Group, Inc. In connection with the use of the proceeds to operate Native American Energy Group, Inc., certain shareholders of NAEG Founders Holding Corporation filed a complaint in March 2010 alleging, among other things, breach of fiduciary duty by Messrs. D’Arrigo and Nanvaan.  See “Legal Proceedings” below.    NAEG Founders Holding Corporation is not a shareholder of the Company. It only owns a 5% Overriding Royalty Interest in the future oil & gas production of Native American Energy Group, Inc.

On September 23, 2010, Richard Ross was elected as Director and Secretary of NAEG Founders Holding Corporation at a duly noticed shareholders meeting held at the LaGuardia Airport Hotel in East Elmhurst, New York.  He is not a shareholder of NAEG Founders Holding Corporation.

(3)	Joseph D’Arrigo, the Company’s President, Chief Executive Officer and Chairman, is also the sole director of NAEG Alaska Corporation, the Company’s wholly owned subsidiary.

(4)
In connection with the execution of a capital lease obligation in March of 2006 regarding the Company’s Workover Rig, Messrs. D’Arrigo and Nanvaan and their respective relatives provided real estate collateral pledges and personal guarantees to the financial institution in exchange for an obligation fee of $325,000, of which $75,000 is payable to Joseph D’Arrigo, $150,000 is payable to Raj Nanvaan and the balance payable to the parents of Raj Nanvaan.  The guarantee fees were being amortized ratably over the term of such lease, which is due to expire in 2014. However, on March 24, 2010, the capital lease obligation was converted to equity. As a result, the real estate collateral was released and the Company received free and clear title to the Workover Rig.

ITEM 8. LEGAL PROCEEDINGS.

Steven Freifeld, et al. v. Native American Energy Group, Inc., et al., Index No. 005503-2010.

On March 19, 2010, Plaintiffs, the putative investors in NAEG Founders Holding Corporation (“Founders”), filed a complaint in the Supreme Court of the State of New York, Nassau County, against the Company, Joseph D’Arrigo, in his capacity as President and CEO of the Company, Raj Nanvaan, in his capacity as CFO, COO, Vice President and Treasurer of the Company, and others.  The Company and Messrs. D’Arrigo and Nanvaan were named in this complaint because Messrs. D’Arrigo and Nanvaan are each officers and directors of both the Company and Founders.  Plaintiffs’ complaint alleges, among other things, that the Company and/or its affiliates and officers have breached fiduciary duties purportedly owed Plaintiffs and committed common law fraud through misrepresentations in the course of soliciting investments.  The claims primarily resulted from  Founders’ transfer of its fractional ownership of its interests and the sale of some of its royalty interest to third parties (some of which are also Plaintiffs in this proceeding), and the use of the proceeds resulting from the transfer and sales to fund the operating needs of Native American Energy Group.  Plaintiffs sought an order granting to Plaintiffs certain disclosures, unfettered access to various corporate books and records, and termination of the current officers and directors of the Company.  Plaintiffs also sought compensatory damages in an amount to be determined at trial, but alleged in the complaint to equal or exceed the amount of their putative investments in the Company and/or its affiliates. The Plaintiffs include certain of the third parties referenced at page 46 to which NAEG Founders transferred fractional ownership of its royalty interests.

On March 25, 2010, Plaintiffs filed an order to show cause in the Supreme Court of the State of New York, Nassau County, in support of their request for an order granting Plaintiffs specific relief; namely, the setting of a date for a shareholders’ meeting of NAEG Founders Holding Corporation, inspection of books and records of NAEG Founders Holding Corporation, and an accounting from the Company’s corporate officers as to their interests in the Company and its affiliates.

On May 6, 2010, the Company filed an order to show cause requesting an order transferring this matter to New York County pursuant to the terms of a contractual forum selection clause, and staying the entire action pending determination of the change of venue motion.  On May 6, 2010, oral argument was held at the Company’s request for a stay, after which the Court granted an interim stay tolling the Company’s time to respond to Plaintiffs’ motion and complaint.  Plaintiffs served their formal response in opposition to the Company’s change of venue motion on June 3, 2010.  The Company served its reply in support of its venue motion on June 18, 2010.

On September 13, 2010, the Honorable Stephen A. Bucaria issued an Order rendering a decision on the Plaintiffs’ and Defendants’ previously filed Orders to Show Cause.  Judge Bucaria denied the Plaintiffs’ motion for an order compelling a meeting of the shareholders; granted the Plaintiffs’ request for an order allowing inspection of the books and records of NAEG Founders Holding Corporation; and denied the Plaintiffs’ request for an order requiring defendants Joseph D’Arrigo and Raj Nanvaan for an accounting to the shareholders at the shareholders meeting.  Judge Bucaria denied the defendants’ request to transfer the action from Nassau County to New York County.

Before Judge Bucaria issued his Order, the Defendants and Plaintiffs jointly agreed on September 2, 2010 that the books and records of NAEG Founders Holding Corporation and Native American Energy Group, Inc. would be made available on September 20, 2010 for inspection and review to the Plaintiffs at the Law Offices of Bachner & Associates, P.C.  In order to show good faith and try to facilitate a resolution of the matter, the Defendants also made available additional books and records to the Plaintiffs on September 22, 2010 and September 24, 2010.  Additionally, on September 23, 2010, in accordance with the Plaintiffs’ prior request, NAEG Founders Holding Corporation held its annual meeting.  However, none of the Plaintiffs attended, nor did they return their voting proxies.

On October 8, 2010, the Plaintiffs and Defendants filed a joint stipulation extending the Defendants time to answer, move, or otherwise respond to the Complaint from October 12, 2010 to, and including, November 8, 2010.

On November 8, 2010, the parties jointly agreed to stay the action.  The next scheduled court appearance is on June 3, 2011 for a status conference before Judge Bucaria.

On November 29, 2010, the parties entered into a confidential conditional settlement agreement, without prejudice.  NAEG’s stock ticker symbol “NAGP” currently has a global lock placed on it by the Depository Trust Company (“DTC”).  If the global lock is removed, the Plaintiffs will receive 1,300,000 shares of NAEG in exchange for their 2,405,000 shares in Founders.  Additionally, one plaintiff will receive 37,500 shares of NAEG in exchange for retiring and forgiving a loan he made to NAEG, which has an outstanding balance of $46,500.  As per the settlement agreement, the Company has already issued 1,337,500 shares and they are being held in escrow pending removal of the global lock by DTC. The lawsuit shall continue and the stay shall be lifted if the global lock is still in place on May 8, 2011.  In this event, the Defendants will have until July 7, 2011 to file an answer, move, or otherwise respond to the Complaint.  Should the lawsuit resume, the Company intends to continue to contest the allegations vigorously.

Other than the litigation disclosed above, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our Company, our common stock, any of our subsidiaries or our Company’s or our Company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information.

While there is no established public trading market for our common stock, our common stock is quoted on the Pink Sheets under the symbol NAGP. The following table sets forth the high and low bid prices for our common stock reported by the Pink Sheets for the periods indicated below. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Price Range Per Share
Quarter Ending September 30, 2010	High ($)	Low ($)
First Quarter	3.00	1.00
Second Quarter	1.65	0.20
Third Quarter	0.24	0.13

Year Ending December 31, 2009
First Quarter	1.40	1.40
Second Quarter	1.40	0.80
Third Quarter	0.80	0.80
Fourth Quarter	1.00	0.80

Year Ending December 31, 2008
First Quarter	2.20	0.90
Second Quarter	0.90	0.90
Third Quarter	1.40	0.90
Fourth Quarter	1.40	1.40

On October 23, 2009, the Company was merged into Flight Management International Inc. (“FMGM”) via a share exchange on the basis of .0001 share of FMGM for 1 share of the Company (i.e., a 1 for 10,000 ratio).  Prior to the merger, the previous management of FMGM initiated a 1 for 10 reverse split, which went effective on November 5, 2009. All of the high and low bid prices for our stock prior to the split on October 23, 2009 have been adjusted above on a post split basis such that the pre-split prices take into account the 1 for 10 reverse split.

From February 2005 to March 2008, Native American Energy Group traded on the Pink Sheets Electronic OTC Market. On March 13, 2008, the Company’s class of securities, along with the securities of 25 other companies, were suspended from trading by the SEC for ten (10) days and subsequently downlisted to the Grey Market. The company’s former security that traded under the symbol NVMG was suspended due to inaccuracies and inadequacies regarding its public status resulting from the unauthorized actions of a Houston attorney that the Company retained in January 2005. Management had retained the attorney to assist in identifying a public shell company for merger and listing onto the Pink Sheets. Unbeknownst to management, the attorney engaged in certain actions related the Company’s name change and public listing which were unauthorized by management of the Company, resulting in NVMG security’s suspension and downlisting to the Grey Market. See the section titled “History” on page 1 for additional information.

As of December 23, 2010 , we have 28,374,530 shares of common stock outstanding. All of these shares were issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and therefore are treated as “restricted securities.” Although we are subject to the reporting requirements of section 13 or 15(d) of the Exchange Act as the result of this Form 10 becoming automatically effective 60 days after the original filing of this Form 10, we have not filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act during the preceding 12 months.  Therefore, pursuant to Rule 144(i), we will not be able to use the exemption provided by Rule 144 until we have ceased being a shell company for at least one year.

We intend to have our shares quoted on the OTC Bulletin Board. Inclusion on the OTC Bulletin Board will permit price quotations for our shares to be published by such service. Currently, our common stock is traded on the Pink Sheets.

Although we intend to have our application submitted to the OTC Bulletin Board subsequent to the filing of this registration statement, there can be no assurance that the application will be accepted or that the shares will be traded on the OTC Bulletin Board.

If our shares are listed on the OTC Bulletin Board, secondary trading of our shares may be subject to certain state imposed restrictions. Except for the application to the OTC Bulletin Board, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer’s securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state. Further, our shares may be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as the definition used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer’s net tangible assets; or exempted from the definition by the SEC. Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000 by an individual, or $300,000 together with his or her spouse), are subject to additional sales practice requirements.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.

Holders

As of December 23, 2010 , we had 645 shareholders of common stock per our transfer agent’s shareholder list.

Dividends

We have not paid any cash dividends to date and do not anticipate or contemplate paying any dividends in the foreseeable future. It is the present intention of our management to utilize all available funds for the growth of our business.

Equity Compensation Plan Information

We currently do not have an equity compensation plan.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

Stock Subscriptions

Month of Sale	# of Shares	Sale Price	Aggregate	# of Shareholders
November-09	130,000	$0.50	$65,000.00	7
November-09	350,000	$0.10	$35,000.00	1
December-09	10,000	$0.50	$5,000.00	1
January-10	20,000	$0.50	$10,000.00	1
January-10	14,000	$0.25	$3,500.00	1
February-10	26,000	$0.50	$13,000.00	3
March-10	20,000	$0.50	$10,000.00	2
April-10	7,000	$0.50	$3,500.00	1
May-10	36,400	$0.50	$18,200.00	3
June-10	260,000	$0.25	$65,000.00	5
July-10	500,000	$0.10	$50,000.00	1
August-10	625,000	$0.08	$50,000.00	1
October-10	18,000	$0.25	$4,500	2
October-10	312,500	$0.08	$25,000	1
October-10	250,000	$0.10	$25,000	1
November-2010	150,000	$0.10	$15,000	4

Total	2,728,900		$397,700	35

In various private placement transactions from November 2009 through November 2010 , the Company issued a total of 2,728,900 shares of restricted common stock for an aggregate purchase price of $397,700 to approximately 35 investors. All of the purchasers/subscribers were “accredited investors” as defined under Rule 501(a) promulgated under the Securities Act and the sales of these securities were exempt under either Section 4(2) of the Securities Act or the rules and regulations promulgated thereunder.

Merger Agreement

Month of Sale	# of Shares	Sale Price	Value	# of Shareholders
October-2009	5,250,000	$.80	$4,200,000	1
October-2009	5,250,000	$.80	4,200,000	1

In connection with the merger agreement, each of Joseph G. D’Arrigo and Raj S. Nanvaan received (i) 5,000,000 shares of common stock and (ii) 250,000 shares of convertible preferred stock as an inducement for joining the management of the Company.. Such preferred shares convert to common stock on a one to one basis. Therefore, the above table includes the common shares are issuable upon conversion of the preferred stock. At the time of the issuance of preferred stock, shares of common stock were valued at $.80.

Purchase of Equipment/Vehicle

Month of Sale	# of Shares	Sale Price	Value	# of Shareholders
December-2009	20,000	$.30	$6,000	1

In December 2009, the Company purchased a customized pickup/maintenance truck for transport of wind turbines from a car dealership for a purchase price of $6,000, which was paid for with 20,000 shares of our common stock.

Finance Charges / Loan Fees

Month of Sale	# of Shares	Sale Price	Value	# of Shareholders
December -2009(1)	25,000	$1.00	$25,000	1
March -2010(2)	18,000	1.18	21,240	1

(1)	In December 2009, the Company issued 25,000 shares in lieu of an agreed upon loan extension/finance charge of $25,000 for a loan obligation in default since 2008.
(2)	In March 2010, 18,000 shares were issued in connection with a loan agreement entered into by the Company.

Share Based Compensation

Month of Sale	# of Shares	Sale Price	Value	# of Shareholders
June-2010	100,000(1)	$.20	$20,000	1
June-2010	1,000,000(2)	.35	350,000	1

(1)	In June 2010, the Company issued 100,000 shares of common stock in exchange for consulting & advisory services.
(2)
In June 2010, the Company issued and deposited 1,000,000 shares into an attorney escrow account as part of a proposed financing agreement that was expected to be completed by September 15, 2010. The agreement was extended from September 15, 2010 to November 30, 2010.  See Note 10 of the June 30 Unaudited Financial Statements.

Technology License & Distribution Agreement – Windaus Energy Inc.

Month of Sale	# of Shares	Sale Price	Value	# of Shareholders
March 2010 (1)	2,000,000	$1.00	$2,000,000	1

(1)
In March 2010, the Company issued 2,000,000 shares of our common stock to Windaus Energy, Inc. pursuant to the Amended Wind Technology Rights Agreement that was amended to include the entire United States.

Debt Conversion Agreements

Date of Debt Conversion	# of Shares	Conversion Price		Debt Satisfied	# of Shareholders
January 4, 2010	700,000		$0.10	$70,000.00	1
January 6, 2010	1,120,000		$0.10	$112,000.00	1
January 6, 2010	1,415,000		$0.07	$99,050.00	1
February 5, 2010	3,291,329		$0.10	$329,132.81	4
February 7, 2010	100,000		$0.10	$10,000.00	1
February 7, 2010	1,055,000		$0.10	$105,500.00	1
February 7, 2010	150,000		$0.10	$15,000.00	1
February 7, 2010	150,000		$0.10	$15,000.00	1
March 1, 2010	316,825		$0.80	$253,459.50	1
March 17, 2010	125,000		$0.60	$75,000.00	1
March 24, 2010	144,548		$0.50	$72,274.00	1
March 25, 2010	550,000		$.3959	$166,340.00	1
April 13, 2010	250,000		$0.30	$75,000	1
June 17, 2010	400,000		$0.125	$50,000.00	1
June 17, 2010	175,000		$0.16	$28,000.00	1
June 28, 2010	98,000		$0.50	$49,000.00	1

Total	10,040,702	$		$1,524,756.31	19

Since January 2010, in order to lessen our debt burden, Company management has converted various outstanding debts, including loans, equipment leases and account payables. Such debts were incurred as far back as December 2005. Pursuant to the various debt conversion agreements and pay-off letters, we converted various promissory notes and accrued interest, an equipment lease and an account payable totaling $1,524,756.31 into our common stock at various conversion prices ranging from $0.07 to $0.80 per share. An aggregated 10,040,702 shares of our common stock were issued in exchange for full release from such debt obligations.

The foregoing issuances as per the debt conversions were made in reliance upon an exemption from registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act for offers and sales of securities that do not involve a public offering. Therefore, such shares were not registered under the Securities Act and accordingly the shares may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act.

In connection with a confidential conditional settlement agreement entered into by the Company and 26 Plaintiffs in the legal proceeding described in “Item 8 – Legal Proceedings”, the Company issued 1,337,500 which is currently being held in an escrow account pending satisfaction of certain conditions stipulated in the agreement. See ‘Item 8 – Legal Proceedings’ for additional information.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Common and Preferred Stock

The Company is authorized by its Certificate of Incorporation and Certificate of Designations to issue an aggregate of 1,000,000,000 shares of capital stock, of which 999,000,000 are shares of common stock, par value $0.001 per share (the “Common Stock”), and 1,000,000 are shares of Series A preferred stock, par value $0.0001 per share (the “Preferred Stock”). As of  December 23, 2010, 28,374,530 shares of Common Stock and 500,000 shares of Preferred Stock were issued and outstanding.

(1) Common Stock

The holders of our Common Stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

The shares of our Common Stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the shares of our Common Stock and they all rank at equal rate or “pari passu”, or each with the other, as to all benefits, which might accrue to the holders of the shares of our Common Stock. All registered shareholders are entitled to receive a notice of any general annual meeting to be convened.

At any general meeting, subject to the restrictions on joint registered owners of shares of our Common Stock, on a showing of hands, every shareholder who is present in person and entitled to vote has one vote, and on a poll every shareholder has one vote for each share of our Common Stock of which he is the registered owner and may exercise such vote either in person or by proxy. Holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

(2) Preferred Stock

Our Board of Directors is authorized to issue 1,000,000 shares of preferred stock in one or more series, from time to time, with each such series to have such designation, relative rights, preferences or limitations as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions of our Certificate of Incorporation, the Board of Directors being expressly vested with authority to adopt any such resolution or resolutions.

Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of our Company. The ability of the Board to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of our Company by tender offer or other means. Such issuances could therefore deprive shareholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause.

Series A Convertible Preferred Stock

As of December 23, 2010 , 1,000,000 shares of our Preferred Series A shares have been designated, of which 500,000 are issued and outstanding and held by 2 shareholders.

Conversion of Shares of Series A Convertible Preferred Stock

The holder of Series A Convertible Preferred Stock may, in its sole discretion, convert each share of Series A Convertible Preferred Stock into one share of the Company’s Common Stock at any time following the date of issuance of the Series A Convertible Preferred Stock. The shares of Common Stock received by the Series A Shareholder upon conversion of the Series A Convertible Preferred Stock shall be called the “Conversion Shares.” The Conversion Shares shall be fully paid and non-assessable.

Liquidation

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series A Convertible Preferred Stock shall be pari passu in rights with the holders of the Company’s outstanding preferred stock and senior in rights to the holders of the Company’s Common Stock.

Voting Rights

The holders of shares of Series A Preferred Stock have the right to that number of votes determined by multiplying the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock by 1,000. Except as provided by law or the provisions of the Company’s Certificate of Designations, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock and with the holders of any other series of Preferred Stock, the terms of which so provide as a single class.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and preferred stock is Pacific Stock Transfer Co. located at 4045 South Spencer Street, Suite 403, Las Vegas Nevada 89119. Their phone number is (702) 361-3033.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145(a) of the General Corporation Law of Delaware, we have the power to indemnify our directors, officers, employees or agents who are parties or threatened to be made parties to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the Company) arising from that person’s role as our director, officer, employee or agent against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Under Section 145(b) of the General Corporation Law of Delaware, we have the power to indemnify our directors, officers, employees and agents who are parties or threatened to be made parties to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in our favor arising from that person’s role as our director, officer, employee or agent against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) further provides that if one of our present or former directors or officers has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Article Six of our Certificate of Incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of Article Six of our Certificate of Incorporation shall apply to or have any effect on the liability or alleged liability of any of our directors for or with respect to any acts or omissions of such director occurring prior to such amendment.

 Sections 14.1 and 14.2 of our bylaws provides that we shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, have the power to indemnify each of our directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was our agent.

Further, Section 145(g) of the Delaware General Corporation Law and Section 14.10 of our bylaws allows us to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent against any liability asserted against such person and incurred by such person, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law and our bylaws.

Section 145(e) of the Delaware General Corporation Law and Section 14.6 of our bylaws allows us to pay expenses incurred by directors and officers incurred in defending any civil or criminal action or proceeding for which indemnification is required, or for which indemnification is permitted following authorization by our Board of Directors in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized by the Delaware General Corporation Law and our bylaws.

These limitations of liability, indemnification and expense advancements may discourage a stockholder from bringing a lawsuit against directors for breach of their fiduciary duties. The provisions may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be adversely affected to the extent we pay the costs of defense or settlement and damage awards against directors and officers pursuant to these limitations of liability and indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We do not maintain directors’ and officers’ liability insurance covering our directors and officers against certain claims or liabilities arising out of the performance of their duties and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was our agent.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

6/30/10

Native American Energy Group

NATIVE AMERICAN ENERGY GROUP, INC.
FINANCIAL STATEMENTS
JUNE 30 2010 (UNAUDITED)

F-1

NATIVE AMERICAN ENERGY GROUP, INC.

INDEX TO FINANCIAL STATEMENTS

Page

Condensed Consolidated Balance Sheets – June 30, 2010 (Unaudited) and December 31, 2009	F-3

Unaudited Condensed Consolidated Statements of Operations – Three and Six Months Ended June 30, 2010 and June 30, 2009 and for the period from January 18, 2005 (date of inception) to June 30, 2010	F-4

Unaudited Condensed Consolidated Statement of Stockholders’ (Deficit) Equity for the period from January 18, 2005 (date of inception) to June 30, 2010	F-5 ~ F-6

Unaudited Condensed Consolidated Statements of Cash Flows – Six Months Ended June 30, 2010 and June 30, 2009 and from the period January 18, 2005 (date of inception) to June 30, 2010	F-7

Notes to the Unaudited Condensed Consolidated Financial statements	F-8 to F-22

F-2

NATIVE AMERICAN ENERGY GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(a development stage company)

	June 30, 2010	December 31, 2009
	(RESTATED)
	(unaudited)
ASSETS
Current assets:
Cash	$12,083	$5,915
Prepaid expenses	486,771	-
Total current assets	498,854	5,915

Property, plant and equipment:
Plant and equipment, net	655,596	729,681
Total property, plant and equipment	655,596	729,681

Other assets:
Licensing, net of amortization of $23,148	2,476,852	-
Collateral on surety bonds	174,460	173,628
Guarantee fees	-	169,271
Security deposits	159,612	159,612
Total other assets	2,810,924	502,511

Total assets	$3,965,374	$1,238,107

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$838,281	$1,269,259
Capital leases and notes payable, short term portion	373,046	226,010
Loans payable	521,634	1,185,400
Total current liabilities	1,732,961	2,680,669

Long term debt:
Capital leases	-	185,133
Notes Payable	166,664	-
Total long term debt	166,664	185,133

Commitments and contingencies	-	-

Stockholders' deficit:
Preferred stock, par value $0.0001; 1,000,000 shares authorized, 500,000 and 500,000 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	50	50
Common stock, par value $0.001; 1,000,000,000 shares authorized, 25,031,530 and 11,030,003 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	25,031	11,030
Additional paid in capital	19,111,660	14,865,210
Deficit accumulated during exploration stage	(17,070,992)	(16,503,985)
Total stockholders' equity (deficit)	2,065,749	(1,627,695)

Total liabilities and stockholders' equity (deficit)	$3,965,374	$1,238,107

See the accompanying notes to these unaudited financial statements

F-3

NATIVE AMERICAN ENERGY GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(a development stage company)
(unaudited)
(RESTATED)
					From January 18, 2005
	Three months ended June 30,		Six months ended June 30,		(date of inception) through
	2010	2009	2010	2009	June 30, 2010

REVENUE	$-	$-	$-	$-	$-

Operating expenses:
Selling, general and administrative	198,834	24,203	457,314	41,555	11,665,121
Impairment of undeveloped properties	39,109	-	80,875	-	4,719,442
Depreciation and amortization	30,648	17,356	38,149	34,713	133,731
Total operating expenses	268,591	41,559	576,338	76,268	16,518,294

Loss from operations	(268,591)	(41,559)	(576,338)	(76,268)	(16,518,294)

Other income (expense):
Interest income	248	827	832	1,654	25,883
Other income	-	-	43,100	-	161,184
Interest expense	(12,213)	(26,101)	(34,601)	(52,294)	(739,765)

Loss before provision for income taxes	(280,556)	(66,833)	(567,007)	(126,908)	(17,070,992)

Provision for income taxes (benefit)	-	-	-	-	-

NET LOSS	$(280,556)	$(66,833)	$(567,007)	$(126,908)	$(17,070,992)

Net loss per common share, basis and fully diluted	$(0.01)	$(0.47)	$(0.03)	$(0.89)

Weighted average number of common shares outstanding, basic and fully diluted	23,140,219	141,173	20,172,145	141,173

See the accompanying notes to these unaudited financial statements

F-4

NATIVE AMERICAN ENERGY GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
(a development stage company)
From January 18, 2005 (date of inception) through June 30, 2010 (unaudited) (RESTATED)

									Deficit
								Common	Accumulated during
	Preferred stock		Common stock		Additional	Common shares to be issued		Stock	Development
	Shares	Amount	Shares	Amount	Paid in Capital	Shares	Amount	Subscription	Stage	Total
Shares outstanding at inception (Halstead Energy Corporation)	-	$-	30	$-	$-	-	$-	$-	$-	$-
Sale of common stock	-	-	97,500	98	48,652	-	-	-	-	48,750
Common stock issued in exchange for services rendered	-	-	920	1	459,999	-	-	-	-	460,000
Contributed capital by majority shareholders	-	-	-	-	794,682	-	-	-	-	794,682
Net loss for period ended December 31, 2005	-	-	-	-	-	-	-	-	(579,779)	(579,779)
Balance, December 31, 2005 (Unaudited)	-	-	98,450	99	1,303,333	-	-	-	(579,779)	723,653
Common stock issued as debt collateral	-	-	20,640	20	(20)	-	-	-	-	-
Common stock issued in exchange for services rendered	-	-	136	-	19,500	-	-	-	-	19,500
Common stock issued in exchange for expenses	-	-	50	-	3,000	-	-	-	-	3,000
Sale of common stock	-	-	8,046	8	249,992	-	-	-	-	250,000
Common stock subscription	-	-	-	-	-	-	-	40,000	-	40,000
Contributed capital by majority shareholders	-	-	-	-	451,739	-	-	-	-	451,739
Net loss for year ended December 31, 2006	-	-	-	-	-	-	-	-	(763,264)	(763,264)
Balance, December 31, 2006 (Unaudited)	-	-	127,322	127	2,027,544	-	-	40,000	(1,343,043)	724,628
Issuance of common stock for subscription	-	-	5,000	5	39,995	-	-	(40,000)	-	-
Sale of common stock, net	-	-	17,507	17	317,358	-	-	-	-	317,375
Return of common stock issued for collateral	-	-	(20,400)	(20)	20	-	-	-	-	-
Common stock to be issued for acquisition of Fowler Oil & Gas	-	-	-	-	-	11,765	691,200	-	-	691,200
Sale of royalty rights	-	-	-	-	1,715,000	-	-	-	-	1,715,000
Cancellation of common stock issued for services	-	-	(20)	-	-	-	-	-	-	-
Contributed capital by majority shareholders	-	-	-	-	64,301	-	-	-	-	64,301
Net loss for the year ended December 31, 2007	-	-	-	-	-	-	-	-	(905,809)	(905,809)
Balance, December 31, 2007	-	$-	129,409	$129	$4,164,218	11,765	$691,200	$-	$(2,248,852)	$2,606,695

See the accompanying notes to these unaudited financial statements

F-5

NATIVE AMERICAN ENERGY GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
(a development stage company)
From January 18, 2005 (date of inception) through June 30, 2010 (unaudited) (RESTATED)
									Deficit Accumulated
								Common	during
	Preferred stock		Common stock		Additional	Common shares to be issued		Stock	Development
	Shares	Amount	Shares	Amount	Paid in Capital	Shares	Amount	Subscription	Stage	Total
Balance, December 31, 2007	-	$-	129,409	$129	$4,164,218	11,765	$691,200	$-	$(2,248,852)	$2,606,695
Issuance of common stock for investment in wholly owned subsidiary	-	-	11,765	12	936,187	(11,765)	(691,200)	-	-	244,999
Sale of royalty rights	-	-	-	-	1,208,570	-	-	-	-	1,208,570
Contributed capital by majority shareholders	-	-	-	-	2,754	-	-	-	-	2,754
Net loss for the year ended December 31, 2008	-	-	-	-	-	-	-	-	(5,111,099)	(5,111,099)
Balance, December 31, 2008	-	-	141,174	141	6,311,729	-	-	-	(7,359,951)	(1,048,081)
Issuance of common stock for technology license	-	-	2,000	2	-			-	-	2
Effective of Merger with Native American Group, Inc. (formerly Flight Management International, Inc.)	-	-	351,829	352	25,580	-	-	-	-	25,932
Preferred shares issued in exchange for services	500,000	50	-	-	399,950	-	-	-	-	400,000
Common shares issued in exchange for services	-	-	10,000,000	10,000	7,990,000	-	-	-	-	8,000,000
Sale of Common Stock	-	-	490,000	490	104,510	-	-	-	-	105,000
Common stock issued in exchange for expenses	-	-	45,000	45	30,955	-	-	-	-	31,000
Contributed capital by majority shareholders	-	-	-	-	2,486	-	-	-	-	2,486
Net loss for the year ended December 31, 2009	-	-	-	-	-	-	-	-	(9,144,034)	(9,144,034)
Balance, December 31, 2009	500,000	50	11,030,003	11,030	14,865,210	-	-	-	(16,503,985)	(1,627,695)
Shares issued for fractional roundup (merger)	-	-	4,425	4	-	-	-	-	-	4
Issuance of common stock for technology license	-	-	2,000,000	2,000	1,998,000	-	-	-	-	2,000,000
Common shares issued for conversion of debt	-	-	9,117,702	9,118	1,313,639	-	-	-	-	1,322,757
Sale of Common Stock	-	-	160,000	160	36,340	-	-	-	-	36,500
Common stock issued in exchange for expenses	-	-	18,000	18	21,222	-	-	-	-	21,240
Sub-total	500,000	50	22,330,130	22,330	18,234,411	-	-	-	(16,503,985)	1,752,806
Common shares issued - conversion of debt	-	-	923,000	923	201,077	-	-	-	-	202,000
Sale of Common Stock	-	-	303,400	303	86,397	-	-	-	-	86,701
Common stock issued in exchange for expenses	-	-	1,475,000	1,475	589,775	-	-	-	-	591,250
Net loss for the six months ended June 30, 2010	-	-	-	-	-	-	-	-	(567,007)	(567,007)
Balance, June 30, 2010	500,000	$50	25,031,530	$25,031	$19,111,660	-	$-	$--	$(17,070,992)	$2,065,749

See the accompanying notes to these unaudited financial statements

F-6

NATIVE AMERICAN ENERGY GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(a development stage company) (unaudited) (RESTATED)

			From January 18, 2005
	Six months ended June 30,		(date of inception) through
	2010	2009	June 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(567,007)	$(126,908)	$(17,070,992)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	38,149	34,713	269,317
Impairment losses	80,875	-	4,719,442
Common stock issued for services and expenses	612,493	-	9,151,925
Preferred stock issued for services	-		400,000
(Increase) decrease in:
Prepaid expenses	(486,771)	-	(486,771)
Licensing		-	(30,000)
Surety bonds	(832)	(1,654)	(174,460)
Guarantee fees	169,271	-	-
Security deposits	-	8,833	(159,612)
Increase (decrease) in:
Accounts payable	(135,477)	67,967	1,133,782
Net cash used in operating activities	(289,299)	(17,049)	(2,247,369)

CASH FLOWS FROM INVESTING ACTIVITIES:
Oil and gas properties, unevaluated	(21,791)	(8,172)	(1,228,353)
Purchase of property and equipment	-	-	(2,659,973)
Net cash provided by (used in) investing activities	(21,791)	(8,172)	(3,888,326)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and subscriptions	123,200	-	884,325
Proceeds from sale of royalty interest	-	-	2,923,570
Contributions by majority shareholders	-	1,987	1,315,963
Proceeds (payments) of capital leases	-	(37,434)	(497,102)
Proceeds (payments) of loans payable	214,018	4,000	1,399,418
Proceeds (payments) of notes payable	(19,960)	56,563	121,604
Net cash (used in) provided by financing activities	(317,258)	25,116	6,147,778

Net increase (decrease) in cash and cash equivalents	6,168	(105)	12,083
Cash and cash equivalents, beginning of period	5,915	874	-

Cash and cash equivalents, end of period	$12,083	$769	$12,083

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$-	$-	$-
Cash paid during the period for taxes	$-	$-	$800

NONCASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for services rendered	$612,493	$-	$9,151,925
Common stock issued for licenses	$2,000,000	$-	$2,000,002
Common stock issued for conversion of debt	$1,524,757	$-	$1,524,757
Preferred stock issued for services rendered	$-		$400,000

See the accompanying notes to these unaudited financial statements

F-7

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the presentation of the accompanying financial statements follows:

General
The accompanying condensed consolidated financial statements as of June 30, 2010 and for the three and six months ended June 30, 2010 and 2009 are unaudited. These financial statements have been prepared in accordance with the instructions to Form 10-Q, and therefore, do not include all the information necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 2010 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2010. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated December 31, 2009 financial statements and footnotes thereto included in the Company’s Annual Report on Form 10 filed with the Securities and Exchange Commission (the “SEC”).

Business and Basis of Presentation

The registrant, Native American Energy Group, Inc., formerly Flight Management International, Inc. was incorporated under the laws of the State of Delaware on November 1, 1996.  The Company leases and using enhanced oil recovery capabilities, revitalizes abandoned oil fields which were previously developed and capped. The oil and natural gas fields are owned by individual land owners and located on native and non-native American lands in the State of Montana and Alaska.

The consolidated financial statements include the accounts of the Company, including NAEG Alaska Corporation (formerly Fowler Oil and Gas Corporation) and Native American Group, NAEG Alaska is wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

To implement its current business plan, significant additional financing will be required and the Company will need to be successful in its efforts to identify, acquire and develop oil and gas reserves that are economically recoverable.

The Company is in the development stage as defined by Accounting Standards Codification subtopic 915-10 Development Stage Entities (“ASC 915-10”) with its efforts principally devoted to developing oil and gas reserves. To date, the Company, has not generated sales revenues, has incurred expenses and has sustained losses.  Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise.  For the period from inception through June 30, 2010, the Company has accumulated losses of $17,070,992.

Reverse Acquisition

On October 23, 2009, the Company consummated a Plan of Merger and Merger Agreement with Flight Management International, Inc, a Delaware corporation and wholly-owned subsidiary of the Company (the “Subsidiary”) and Native American Energy Group, Inc., a Nevada corporation.

Pursuant to the Merger Agreement, on October 23, 2009, the Subsidiary merged with and into Native American Energy Group, Inc. resulting in Native American Energy Group, Inc. becoming a wholly-owned subsidiary of the Company (the “Merger”). Pursuant to the Merger Agreement, the Company issued 143,174 shares of its common stock (the “Acquisition Shares”) to the shareholders of Native American Energy Group, Inc.; and 10,000,000 shares of common stock and 500,000 shares of convertible preferred stock to two officers of Native American Energy Group, Inc., total of which representing approximately 92.5% of the issued and outstanding fully diluted common stock following the closing of the Merger. Also, 351,829 shares issued and outstanding were retained for shareholders prior to reverse merger. Simultaneously with the Merger, the Company changed its name from Flight Management International, Inc. to Native American Energy Group, Inc.   Pursuant to the Merger Agreement, the outstanding shares of common stock of Native American Energy Group, Inc. were cancelled. Prior to the Merger, the Company was an inactive corporation with no significant assets and liabilities and was considered as “Shell Company” under the SEC guidelines.

F-8

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)
As a result of the Merger, there was a change in control of the Company. In accordance with Accounting Standards Codification subtopic 805-10, Business Combinations (“ASC 805-10) Accounting Standards Codification subtopic 805-10, Business Combinations (“ASC 805-10), the Company was the acquiring entity. In substance, the Share Exchange is a recapitalization of the Company’s capital structure rather than a business combination and accounted for as such.

The total consideration paid was $25,932 and the significant components of the transaction are as follows:

Native American Energy Group, Inc. (Formerly Flight Management International, Inc.)
Summary Statement of Financial Position
At October 23, 2009

Assets:	$-0-

Liabilities:

Net liabilities assumed	$-0-

Common stock retained	25,932

Total consideration:	$25,932

All reference to Common Stock shares and per share amounts have been retroactively restated to effect the reverse acquisition as if the transaction had taken place as of the beginning of the earliest period presented.

Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment is recorded at cost. Depreciation of assets is provided by use of a straight line method over the estimated useful lives of the related assets. Expenditures for replacements, renewals, and betterments are capitalized. Maintenance and repairs are charged to operations as incurred.

Undeveloped Oil and Gas Properties

Acquisition, exploration and development of oil and gas activities are capitalized when costs are recoverable and directly result in an identifiable future benefit, following the full cost method of accounting. Improvements that

F-9

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

increase capacity or extend the useful lives of assets are capitalized. Maintenance and turnaround costs are expensed as incurred.

Undeveloped oil and gas properties are assessed, at minimum annually, or as economic events dictate, for potential impairment. Impairment is assessed by comparing the estimated net undiscounted future cash flows to the carrying value of the asset. If required, the impairment recorded is the amount by which the carrying value of the asset exceeds its fair value.

Capitalized costs are depleted and depreciated on the unit-of-production method based on the estimated gross proved reserves once determined by the independent petroleum engineers. Depletion and depreciation is calculated using the capitalized costs, including estimated asset retirement costs, plus the estimated future costs to be incurred in developing proved reserves, net of estimated salvage value.

Costs of acquiring and evaluating unproved properties and major development projects are excluded from the depletion and depreciation calculation if and until it is determined whether or not proved reserves can be assigned to such properties. Costs of unproved properties and major development projects are transferred to depletable costs based on the percentage of reserves assigned to each project over the expected total reserves when the project was initiated. These costs are assessed periodically to ascertain whether impairment has occurred.

Depletion and amortization of oil and gas properties

The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of properties within a relatively large geopolitical cost center are capitalized when incurred and are amortized as mineral reserves in the cost center are produced, subject to a limitation that the capitalized costs not exceed the value of those reserves. All costs incurred in oil and gas producing activities are regarded as integral to the acquisition, discovery, and development of whatever reserves ultimately result from the efforts as a whole, and are thus associated with the Company’s reserves. The Company capitalizes internal costs directly identified with performing or managing acquisition, exploration and development activities. Unevaluated costs are excluded from the full cost pool and are periodically evaluated for impairment rather than amortized. Upon evaluation, costs associated with productive properties are transferred to the full cost pool and amortized. Gains or losses on the sale of oil and natural gas properties are generally included in the full cost pool unless the entire pool is sold.

Capitalized costs and estimated future development costs are amortized on a unit-of-production method based on proved reserves associated with the applicable cost center. The Company has assesses for impairment for oil and natural gas properties for the full cost pool quarterly using a ceiling test to determine if impairment is necessary. Specifically, the net unamortized costs for each full cost pool less related deferred income taxes should not exceed the following: (a) the present value, discounted at 10%, of future net cash flows from estimated production of proved oil and gas reserves plus (b) all costs being excluded from the amortization base plus (c) the lower of cost or estimated fair value of unproved properties included in the amortization base less (d) the income tax effects related to differences between the book and tax basis of the properties involved. The present value of future net revenues should be based on current prices, with consideration of price changes only to the extent provided by contractual arrangements, as of the latest balance sheet presented.

F-10

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

The full cost ceiling test must take into account the prices of qualifying cash flow hedges in calculating the current price of the quantities of the future production of oil and gas reserves covered by the hedges as of the balance sheet date. In addition, the use of the hedge-adjusted price should be consistently applied in all reporting periods and the effects of using cash flow hedges in calculating the ceiling test, the portion of future oil and gas production being hedged, and the dollar amount that would have been charged to income had the effects of the cash flow hedges not been considered in calculating the ceiling limitation should be disclosed. Any excess is charged to expense during the period that the excess occurs. The Company did not have any hedging activities during the six month period ended June 30, 2010. Application of the ceiling test is required for quarterly reporting purposes, and any write-downs cannot be reinstated even if the cost ceiling subsequently increases by year-end. Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

Abandonment of properties is accounted for as adjustments of capitalized costs with no loss recognized.

During the years ended December 31, 2009 and 2008, the Company management performed an evaluation of its unproved properties for purposes of determining the implied fair value of the assets at the end of each respective year. The test indicated that the recorded remaining book value of its unproved properties exceeded its fair value for the years ended December 31, 2009 and 2008.  As a result, upon completion of the assessment, management recorded a non-cash impairment charge of $172,594, net of tax, or $0.02 per share during the year ended December 31, 2009 and $4,465,973, net of tax, or $0.88 per share during the year ended December 31, 2008 to reduce the carrying value of the unproved properties to $-0-. Considerable management judgment is necessary to estimate the fair value.  Accordingly, actual results could vary significantly from management’s estimates.

During the six months ended June 30, 2010, the Company management performed an evaluation of its unproved properties for purposes of determining the implied fair value of the assets at the end of each period. The test indicated that the recorded remaining book value of its unproved properties exceeded its fair value for the six months ended June 30, 2010.  As a result, upon completion of the assessment, management recorded a non-cash impairment charge of $80,875 net of tax, or $0.004 per share during the six months ended June 30, 2010 to reduce the carrying value of the unproved properties to $-0-. Considerable management judgment is necessary to estimate the fair value.  Accordingly, actual results could vary significantly from management’s estimates.

Intangible assets

The Company accounts for and reports acquired goodwill and other intangible assets under Accounting Standards Codification subtopic 305-10, Intangibles, Goodwill and Other (“ASC 305-10”). In accordance with ASC 305-10, the Company tests its intangible assets for impairment on an annual basis and when there is reason to suspect that their values have been diminished or impaired. Any write-downs will be included in results from operations.

In March 2010, the Company executed an amendment to their original agreement with Windaus Energy Inc. (of Canada), whereby the Company acquired manufacturing, marketing, sales, sublicensing and distribution rights to bring to the U.S. market Windaus’ Vertical Axis Wind Turbine Energy Systems. The management has estimated value of these rights $2,500,000.

F-11

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company amortizes its intangible assets using the straight-line method over their estimated period of benefit.  The estimated remaining useful life of the sublicensing and distribution agreement is approximately 27 years with no expected residual value. The Company periodically evaluates the recoverability of intangible assetS and takes into account events or circumstances that warrant revised estimates of useful lives or indicate that impairment exists.

The Company recorded amortization of $23,148 during the six months ended June 30, 2010.

Year ended December 31,
2010	$46,296
2011	92,593
2012	92,593
2013	92,593
2014 and after	2,152,777
Total	$2,476,852

Asset Retirement Obligations

The Company accounts for reclamation costs under the provisions of Accounting Standards Codification subtopic 410-20, Asset Retirement and Environmental Obligations, Asset Retirement Obligations (“ASC 410-20”). ASC 410-20 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Specifically, the Statement requires that retirement obligations be recognized when they are incurred and displayed as liabilities with the initial measurement being at the present value of estimated third party costs. In addition, the asset retirement cost is capitalized as part of the assets’ carrying value and subsequently allocated to expense over the assets’ useful lives. There are no changes in the carrying amounts of the asset retirement obligations as no expenses have yet been incurred.

The Company is obligated to maintain a surety bond in conjunction with certain acquired leases.  Our obligation for site reclamation does not become a liability until production begins.

Revenue Recognition

Revenues from the sale of petroleum and natural gas are recorded when title passes from the Company to its petroleum and/or natural gas purchaser and collectability is reasonably assured. The Company will begin recording revenue once it is determined there are proved reserves and production commences.

Stock based payments

Effective for the year beginning January 1, 2006, the Company has adopted Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  Pro-forma disclosure is no longer an alternative. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in ASC 718-10.  The Company implemented AC 718-10 on January 1, 2006 using the modified prospective method.

As of June 30, 2010 and 2009, there were no outstanding employee stock options.

Fair Values

In the first quarter of fiscal year 2008, the Company adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”). ASC 820-10 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. ASC 820-10 delays, until the first quarter of fiscal year 2009, the effective date for ASC 820-10 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of ASC 820-10 did not have a material impact on the Company’s financial position or operations.

F-12

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense was $-0- for the years ended June 30, 2010, 2009 and from January 18, 2005 (date of inception) through June 30 2010.

Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

At June 30, 2010, the significant components of the deferred tax assets (liabilities) are summarized below:

Net operating loss carry forwards expiring through 2030	$17,000,000

Tax Asset	5,900,000
Less valuation allowance	(5,900,000)

Balance	$—

Comprehensive

The Company does not have any items of comprehensive income in any of the periods presented.

Net Loss per Share

The Company has adopted Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”) which specifies the computation, presentation and disclosure requirements of earnings per share information. Basic earnings per share have been calculated based upon the weighted average number of common shares outstanding. The Company’s common stock equivalents, represented by convertible preferred stock, were not considered as including such would be anti-dilutive.

Reliance on Key Personnel and Consultants

The Company has 3 full-time employees who are executive officers and 0 part-time employees.  Additionally, there are outside consultants performing various specialized services.  The Company is heavily dependent on the continued active participation of these current executive officers, employees and key consultants. The loss of any of the senior management or key consultants could significantly and negatively impact the business until adequate replacements can be identified and put in place.

F-13

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions.  At times, such investments may be in excess of the FDIC insurance limit.

Recent Accounting Pronouncements

In May 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-19 (ASU 2010-19), Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates. The amendments in this Update are effective as of the announcement date of March 18, 2010. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the financial position, results of operations or cash flows of the Company.

In April 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-17 (ASU 2010-17), Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition. The amendments in this Update are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. If a vendor elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity should apply the amendments retrospectively from the beginning of the year of adoption. The Company does not expect the provisions of ASU 2010-17 to have a material effect on the financial position, results of operations or cash flows of the Company.

In February 2010, the FASB issued Accounting Standards Update 2010-09 (ASU 2010-09), "Subsequent Events (Topic 855)."  The amendments remove the requirements for an SEC filer to disclose a date, in both issued and revised financial statements, through which subsequent events have been reviewed.  Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP.  ASU 2010-09 is effective for interim or annual financial periods ending after June 15, 2010.  The Company does not expect the provisions of ASU 2010-09 to have a material effect on the financial position, results of operations or cash flows of the Company

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's consolidated financial position, results of operations or cash flows.

F-14

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 2 – GOING CONCERN MATTERS

The Company has incurred a net loss of $567,007 and $126,908 for the six months ended June 30, 2010 and 2009, respectively. The Company has incurred significant losses and has an accumulated deficit of $17,070,992 at June 30, 2010. These factors raised substantial doubt about the Company’s ability to continue as going concern.

There can be no assurance that sufficient funds will be generated during the next twelve months or thereafter from the Company’s current operations, or those funds will be available from external sources such as debt or equity financings or other potential sources.  The lack of additional capital could force the Company to curtail or cease operations and would, therefore, have a material adverse effect on its business.  Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company's existing stockholders.

The accompanying financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 3 – OIL AND GAS PROPERTIES, UNEVALUATED

Oil and Gas properties are comprised of acquired leases on Native American tribal lands and non-native lands in the states of Montana and Alaska.  All properties are currently in development stage.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment are comprised of the following:

	June 30, 2010	December 31, 2009
Field equipment	$417,680	$417,680
Office equipment	40,283	40,283
Furniture and fixtures	31,704	31,704
Transportation equipment	67,176	67,176
Leasehold improvements	39,806	39,806
Leased equipment	585,000	585,000
Total	1,181,649	1,181,649
Less accumulated depreciation	(526,053)	(451,968)
Net	$655,596	$729,681

Depreciation is recorded ratably over the estimated useful lives of 5 to 10 years.  Depreciation expense was $15,001, $34,713 and $110,583 for the six months ended June 30, 2010 and 2009 and from January 18, 2005 (date of inception) through June 30, 2010 respectively.

F-15

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 5 – SURETY BONDS

The Company has an aggregate of $174,460 and 173,628 as of June 30, 2010 and December 31, 2009, respectively, deposited in a financial institution as collateral for posted surety bonds with various governmental agencies as assurance for possible well-site reclamation, if required. The Company is obligated to maintain a surety bond in conjunction with certain acquired leases.  Our obligation for site reclamation does not become a liability until production begins.

NOTE 6 – GUARANTEE FEES

In connection with the execution of the capital lease obligation, two Company officers and relatives shareholders provided real estate collateral and personal guarantees to the financial institution in exchange for an obligation of $325,000 of which $43,100 remains unpaid to officers and relatives as of June 30, 2010.  The guarantee fees are amortized ratably over the term of the related lease.   This lease was converted into the Company’s common stock during the quarter ended March 31, 2010 and the unamortized balance of $169, 271 was written off accordingly.

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses are comprised of the following:

	June 30, 2010	December 31, 2009
Accounts payable and accrued expenses	$692,563	$1,110,007
Accrued expenses, related parties	18,000	44,400
Accrued interest	127,718	114,852
	$838,281	$1,269,259

F-16

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 8 – NOTES PAYABLE

Notes payable are comprised of the following:

	June 30, 2010	December 31, 2009
Note payable, due in monthly installments of $530 including interest of 9.75%, due to mature in August 2010, secured by related equipment. Currently in default	$10,109	$10,109

Note payable, due in monthly installments of $369 including interest of 2.9%, due to mature in April 2013, secured by related equipment. Currently in default	$14,788	$14,788

Note payable, due in monthly installments of $246 including interest of 16.94%, due to mature in July 2011, secured by related equipment. Currently in default	$6,312	$6,312

Note payable, due in monthly installments of $1,022 including interest of 18.89%, due to mature in July 2013, secured by related equipment. Currently in default	$37,001	$37,001

Note payable, due July 1, 2006 with interest at 25% per annum, unsecured. Currently in default.	-	157,800
Note payable, due to mature in March 2010 at 0% interest. Currently in default.	471,500	-
Sub-total	539,710	226,010
Less current portion	373,046	226,010
Long term portion	$166,664	$-

NOTE 9 – LOANS PAYABLE

Loans payable are comprised of the following:

	June 30, 2010	December 31, 2009
Loan payable, - bearing 7.5% per annum with no specific due date, guaranteed by Company officers. Currently in default.	$130,000	$130,000
Various loans payable, with interest rates from 4% to 20% per annum, unsecured, currently in default	391,634	1,055,400
Total	521,634	1,185,400
Less current portion	521,634	1,185,400
Long term portion	$-0-	$-0-

F-17

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 10 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 1,000,000 shares of its $0.0001 par value preferred stock.  As of June 30, 2010 and December 31, 2009, there were 500,000 and 500,000 shares issued and outstanding respectively.

On September 22, 2009, the Company’s Board of Directors designated 1,000,000 shares of its authorized preferred stock to be Series A Convertible Preferred Stock.  The general attributes of the Series A Convertible Preferred Stock is as follows:

Dividends.  Holders of Series A Convertible Preferred Stock shall be entitled to receive dividends when and if declared by the Board of Directors.  Notwithstanding the forgoing, no dividends or other distributions shall be made or declared, in cash or in kind, in any other shares of the Company without the consent of the holders of Series A Convertible Preferred Stock unless and until a dividend of like amount is first paid in full to holders of Series A Convertible Preferred Stock.

Voting Rights. Holders of Series A Convertible Preferred Stock will have the right to that number of votes determined by multiplying the number of shares issuable upon conversion of the Series A Convertible Preferred Stock by 1,000.

Conversion.  Holders of Series A Convertible Preferred Stock will have the right to convert the Series A Convertible Preferred Stock at the option of the holder, at any time, into same number of common shares, subject to certain fundamental transaction adjustments.

On October 23, 2009, in conjunction with the reverse acquisition, the Company issued an aggregate of 500,000 shares of Series A Preferred Stock to principal officers of the Company.

Common stock

The Company is authorized to issue 1,000,000,000 shares of its $0.001 par value common stock.  As of June 30, 2010 there were 25,031,530 shares issued and outstanding.

On October 23, 2009, the Company affected a ten thousand-for-one (10,000 to 1) reverse stock split of its issued and outstanding shares of common stock, $0.001 par value. All references in the consolidated financial statements and the notes to consolidated financial statements, number of shares, and share amounts have been retroactively restated to reflect the forward split.

During the year ended December 31, 2005, the Company issued an aggregate of 920 shares of common stock for services rendered at approximately $500.00 per share.  The valuations of common stock issued for services were based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.

During the year ended December 31, 2006, the Company issued an aggregate of 186 shares of common stock for services rendered and expenses at approximately $121.97 per share.  The valuations of common stock issued for services were based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.

F-18

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 10 – STOCKHOLDERS’ EQUITY (continued)

During the year ended December 31, 2009, the Company issued an aggregate of 10,045,000 shares of common stock for services rendered and expenses at approximately $0.80 per share.  The valuations of common stock issued for services were based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.

During the six months ended June 30, 2010, the Company converted various outstanding debts including loans, equipment leases and account payables.  Pursuant to the various debt conversion agreements and pay-off letters, the Company converted 13 promissory notes and accrued interest, an equipment lease and an account payable totaling $1,524,757 into the Company’s common stock at various conversion prices ranging from $0.07 to $0.80 per share. An aggregate of 10,040,702 shares of common stock were issued in exchange for full release from such debt obligations.

On June 10, 2010, the Company issued and deposited 1,000,000 shares into an attorney escrow account as part of a proposed financing arrangement. The shares will be returned to treasury if the proposed financing is not completed by September 15, 2010.

On May 24, 2010, the Company issued 375,000 shares to a consultant for consulting services.

During the six months ended June 30, 2010, the Company issued an aggregate of 1,493,000 shares of common stock for services rendered and expenses at between approximately $0.20 and $1.18 per share.  The valuations of common stock issued for services were based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.

NOTE 11 – COMMITMENTS AND OBLIGATIONS

Overriding Royalty Interests

On April 11, 2005, the principal shareholders of the company formed NAEG Founders Holding Corporation (formerly NAEG Founders Corporation) for the purpose of selling a 5% Overriding Royalty Interest in the Company’s future oil & gas production. The Company sold a 5% Overriding Royalty Interest on future potential oil & gas production from oil & gas properties held and operated by the Company. During the years ended December 31, 2007 and 2008, the Company received payments of $1,715,000 and $1,208,570, respectively, and was recorded as additional paid in capital in each respectively year.

Mineral Royalty Payments & Oil & Gas Lease Payments

The Company is obligated to pay royalties to the lessors of its oil fields under the oil and gas leases with payments ranging from 16.67% to 20% of any production revenue. The Company is obligated for a minimum of $3.00 per acre per year in lease rental payments in Montana. Company has fully paid-up several leases in advance therefore not requiring any yearly lease rental payments.

Windaus Technology License

The Company entered into an amendment to its original license and distribution agreement with Windaus Energy in March 2010. As per the agreement, the Company committed to a cash commitment of $500,000 via a promissory note.  The note has a 0% interest rate. As of June 30, 2010 the Company made payments totaling $28,500 and the balance as of June 30, 2010 is $471,500.  Of this remaining amount, $304,836 is the short term portion and the long term portion is $166,664 (8 months at $20,833 per month).  See section titled ‘Material Commitments’ on page 40 of Item 2 – Financial Information and “Note 8 – Notes Payable” on page F-17.

F-19

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 11 – COMMITMENTS AND OBLIGATIONS (continued)

At June 30, 2010, future minimum lease payments are as follows:

2010	$4,812
2011	$9,624
2012	$9,624
2013	$9,624

Operating leases

1.	The Company leases office space in New York at approximately $4,766 per month. Lease expires December 31, 2010. Currently leasing space on a month to month basis. Currently in default.

2.	The Company leases office space in Montana on a month to month basis at approximately $425 per month. Currently in default.

3.	The Company leases office space in Alaska on a month to month basis at approximately $390 per month. Currently in default.

The office lease expenses for the Company’s field offices in Alaska and Montana have been included on the balance sheet in Oil & Gas Properties.

At June 30, 2010, future minimum lease payments are as follows:

2010	$33,500
2011	$66,972
2012	$66,972
2013	$66,972
Thereafter	-

Total lease rental expenses for the six months ended June 30, 2010 was $38,600.

Consulting agreements

The Company has consulting agreements with outside contractors. The Agreements are generally month to month. The Company hired Pasquale Guadagno, former President of Flight Management International Inc. on November 1, 2009 as a consultant. The Agreement is for five months. The total consulting fee paid to him is $160,000.

As per a consulting agreement executed on June 10, 2010, the Company is obligated to pay a two percent (2%) Overriding Royalty Interest on the oil production from one specific oil well in Montana for which Company is pursuing initial development capital for. In addition, it is obligated to pay a 10% success fee to the consultant in the event the funding is completed as a result of consultant’s efforts.

F-20

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 11 – COMMITMENTS AND OBLIGATIONS (continued)

As per a consulting agreement executed on May 13, 2010, the Company is obligated to pay a success fee of seven percent (7%), inclusive of all fees, in cash of the amount of capital raised as a result of contacts by the consultant.

Litigation

On March 19, 2010, Plaintiffs, putative investors in NAEG Founders Holding Corporation, filed a complaint in the Supreme Court of the State of New York, Nassau County against the Company, certain of its officers, and others.  Plaintiffs’ complaint alleges, among other things, that the Company and/or its affiliates and officers have breached fiduciary duties purportedly owed Plaintiffs and committed common law fraud through misrepresentations in the course of soliciting investments.  Plaintiffs seek an order granting Plaintiffs certain disclosures, unfettered access to various corporate books and records, and termination of the current officers and directors of the Company.  Plaintiffs also seek compensatory damages in an amount to be determined at trial, but alleged in the complaint to equal or exceed the amount of their putative investments in the Company and/or its affiliates.

On March 25, 2010, Plaintiffs filed an order to show cause in the Supreme Court of the State of New York, Nassau County in support of their request for an order granting Plaintiffs specific relief; namely, the setting of a date for a shareholders’ meeting of NAEG Founders Holding Corporation, inspection of books and records of NAEG Founders Holding Corporation, and an accounting from the Company’s corporate officers’ as to their interests in the Company and its affiliates.

On May 6, 2010, the Company filed an order to show cause requesting an order transferring this matter to New York County, pursuant to the terms of a contractual forum selection clause, and staying the entire action pending determination of the change of venue motion.  On May 6, 2010, oral argument was held on the Company’s request for a stay, after which the Court granted an interim stay tolling the Company’s time to respond to Plaintiffs’ motion and complaint.  Plaintiffs served their formal response in opposition to the Company’s change of venue motion on June 3, 2010.  The Company served its reply in support of its venue motion on June 18, 2010.  The Court has not yet rendered a decision on the Company’s change of venue motion.

The Company intends to continue to contest the case vigorously.

The Company is being represented by Bachner & Associates, P.C. in New York. They are unable at this time to render an opinion that the likelihood of an unfavorable outcome is either probable or remote, or to estimate the amount or range of probable loss.

NOTE 12 – RELATED PARTY TRANSACTIONS

From January 18, 2005 (date of inception) through June 30, 2010, principal shareholders have contributed an aggregate of $1,315,963 in working capital with the funds thereof reflected as additional paid in capital in the Company’s financial statements.

In conjunction with the reverse acquisition as described in Note 1 above, the Company issued an aggregate of 10,000,000 shares of common stock and 500,000 shares of convertible preferred stock to two officers of Native American Energy Group, Inc which represents approximately 90% of the post acquisition shares outstanding.

Officers and their relatives have loaned funds to the Company from time to time.

F-21

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 13 – INCOME TAXES

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

At June 30, 2010 the Company has available for federal income tax purposes a net operating loss carry forward of approximately $17,000,000 expiring in the year 2029 that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Due to significant changes in the Company’s ownership, the future use of its existing net operating losses may be limited. Components of deferred tax assets as of June 30, 2010 are as follows:

Noncurrent:
Net operating loss carry forward	$5,900,000
Valuation allowance	(5,900,000)
Net deferred tax asset	$-

The total provision differs from the amount that would be obtained by applying the federal statutory rate of 35% to income before income taxes, as follows:

Expected tax provision (benefit)	$(5,900,000)
Effect of:
State income taxes, net of federal benefit	-
Net operating loss carry forward	2,750,000
Increase in valuation allowance	3,150,000
Graduated rates	-
$5,900,000

NOTE 14-RESTATEMENT

The Company’s Balance Sheet has been restated as of June 30, 2010 along with the six month period ended June 30, 2010 and inception to date through June 30, 2010 Statement of Operations and Statements of Cash Flows to reflect a impairment charge of $80,875 incurred upon valuation of certain oil and gas properties and to record amortization of acquired licensing of $23,148.

The effects of the restatement on the Statement of Operations for the three and six month periods ended June 30, 2010 are as follows:

	Three Months Ended June 30, 2010	Six Months Ended June 30, 2010
Net Loss as previously reported:	$(218,299)	$(462,984)
Error corrections:
Impairment charges	(39,109)	(80,875)
Amortization	(23,148)	(23,148)

Net Loss (as restated)	$(280,556)	$(567,007)

Per share effects:
Net loss per common share, as previously reported	$(0.01)	$(0.02)
Error corrections	-	(0.01)

Net loss per common share, as restated	$(0.01)	$(0.03)

F-22

NATIVE AMERICAN ENERGY GROUP, INC.

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets as of December 31, 2009 and 2008	F-2

Consolidated Statements of Operations for the years ended December 31, 2009, 2008 and from the period January 18, 2005 (date of inception) to December 31, 2009	F-3

Consolidated Statement of Stockholders’ Equity for the period from January 18, 2005 (date of inception) to December 31, 2009	F-4 to F-5

Consolidated Statements of Cash Flows for the year ended December 31, 2009, 2008 and from the period January 18, 2005 (date of inception) to December 31, 2009	F-6

Notes to the Consolidated Financial statements	F-7 to F-22

DWARKA KALANTRY

CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Native American Energy Group Inc.

New York, New York

We have audited the accompanying consolidated balance sheet of Native American Energy Group, Inc. (the “Company”), a development stage company as of December 31, 2009 and 2008 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to the above present fairly, in all material respects, the financial position of Native American Energy Group, Inc. as of December 31, 2009 and 2008, and the consolidated results of operations, changes in stockholders’ equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

 The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the accompanying consolidated financial statements, the Company has suffered recurring losses from operations and does not have sufficient cash or working capital to meet anticipated requirements through 2010. This raises substantial doubt about the Company's ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Dwarka Kalantry CPA

Forest Hills, New York
July 26, 2010

NATIVE AMERICAN ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(a development stage company)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash	$5,915	$874
Accounts receivable, other	-	-
Total current assets	5,915	874

Property, plant and equipment:
Plant and equipment, net	729,681	870,351
Total property, plant and equipment	729,681	870,351

Other assets:
Collateral on surety bonds	173,628	181,729
Guarantee fees	169,271	209,896
Security deposits	159,612	289,444
Total other assets	502,511	681,069

Total assets	$1,238,107	$1,552,294

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$1,269,259	$937,876
Capital leases and notes payable, short term portion	226,010	187,715
Loans payable	1,185,400	1,279,550
Total current liabilities	2,680,669	2,405,141

Long term debt:
Capital leases	185,133	195,234
Total long term debt	185,133	195,234

Commitments and contingencies

Stockholders' deficit:
Preferred stock, par value $0.0001; 1,000,000 shares authorized, 500,000 and -0- shares issued and outstanding as of December 31, 2009 and 2008, respectively	50	-
Common stock, par value $0.001; 1,000,000,000 shares authorized, 11,030,003 and 141,174 shares issued and outstanding as of December 31, 2009 and 2008, respectively	11,030	141
Additional paid in capital	14,865,210	6,311,729
Deficit accumulated during exploration stage	(16,503,985)	(7,359,951)
Total stockholders' deficit	(1,627,695)	(1,048,081)

Total liabilities and stockholders' deficit	$1,238,107	$1,552,294

See the accompanying notes to these financial statements

NATIVE AMERICAN ENERGY GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(a development stage company)

			From January 18, 2005
	Year ended December 31,		(date of inception) through
	2009	2008	December 31, 2009
			(unaudited)
REVENUE	$-	$-	$-

Operating expenses:
Selling, general and administrative	8,735,741	508,667	11,207,807
Impairment of undeveloped properties	172,594	4,465,973	4,638,567
Depreciation and amortization	29,402	23,809	95,582
Total operating expenses	8,937,737	4,998,449	15,941,956

Loss from operations	(8,937,737)	(4,998,449)	(15,941,956)

Other income (expense):
Interest income	3,308	6,363	25,051
Other income	-	83,609	118,084
Interest expense	(209,605)	(202,622)	(705,164)

Loss before provision for income taxes	(9,144,034)	(5,111,099)	(16,503,985)

Provision for income taxes (benefit)	-	-	-

NET LOSS	(9,144,,034)	(5,111,099)	(16,503,985)

Net loss per common share, basis and fully diluted	$(4.19)	$(37.77)

Weighted average number of common shares outstanding, basic and fully diluted	2,181,667	135,323

See the accompanying notes to these financial statements

NATIVE AMERICAN ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
(a development stage company)
From January 18, 2005 (date of inception) through December 31, 2009

									Deficit Accumulated
								Common	during
	Preferred stock		Common stock		Additional	Common shares to be issued		Stock	Development
	Shares	Amount	Shares	Amount	Paid in Capital	Shares	Amount	Subscription	Stage	Total
Shares outstanding at inception	-	$-	30	$-	$-	-	$-	$-	$-	$-
Sale of common stock	-	-	97,500	98	48,652	-	-	-	-	48,750
Common stock issued in exchange for services rendered	-	-	920	1	459,999	-	-	-	-	460,000
Contributed capital by majority shareholders	-	-	-	-	794,682	-	-	-	-	794,682
Net loss for period ended December 31, 2005	-	-	-	-	-	-	-	-	(579,779)	(579,779)
Balance, December 31, 2005 (Unaudited)	-	-	98,450	99	1,303,333	-	-	-	(579,779)	723,653
Common stock issued as debt collateral	-	-	20,640	20	(20)	-	-	-	-	-
Common stock issued in exchange for services rendered	-	-	136	-	19,500	-	-	-	-	19,500
Common stock issued in exchange for expenses	-	-	50	-	3,000	-	-	-	-	3,000
Sale of common stock	-	-	8,046	8	249,992	-	-	-	-	250,000
Common stock subscription	-	-	-	-	-	-	-	40,000	-	40,000
Contributed capital by majority shareholders	-	-	-	-	451,739	-	-	-	-	451,739
Net loss for year ended December 31, 2006	-	-	-	-	-	-	-	-	(763,264)	(763,264)
Balance, December 31, 2006 (Unaudited)	-	-	127,322	127	2,027,544	-	-	40,000	(1,343,043)	724,628
Issuance of common stock for subscription	-	-	5,000	5	39,995	-	-	(40,000)	-	-
Sale of common stock, net	-	-	17,507	17	317,358	-	-	-	-	317,375
Return of common stock issued for collateral	-	-	(20,400)	(20)	20	-	-	-	-	-
Common stock to be issued for acquisition of Fowler Oil & Gas	-	-	-	-	-	11,765	691,200	-	-	691,200
Sale of royalty rights	-	-	-	-	1,715,000	-	-	-	-	1,715,000
Cancelation of common stock issued for services	-	-	(20)	-	-	-	-	-	-	-
Contributed capital by majority shareholders	-	-	-	-	64,301	-	-	-	-	64,301
Net loss for the year ended December 31, 2007	-	-	-	-	-	-	-	-	(905,809)	(905,809)
Balance, December 31, 2007	-	$-	129,409	$129	$4,164,218	11,765	$691,200	$-	$(2,248,852)	$2,606,695
See the accompanying notes to these financial statements

NATIVE AMERICAN ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
(a development stage company)
From January 18, 2005 (date of inception) through December 31, 2009

									Deficit Accumulated
								Common	during
	Preferred stock		Common stock		Additional	Common shares to be issued		Stock	Development
	Shares	Amount	Shares	Amount	Paid in Capital	Shares	Amount	Subscription	Stage	Total
Balance, December 31, 2007	-	$-	129,409	$129	$4,164,218	11,765	$691,200	$-	$(2,248,852)	$2,606,695
Issuance of common stock for investment in wholly owned subsidiary	-	-	11,765	12	936,187	(11,765)	(691,200)	-	-	244,999
Sale of royalty rights	-	-	-	-	1,208,570	-	-	-	-	1,208,570
Contributed capital by majority shareholders	-	-	-	-	2,754	-	-	-	-	2,754
Net loss for the year ended December 31, 2008	-	-	-	-	-	-	-	-	(5,111,099)	(5,111,099)
Balance, December 31, 2008	-	-	141,174	141	6,311,729	-	-	-	(7,359,951)	(1,048,081)
Issuance of common stock for technology license	-	-	2,000	2	-			-	-	2
Effective of Merger with Native American Energy Group, Inc. (formerly Flight Management International, Inc.)	-	-	351,829	352	25,580	-	-	-	-	25,932
Preferred shares issued in exchange for services	500,000	50	-	-	399,950	-	-	-	-	400,000
Common shares issued in exchange for services	-	-	10,000,000	10,000	7,990,000	-	-	-	-	8,000,000
Sale of Common Stock	-	-	490,000	490	104,510	-	-	-	-	105,000
Common stock issued in exchange for expenses	-	-	45,000	45	30,955	-	-	-	-	31,000
Contributed capital by majority shareholders	-	-	-	-	2,486	-	-	-	-	2,486
Net loss for the year ended December 31, 2009	-	-	-	-	-	-	-	-	(9,144,034)	(9,144,034)
Balance, December 31, 2009	500,000	$50	11,030,003	$11,030	$14,865,210	-	$-	$-	$(16,503,985)	$(1,627,695)

See the accompanying notes to these financial statements

NATIVE AMERICAN ENERGY GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(a development stage company)

			From January 18, 2005
	Year ended December 31,		(date of inception) through
	2009	2008	December 31, 2009
	(Restated-Note 16)	(Restated-Note 16)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,144,034)	$(5,111,099)	$(16,503,985)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	29,402	23,809	231,168
Impairment losses	172,594	4,465,973	4,638,567
Common stock issued for services and expenses	8,056,932	-	8,539,432
Preferred stock issued for services	400,000	-	400,000
(Increase) decrease in:
Accounts receivable, other	-	20,877	-
Licensing	-	-	(30,000)
Surety bonds	8,101	(6,349)	(173,628)
Guarantee fees	40,625	40,625	(169,271)
Security deposits	129,832	(260,048)	(159,612)
Increase (decrease) in:
Accounts payable	331,383	144,572	1,269,259
Deferred income	-	(77,057)	-
Net cash used in operating activities	24,835	(758,697)	(1,958,070)

CASH FLOWS FROM INVESTING ACTIVITIES:
Oil and gas properties, unevaluated	(6,787)	(1,269,393)	(1,206,562)
Purchase of property and equipment	(5,742)	(45,844)	(2,659,973)
Net cash provided by (used in) investing activities	(12,529)	(1,315,237)	(3,866,535)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and subscriptions	105,000	-	761,125
Proceeds from sale of royalty interest	-	1,208,570	2,923,570
Contributions by majority shareholders	2,486	2,754	1,315,963
Proceeds (payments) of loans payable	5,000	869,550	1,436,950
Proceeds (payments) of notes payable	-	27,223	201,964
Payments of capital leases	(10,101)	(77,152)	(497,102)
Payments of loans payable	(99,150)	(152,400)	(251,550)
Payments of notes payable	(10,500)	(49,900)	(60,400)
Net cash (used in) provided by financing activities	(7,265)	1,828,645	5,830,520

Net increase (decrease) in cash and cash equivalents	5,041	(245,289)	5,915
Cash and cash equivalents, beginning of period	874	246,163	-

Cash and cash equivalents, end of period	$5,915	$874	$5,915

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$-	$-	$-
Cash paid during the period for taxes	$-	$-	$800

NONCASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for services rendered	$8,056,932	$-	$8,539,432
Common stock issued for licenses	$2	$-	$2
Preferred stock issued for services rendered	$400,000		$400,000

See the accompanying notes to these financial statements

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the presentation of the accompanying financial statements follows:

Business and Basis of Presentation

The registrant, Native American Energy Group, Inc. (the “Company”), formerly Flight Management International, Inc. was incorporated under the laws of the State of Delaware on November 1, 1996.  The Company leases and using enhanced oil recovery capabilities, revitalizes abandoned oil fields which were previously developed and capped. The oil and natural gas fields are owned by individual land owners and located on native and non-native American lands in the State of Montana and Alaska.

The consolidated financial statements include the accounts of the Company, including NAEG Alaska Corporation (formerly Fowler Oil and Gas Corporation) and Native American Group, NAEG Alaska is wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

To implement its current business plan, significant additional financing will be required and the Company will need to be successful in its efforts to identify, acquire and develop oil and gas reserves that are economically recoverable.

The Company is in the development stage as defined by Accounting Standards Codification subtopic 915-10 Development Stage Entities (“ASC 915-10”) with its efforts principally devoted to developing oil and gas reserves. To date, the Company, has not generated sales revenues, has incurred expenses and has sustained losses.  Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise.  For the period from inception through December 31, 2009, the Company has accumulated losses of $16,503,985.

Reverse Acquisition

On October 23, 2009, the Company consummated a Plan of Merger and Merger Agreement with Flight Management International, Inc, a Delaware corporation and wholly-owned subsidiary of the Company (the “Subsidiary”) and Native American Energy Group, Inc., a Nevada corporation

Pursuant to the Merger Agreement, on October 23, 2009, the Subsidiary merged with and into Native American Energy Group, Inc. resulting in Native American Energy Group, Inc. becoming a wholly-owned subsidiary of the Company (the “Merger”). Pursuant to the Merger Agreement, the Company issued 143,174 shares of its common stock (the “Acquisition Shares”) to the shareholders of Native American Energy Group, Inc.; and 10,000,000 shares of common stock and 500,000 shares of convertible preferred stock to two officers of Native American Energy Group, Inc., total of which representing approximately 92.5% of the issued and outstanding fully diluted common stock following the closing of the Merger. Also, 351,829 shares issued and outstanding were retained for shareholders prior to reverse merger. Simultaneously with the Merger, the Company changed its name from Flight Management International, Inc. to Native American Energy Group, Inc.  Pursuant to the Merger Agreement, the outstanding shares of common stock of Native American Energy Group, Inc. were cancelled. Prior to the Merger, the Company was an inactive corporation with no significant assets and liabilities and was considered as “Shell Company” under the SEC guidelines.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

As a result of the Merger, there was a change in control of the Company. In accordance with Accounting Standards Codification subtopic 805-10, Business Combinations (“ASC 805-10) Accounting Standards Codification subtopic 805-10, Business Combinations (“ASC 805-10), the Company was the acquiring entity. In substance, the Share Exchange is a recapitalization of the Company’s capital structure rather than a business combination and accounted for as such.

The total consideration paid was $25,932 and the significant components of the transaction are as follows:

Native American Energy Group, Inc. (Formerly Flight Management International, Inc.)
Summary Statement of Financial Position
At October 23, 2009

Assets:	$-0-

Liabilities:

Net liabilities assumed	$-0-

Common stock retained	25,932

Total consideration:	$25,932

All reference to Common Stock shares and per share amounts have been retroactively restated to effect the reverse acquisition as if the transaction had taken place as of the beginning of the earliest period presented.

Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment is recorded at cost. Depreciation of assets is provided by use of a straight line method over the estimated useful lives of the related assets. Expenditures for replacements, renewals, and betterments are capitalized. Maintenance and repairs are charged to operations as incurred.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Undeveloped Oil and Gas Properties

Acquisition, exploration and development of oil and gas activities are capitalized when costs are recoverable and directly result in an identifiable future benefit, following the full cost method of accounting. Improvements that increase capacity or extend the useful lives of assets are capitalized. Maintenance and turnaround costs are expensed as incurred.

Undeveloped oil and gas properties are assessed, at minimum annually, or as economic events dictate, for potential impairment. Impairment is assessed by comparing the estimated net undiscounted future cash flows to the carrying value of the asset. If required, the impairment recorded is the amount by which the carrying value of the asset exceeds its fair value.

Capitalized costs are depleted and depreciated on the unit-of-production method based on the estimated gross proved reserves once determined by the independent petroleum engineers. Depletion and depreciation is calculated using the capitalized costs, including estimated asset retirement costs, plus the estimated future costs to be incurred in developing proved reserves, net of estimated salvage value.

Costs of acquiring and evaluating unproved properties and major development projects are excluded from the depletion and depreciation calculation if and until it is determined whether or not proved reserves can be assigned to such properties. Costs of unproved properties and major development projects are transferred to depletable costs based on the percentage of reserves assigned to each project over the expected total reserves when the project was initiated. These costs are assessed periodically to ascertain whether impairment has occurred.

Depletion and amortization of oil and gas properties

The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of properties within a relatively large geopolitical cost center are capitalized when incurred and are amortized as mineral reserves in the cost center are produced, subject to a limitation that the capitalized costs not exceed the value of those reserves. All costs incurred in oil and gas producing activities are regarded as integral to the acquisition, discovery, and development of whatever reserves ultimately result from the efforts as a whole, and are thus associated with the Company’s reserves. The Company capitalizes internal costs directly identified with performing or managing acquisition, exploration and development activities. Unevaluated costs are excluded from the full cost pool and are periodically evaluated for impairment rather than amortized. Upon evaluation, costs associated with productive properties are transferred to the full cost pool and amortized. Gains or losses on the sale of oil and natural gas properties are generally included in the full cost pool unless the entire pool is sold.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Capitalized costs and estimated future development costs are amortized on a unit-of-production method based on proved reserves associated with the applicable cost center. The Company has assesses for impairment for oil and natural gas properties for the full cost pool quarterly using a ceiling test to determine if impairment is necessary. Specifically, the net unamortized costs for each full cost pool less related deferred income taxes should not exceed the following: (a) the present value, discounted at 10%, of future net cash flows from estimated production of proved oil and gas reserves plus (b) all costs being excluded from the amortization base plus (c) the lower of cost or estimated fair value of unproved properties included in the amortization base less (d) the income tax effects related to differences between the book and tax basis of the properties involved. The present value of future net revenues should be based on current prices, with consideration of price changes only to the extent provided by contractual arrangements, as of the latest balance sheet presented. The full cost ceiling test must take into account the prices of qualifying cash flow hedges in calculating the current price of the quantities of the future production of oil and gas reserves covered by the hedges as of the balance sheet date. In addition, the use of the hedge-adjusted price should be consistently applied in all reporting periods and the effects of using cash flow hedges in calculating the ceiling test, the portion of future oil and gas production being hedged, and the dollar amount that would have been charged to income had the effects of the cash flow hedges not been considered in calculating the ceiling limitation should be disclosed. Any excess is charged to expense during the period that the excess occurs. The Company did not have any hedging activities during the two year period ended December 31, 2009. Application of the ceiling test is required for quarterly reporting purposes, and any write-downs cannot be reinstated even if the cost ceiling subsequently increases by year-end. Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

Abandonment of properties is accounted for as adjustments of capitalized costs with no loss recognized.

During the years ended December 31, 2009 and 2008, the Company management performed an evaluation of its unproved properties for purposes of determining the implied fair value of the assets at the end of each respective year. The test indicated that the recorded remaining book value of its unproved properties exceeded its fair value for the years ended December 31, 2009 and 2008.  As a result, upon completion of the assessment, management recorded a non-cash impairment charge of $172,594, net of tax, or $0.02 per share during the year ended December 31, 2009 and $4,465,973, net of tax, or $0.88 per share during the year ended December 31, 2008 to reduce the carrying value of the unproved properties to $-0-. Considerable management judgment is necessary to estimate the fair value.  Accordingly, actual results could vary significantly from management’s estimates.

Intangible assets

The Company accounts for and reports acquired goodwill and other intangible assets under Accounting Standards Codification subtopic 305-10, Intangibles, Goodwill and Other (“ASC 305-10”). In accordance with ASC 305-10, the Company tests its intangible assets for impairment on an annual basis and when there is reason to suspect that their values have been diminished or impaired. Any write-downs will be included in results from operations.

Asset Retirement Obligations

The Company accounts for reclamation costs under the provisions of Accounting Standards Codification subtopic 410-20, Asset Retirement and Environmental Obligations, Asset Retirement Obligations (“ASC 410-20”). ASC 410-20 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Specifically, the Statement requires that retirement obligations be recognized when they are incurred and displayed as liabilities with the initial measurement being at the present value of estimated third party costs. In addition, the asset retirement cost is capitalized as part of the assets’ carrying value and subsequently allocated to expense over the assets’ useful lives. There are no changes in the carrying amounts of the asset retirement obligations as no expenses have yet been incurred.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company is obligated to maintain a surety bond in conjunction with certain acquired leases.  Our obligation for site reclamation does not become a liability until production begins.

Revenue Recognition

Revenues from the sale of petroleum and natural gas are recorded when title passes from the Company to its petroleum and/or natural gas purchaser and collectability is reasonably assured. The Company will begin recording revenue once it is determined there are proved reserves and production commences.

Stock based payments

Effective for the year beginning January 1, 2006, the Company has adopted Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  Pro-forma disclosure is no longer an alternative. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in ASC 718-10.  The Company implemented AC 718-10 on January 1, 2006 using the modified prospective method.

As of December 31, 2009 and 2008, there were no outstanding employee stock options.

Fair Values

In the first quarter of fiscal year 2008, the Company adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”).  ASC 820-10 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. ASC 820-10 delays, until the first quarter of fiscal year 2009, the effective date for ASC 820-10 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of ASC 820-10 did not have a material impact on the Company’s financial position or operations.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense was $-0- for the years ended December 31, 2009, 2008 and from January 18, 2005 (date of inception) through December 31, 2009.

Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

At December 31, 2009, the significant components of the deferred tax assets (liabilities) are summarized below:

Net operating loss carry forwards expiring through 2029	$16,500,000

Tax Asset	5,800,000
Less valuation allowance	(5,800,000)

Balance	$—

Comprehensive Income

The Company does not have any items of comprehensive income in any of the periods presented.

Net Loss per Share

The Company has adopted Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”) which specifies the computation, presentation and disclosure requirements of earnings per share information. Basic earnings per share have been calculated based upon the weighted average number of common shares outstanding. The Company’s common stock equivalents, represented by convertible preferred stock, were not considered as including such would be anti-dilutive.

Reliance on Key Personnel and Consultants

The Company has 3 full-time employees who are executive officers and 0 part-time employees.  Additionally, there are outside consultants performing various specialized services.  The Company is heavily dependent on the continued active participation of these current executive officers, employees and key consultants. The loss of any of the senior management or key consultants could significantly and negatively impact the business until adequate replacements can be identified and put in place.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions.  At times, such investments may be in excess of the FDIC insurance limit.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In March 2010, the FASB issued new accounting guidance, under ASC Topic 605 on Revenue Recognition.  This standard provides that the milestone method is a valid application of the proportional performance model for revenue recognition if the milestones are substantive and there is substantive uncertainty about whether the milestones will be achieved.  Determining whether a milestone is substantive requires judgment that should be made at the inception of the arrangement.  To meet the definition of a substantive milestone, the consideration earned by achieving the milestone (1) would have to be commensurate with either the level of effort required to achieve the milestone or the enhancement in the value of the item delivered, (2) would have to relate solely to past performance, and (3) should be reasonable relative to all deliverables and payment terms in the arrangement.  No bifurcation of an individual milestone is allowed and there can be more than one milestone in an arrangement.  The standard is effective for interim and annual periods beginning on or after June 15, 2010.  The Company is currently evaluating the impact the adoption of this guidance will have on its financial statements.

In February 2010, the FASB issued ASU No. 2010-09, which updates the guidance in ASC 855, Subsequent Events, such that companies that file with the SEC will no longer be required to indicate the date through which they have analyzed subsequent events. This updated guidance became effective immediately upon issuance and was adopted as of the first quarter of 2010.

In February 2010 the FASB issued Update No. 2010-08 Technical Corrections to Various Topics (“2010-08”). 2010-08 represents technical corrections to SEC paragraphs within various sections of the Codification. Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-06 Fair Value Measurements and Disclosures—Improving Disclosures about Fair Value Measurements (“2010-06”). 2010-06 requires new disclosures regarding significant transfers between Level 1 and Level 2 fair value measurements, and disclosures regarding purchases, sales, issuances and settlements, on a gross basis, for Level 3 fair value measurements. 2010-06 also calls for further disaggregation of all assets and liabilities based on line items shown in the statement of financial position. This amendment is effective for fiscal years beginning after December 15, 2010 and interim periods within those fiscal years. The Company is currently evaluating whether adoption of this standard will have a material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-05 Compensation—Stock Compensation—Escrowed Share Arrangements and Presumption of Compensation (“2010-05”). 2010-05 re-asserts that the Staff of the Securities Exchange Commission (the “SEC Staff”) has stated the presumption that for certain shareholders escrowed share represent a compensatory arrangement. 2010-05 further clarifies the criteria required to be met to establish a position different from the SEC Staff’s position. The Company does not believe this pronouncement will have any material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-04 Accounting for Various Topics—Technical Corrections to SEC Paragraphs (“2010-04”). 2010-04 represents technical corrections to SEC paragraphs within various sections of the Codification. Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (Continued)

In January 2010 the FASB issued Update No. 2010-02 Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification (“2010-02”) an update of ASC 810 Consolidation. 2010-02 clarifies the scope of ASC 810 with respect to decreases in ownership in a subsidiary to those of a subsidiary or group of assets that are a business or nonprofit, a subsidiary that is transferred to an equity method investee or joint venture, and an exchange of a group of assets that constitutes a business or nonprofit activity to a non-controlling interest including an equity method investee or a joint venture. Management does not expect adoption of this standard to have any material impact on its financial position, results of operations or operating cash flows. Management does not intend to decrease its ownership in any of its wholly-owned subsidiaries.

In January 2010 the FASB issued Update No. 2010-01 Accounting for Distributions to Shareholders with Components of Stock and Cash—a consensus of the FASB Emerging Issues Task Force (“2010-03”) an update of ASC 505 Equity. 2010-03 clarifies the treatment of stock distributions as dividends to shareholders and their affect on the computation of earnings per shares. Management does not expect adoption of this standard to have any material impact on its financial position, results of operations or operating cash flows.

NOTE 2 – GOING CONCERN MATTERS

The Company has incurred a net loss of $9,144,034 and $5,111,099 for the years ended December 31, 2009 and 2008, respectively. The Company has incurred significant losses and has an accumulated deficit of $16,503,985 at December 31, 2009. These factors raised substantial doubt about the Company’s ability to continue as going concern.

There can be no assurance that sufficient funds will be generated during the next twelve months or thereafter from the Company’s current operations, or those funds will be available from external sources such as debt or equity financings or other potential sources.  The lack of additional capital could force the Company to curtail or cease operations and would, therefore, have a material adverse effect on its business.  Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company's existing stockholders.

The accompanying financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 3 – OIL AND GAS PROPERTIES, UNEVALUATED

Oil and Gas properties are comprised of acquired leases on Native American tribal lands and non-native lands in the states of Montana and Alaska.  All properties are currently in development stage.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment are comprised of the following:

	2009	2008
Field equipment	$417,680	$416,892
Office equipment	40,283	40,283
Furniture and fixtures	31,704	31,704
Transportation equipment	67,176	61,176
Leasehold improvements	39,806	39,806
Leased equipment	585,000	585,000
Total	1,181,649	1,174,861
Less accumulated depreciation	(451,968)	(304,510)
Net	$729,681	$870,351

Depreciation is recorded ratably over the estimated useful lives of 5 to 10 years.  Depreciation expense was $29,402, $23,809 and $95,582 for the years ended December 31, 2009, and 2008 and from January 18, 2005 (date of inception) through December 31, 2009, respectively.

NOTE 5 – SURETY BONDS

The Company has an aggregate of $173,628 and 181,729 as of December 31, 2009 and 2008, respectively, deposited in a financial institution as collateral for posted surety bonds with various governmental agencies as assurance for possible well-site reclamation, if required. The Company is obligated to maintain a surety bond in conjunction with certain acquired leases.  Our obligation for site reclamation does not become a liability until production begins.

NOTE 6 – GUARANTEE FEES

In connection with the execution of a capital lease obligation, two Company officers and relatives shareholders provided real estate collateral and personal guarantees to the financial institution in exchange for an obligation of $325,000 of which $169,271 remains unpaid to officers and relatives as of December 31, 2009.  The guarantee fees are amortized ratably over the term of the related lease.   This lease was converted into the Company’s common stock in 2010.

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses are comprised of the following:

	2009	2008
Accounts payable and accrued expenses	$1,110,007	$827,443
Accrued expenses, related parties	44,400	53,700
Accrued interest	114,852	56,733
	$1,269,259	$937,876

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 8 – CAPITAL LEASE OBLIGATIONS

Property, plant and equipment include the following amounts for capitalized leases at December 31, 2009:

Drilling/Workover Rig	$585,000
Less: Accumulated depreciation and amortization	224,250
Net book value:	$360,750

Future minimum lease payments required under the capital leases are as follows:

Total minimum lease payments	$207,400
Less: amount representing interest	44,835
Subtotal	162,565
Less current portion	123,831
Long term portion	$38,734

Following is a schedule of the Company’s future minimum capital lease obligations:

Year ended December 31, 2009.

2010	164,700
2011	42,700
Total	$207,400

The Company did not make any payments on this Capital Lease during the year ended December 31, 2009 and therefore the 2009 minimum lease obligation is included in the 2010 obligation.

The capital lease was recorded at the present value of the minimum lease payments at the date of inception discounted to present value with an effective interest rate of 17%.

The present value of minimum capital lease obligations amounts to $207,400.  This lease was converted into the Company’s common stock in 2010.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 9 – NOTES PAYABLE

Notes payable are comprised of the following:

	2009	2008
Note payable, due in monthly installments of $530 including interest of 9.75%, due to mature in August 2010, secured by related equipment. Currently in default	$10,109	$10,109

Note payable, due in monthly installments of $369 including interest of 2.9%, due to mature in April 2013, secured by related equipment. Currently in default	$14,788	$14,788

Note payable, due in monthly installments of $246 including interest of 16.94%, due to mature in July 2011, secured by related equipment. Currently in default	$6,312	$6,312

Note payable, due in monthly installments of $1,022 including interest of 18.89%, due to mature in July 2013, secured by related equipment. Currently in default	$37,001	$37,434

Note payable, due July 1, 2006 with interest at 25% per annum, unsecured. Currently in default.	157,800	156,506
Total	226,010	225,149
Less current portion	226,010	225,149
Long term portion	$-	$-

NOTE 10 – LOANS PAYABLE

Loans payable are comprised of the following:

	2009	2008
Loan payable, - bearing 7.5% per annum with no specific due date, guaranteed by Company officers. Currently in default.	$130,000	$130,000
Various loans payable, with interest rates from 4% to 20% per annum, unsecured, currently in default	1,055,400	1,149,550
Total	1,185,400	1,279,550
Less current portion	1,185,400	1,279,550
Long term portion	$-0-	$-0-

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 11 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 1,000,000 shares of its $0.0001 par value preferred stock.  As of December 31, 2009 and 2008, there were 500,000 and -0- shares issued and outstanding respectively.

On September 22, 2009, the Company’s Board of Directors designated 1,000,000 shares of its authorized preferred stock to be Series A Convertible Preferred Stock.  The general attributes of the Series A Convertible Preferred Stock is as follows:

Dividends.  Holders of Series A Convertible Preferred Stock shall be entitled to receive dividends when and if declared by the Board of Directors.  Notwithstanding the forgoing, no dividends or other distributions shall be made or declared, in cash or in kind, in any other shares of the Company without the consent of the holders of Series A Convertible Preferred Stock unless and until a dividend of like amount is first paid in full to holders of Series A Convertible Preferred Stock.

Voting Rights. Holders of Series A Convertible Preferred Stock will have the right to that number of votes determined by multiplying the number of shares issuable upon conversion of the Series A Convertible Preferred Stock by 1,000.

Conversion.  Holders of Series A Convertible Preferred Stock will have the right to convert the Series A Convertible Preferred Stock at the option of the holder, at any time, into same number of common shares, subject to certain fundamental transaction adjustments.

On October 23, 2009, in conjunction with the reverse acquisition, the Company issued an aggregate of 500,000 shares of Series A Preferred Stock to principal officers of the Company.

Common stock

The Company is authorized to issue 1,000,000,000 shares of its $0.001 par value common stock.  As of December 31, 2009 there were 11,030,003 shares issued and outstanding.

On October 23, 2009, the Company affected a ten thousand-for-one (10,000 to 1) reverse stock split of its issued and outstanding shares of common stock, $0.001 par value. All references in the consolidated financial statements and the notes to consolidated financial statements, number of shares, and share amounts have been retroactively restated to reflect the forward split.

During the year ended December 31, 2005, the Company issued an aggregate of 920 shares of common stock for services rendered at approximately $500.00 per share.  The valuations of common stock issued for services were based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 11 – STOCKHOLDERS’ EQUITY (continued)

During the year ended December 31, 2006, the Company issued an aggregate of 186 shares of common stock for services rendered and expenses at approximately $121.97 per share.  The valuations of common stock issued for services were based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.

During the year ended December 31, 2009, the Company issued an aggregate of 10,045,000 shares of common stock for services rendered and expenses at approximately $0.80 per share.  The valuations of common stock issued for services were based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.

NOTE 12 – COMMITMENTS AND OBLIGATIONS

Overriding Royalty Interests

On April 11, 2005, the principal shareholders of the company formed NAEG Founders Holding Corporation (formerly NAEG Founders Corporation) for the purpose of selling a 5% Overriding Royalty Interest in the Company’s future oil & gas production. The Company sold a 5% Overriding Royalty Interest on future potential oil & gas production from oil & gas properties held and operated by the Company. During the years ended December 31, 2007 and 2008, the Company received payments of $1,715,000 and $1,208,570, respectively, and was recorded as additional paid in capital in each respectively year.

Mineral Royalty Payments & Oil & Gas Lease Payments

The Company is obligated to pay royalties to the lessors of its oil fields under the oil and gas leases with payments ranging from 16.67% to 20% of any production revenue.  The Company is obligated for a minimum of $3.00 per acre per year in lease rental payments in Montana. Company has fully paid-up several leases in advance therefore not requiring any yearly lease rental payments.

At December 31, 2009, future minimum lease payments are as follows:

2010	$9,624
2011	$9,624
2012	$9,624
2013	$9,624

Operating leases

1.	The Company leases office space in New York at approximately $4,766 per month. Lease expires December 31, 2010. Currently in default.

2.	The Company leases office space in Montana on a month to month basis at approximately $425 per month. Currently in default.

3.	The Company leases office space in Alaska on a month to month basis at approximately $390 per month. Currently in default.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 12 – COMMITMENTS AND OBLIGATIONS (continued)

The office lease expenses for the Company’s field offices in Alaska and Montana have been included on the balance sheet in Oil & Gas Properties.

At December 31, 2009, future minimum lease payments are as follows:

2010	$66,972
2011	$66,972
2012	$66,972
2013	$66,972
Thereafter	-

Total lease rental expenses for the year ended December 31, 2009 was $67,465.

Consulting agreements

The Company has consulting agreements with outside contractors. The Agreements are generally month to month. The Company hired Pasquale Guadagno, former President of Flight Management International Inc. on November 1, 2009 as a consultant. The Agreement is for five months. The total consulting fee commitment is $160,000 of which $157,000 was outstanding as of December 31, 2009.

Litigation

On March 19, 2010, Plaintiffs, putative investors in NAEG Founders Holding Corporation, filed a complaint in the Supreme Court of the State of New York, Nassau County against the Company, certain of its officers, and others.  Plaintiffs’ complaint alleges, among other things, that the Company and/or its affiliates and officers have breached fiduciary duties purportedly owed Plaintiffs and committed common law fraud through misrepresentations in the course of soliciting investments.  Plaintiffs seek an order granting Plaintiffs certain disclosures, unfettered access to various corporate books and records, and termination of the current officers and directors of the Company.  Plaintiffs also seek compensatory damages in an amount to be determined at trial, but alleged in the complaint to equal or exceed the amount of their putative investments in the Company and/or its affiliates.

On March 25, 2010, Plaintiffs filed an order to show cause in the Supreme Court of the State of New York, Nassau County in support of their request for an order granting Plaintiffs specific relief; namely, the setting of a date for a shareholders’ meeting of NAEG Founders Holding Corporation, inspection of books and records of NAEG Founders Holding Corporation, and an accounting from the Company’s corporate officers’ as to their interests in the Company and its affiliates. On May 6, 2010, the Company filed an order to show cause requesting an order transferring this matter to New York County, pursuant to the terms of a contractual forum selection clause, and staying the entire action pending determination of the change of venue motion.  On May 6, 2010, oral argument was held on the Company’s request for a stay, after which the Court granted an interim stay tolling the Company’s time to respond to Plaintiffs’ motion and complaint.  Plaintiffs served their formal response in opposition to the Company’s change of venue motion on June 3, 2010.  The Company served its reply in support of its venue motion on June 18, 2010.  The Court has not yet rendered a decision on the Company’s change of venue motion. The Company intends to continue to contest the case vigorously.

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 12 – COMMITMENTS AND OBLIGATIONS (continued)

The Company is being represented by Bachner & Associates, P.C. in New York. They are unable at this time to render an opinion that the likelihood of an unfavorable outcome is either probable or remote, or to estimate the amount or range of probable loss.

NOTE 13 – RELATED PARTY TRANSACTIONS

From January 18, 2005 (date of inception) through December 31, 2009, principal shareholders have contributed an aggregate of $1,315,963 in working capital with the funds thereof reflected as additional paid in capital in the Company’s financial statements.

In conjunction with the reverse acquisition as described in Note 1 above, the Company issued an aggregate of 10,000,000 shares of common stock and 500,000 shares of convertible preferred stock to two officers of Native American Energy Group, Inc which represents approximately 90% of the post acquisition shares outstanding.

In connection with the execution of the a capital lease obligation, two Company officers and their relatives provided real estate collateral pledges and personal guarantees to the financial institution in exchange for an obligation of $325,000 of which $169,271 remains unpaid as of December 31, 2009.  The guarantee fees are amortized ratably over the term of the related lease.  The lease obligation expires in 2014.  See note 6 for details.

Officers and their relatives have loaned funds to the Company from time to time.  See notes 9 and 10 for details.

NOTE 14 – INCOME TAXES

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

At December 31, 2009 the Company has available for federal income tax purposes a net operating loss carry forward of approximately $16,500,000 expiring in the year 2029 that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Due to significant changes in the Company’s ownership, the future use of its existing net operating losses may be limited. Components of deferred tax assets as of December 31, 2009 are as follows:

NATIVE AMERCIAN ENERGY GROUP, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 14 – INCOME TAXES (continued)

Noncurrent:
Net operating loss carry forward	$5,800,000
Valuation allowance	(5,800,000)
Net deferred tax asset	$-

The total provision differs from the amount that would be obtained by applying the federal statutory rate of 35% to income before income taxes, as follows:

Expected tax provision (benefit)	$(5,800,000)
Effect of:
State income taxes, net of federal benefit	-
Net operating loss carryforward	2,750,000
Increase in valuation allowance	3,050,000
Graduated rates	-
$5,800,000

NOTE 15 – SUBSEQUENT EVENTS

In 2010, the Company retired various outstanding debts including loans, equipment leases and account payables.  Pursuant to the various debt conversion agreements and pay-off letters, the Company converted 13 promissory notes and accrued interest, an equipment lease and an account payable totaling $1,501,186.31 into the Company’s common stock at various conversion prices ranging from $0.07 to $0.80 per share. An aggregate of 9,790,702 shares of common stock were issued in exchange for full release from such debt obligations.

On March 19, 2010, Plaintiffs, putative investors in NAEG Founders Holding Corporation, filed a complaint in the Supreme Court of the State of New York, Nassau County against the Company, certain of its officers, and others.  Please refer to Note 12 above regarding this subsequent litigation.

In March 2010, the Company executed an amendment to their original agreement with Windaus Energy Inc. (of Canada), whereby the Company acquired manufacturing, marketing, sales, sublicensing and distribution rights to bring to the U.S. market Windaus’ Vertical Axis Wind Turbine Energy Systems.

NOTE 16-RESTATEMENT OF CASH FLOWS

The Company restated the Statement of Cash Flows to reflect separate lines for payments made and proceeds from notes payable, loans payable and capital leases.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description

2.1	Memorandum of Understanding entered into as of July 10, 2007 between Robert Fowler, Chairman & majority shareholder of Fowler Oil & Gas Corp., and Native American Energy Group, Inc.*
2.2	Organization Meeting of FOG Ownership Corporation (Merger Entity for Acquisition of Fowler Oil & Gas Corporation) *
2.3	Unanimous Written Consent of NAEG and Board of Directors FOG Ownership Corporation to Merge with Fowler Oil & Gas Corporation *
2.4	Certificate of Ownership Merging FOG Ownership Corporation into Fowler Oil & Gas Corporation thereby becoming a wholly-owned subsidiary of NAEG *
2.5	Plan of Merger and Merger Agreement entered into October 19, 2009 by and between Flight Management International, Inc. and Native American Energy Group, Inc. *
3.1	Certificate of Incorporation of Native American Energy Group, Inc. *
3.2	Bylaws of Native American Energy Group, Inc. *
3.3	Certificate of Designations of Series A Convertible Preferred Stock of Flight Management International, Inc. *
10.1	Lease Purchase Agreement dated September 11, 2006 between Shell Oil Trading (US) Company and Native American Energy Group, Inc. *
10.2	Lease Purchase Agreement dated October 24, 2008 between Shell Trading and Native American Energy Group, Inc. *
10.3	Technology License and Distribution Agreement dated February 17, 2007 from Windaus Energy, Inc. in favor of Native American Energy Group. *
10.4	First Amendment dated March 8, 2010 to Technology License and Distribution Agreement dated February 17, 2007 from Windaus Energy, Inc. in favor of Native American Energy Group. *
10.5
Memorandum of Understanding dated March 8, 2010 between Windaus Energy, Inc. and Native American Energy Group, Inc. regarding the Technology License and Distribution Agreement dated February 17, 2007 from Windaus Energy, Inc. in favor of Native American Energy Group and the First Amendment dated March 8, 2010 thereto. *

99.1	Letter to FINRA dated December 16, 2009 from Native American Energy Group, Inc. regarding Delisting NVMG security*

* Filed herewith

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 15, 2010	NATIVE AMERICAN ENERGY GROUP, INC.

	By:	/s/ Joseph G. D’Arrigo
Name: Joseph G. D’Arrigo Title: Chief Executive Officer